     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 7, 1998
                                                     REGISTRATION NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                      ------------------------------------
                                    Form S-4
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                      ------------------------------------
                                 TELLABS, INC.
             (Exact Name of Registrant as specified in its Charter)

           DELAWARE                             3661                            36-3831568
(State or other jurisdiction of     (Primary Standard Industrial      (I.R.S. Employer Identification
        incorporation or             Classification Code Number)                   No.)
         organization)

                              4951 INDIANA AVENUE
                           LISLE, ILLINOIS 60532-1698
                                 (630) 378-8800
              (Address, including zip code, and telephone number,
       including area code, of Registrant's principal executive offices)
                      ------------------------------------
                              CAROL COGHLAN GAVIN
                       VICE PRESIDENT AND GENERAL COUNSEL
                            TELLABS OPERATIONS, INC.
                              4951 INDIANA AVENUE
                           LISLE, ILLINOIS 60532-1698
                                 (630) 378-8800
           (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                      ------------------------------------
                                   Copies to:

                   IMAD I. QASIM                                    N. JEFFREY KLAUDER
                  SIDLEY & AUSTIN                               MORGAN, LEWIS & BOCKIUS LLP
             One First National Plaza                              2000 One Logan Square
              Chicago, Illinois 60603                        Philadelphia, Pennsylvania 19103

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement which relates to the merger (the "Merger") of Cardinal Merger Co., a wholly owned subsidiary of Tellabs, Inc, with and into Coherent Communications Systems Corporation pursuant to the Merger Agreement described herein.

    If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

=============================================================================================================================
                                                               PROPOSED MAXIMUM       PROPOSED MAXIMUM
         TITLE OF EACH CLASS               AMOUNT TO BE         OFFERING PRICE           AGGREGATE             AMOUNT OF
    OF SECURITIES TO BE REGISTERED          REGISTERED             PER UNIT            OFFERING PRICE      REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------
                                            11,722,949
  Common Stock, $.01 par value........       shares(1)          Not Applicable        $747,948,541(2)         $220,645(3)
=============================================================================================================================

(1) Based on the maximum number of shares of Common Stock, $.01 par value per share, of Tellabs, Inc. to be delivered pursuant to Section 2.1 of the Merger Agreement (as defined herein), assuming the exercise of all currently outstanding options to purchase shares of Common Stock, $.01 par value per share, of Coherent Communications Systems Corporation ("Coherent Common Stock").
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the "Securities Act"), and computed pursuant to Rule 457(f) under the Securities Act by multiplying the average of the high and low prices of shares of Coherent Common Stock on April 3, 1998, as reported on the Nasdaq Stock Market, by 16,281,873, the number of shares of Coherent Common Stock outstanding at the close of business on April 3, 1998, assuming the exercise of all then outstanding options to purchase shares of Coherent Common Stock.
(3) Pursuant to Rule 457(b) of the Securities Act, $130,561 of the registration fee was paid on March 16, 1998 in connection with the filing of preliminary proxy/prospectus materials.
                      ------------------------------------
    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

[LOGO/COHERENT(TM)]

                                                                   April 7, 1998

Dear Stockholder:

     You are cordially invited to attend the Special Meeting of Stockholders of Coherent Communications Systems Corporation ("Coherent") to be held on May 12, 1998 at Coherent's offices located at 48085 University Drive, Ashburn, Virginia 20147, at 11:00 A.M., local time (the "Coherent Special Meeting").

     The purpose of the Coherent Special Meeting is to consider a proposal to approve and adopt the Agreement and Plan of Merger dated as of February 16, 1998 (the "Merger Agreement"), among Tellabs, Inc. ("Tellabs"), Cardinal Merger Co., a wholly owned subsidiary of Tellabs ("Sub"), and Coherent, pursuant to which Sub will be merged with and into Coherent (the "Merger"), and Coherent will become a wholly owned subsidiary of Tellabs.

     Subject to the terms and conditions of the Merger Agreement, each share of Common Stock, $.01 par value per share, of Coherent ("Coherent Common Stock") outstanding immediately prior to the effective time of the Merger will be converted into .72 of a share of Common Stock, $.01 par value per share, of Tellabs ("Tellabs Common Stock"). Cash will be paid in lieu of any fractional share of Tellabs Common Stock.

     Your Board of Directors believes that the Merger Agreement and the Merger are fair to and in the best interest of Coherent and its stockholders. Your Board has unanimously approved the Merger Agreement and recommends that you vote FOR its approval. Your Board has received a written opinion from Robert W. Baird & Co. Incorporated that the consideration to be received by Coherent's stockholders in the Merger is fair from a financial point of view. You are encouraged to read the accompanying Proxy Statement/Prospectus, which provides detailed information concerning the Merger and additional information regarding Tellabs and Coherent.

     Your vote is important, regardless of the number of shares you own. In order for the Merger Agreement to be approved and adopted, the affirmative vote of the holders of a majority of the outstanding shares of Coherent Common Stock entitled to vote thereon is required. Accordingly, on behalf of your Board of Directors, I urge you to complete, date and sign the accompanying proxy and return it promptly in the enclosed postage-paid envelope. This will not prevent you from attending the Coherent Special Meeting or voting in person, but will assure that your vote is counted if you are unable to attend the Coherent Special Meeting. You may revoke your proxy at any time by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of Coherent at Coherent's principal executive offices prior to the Coherent Special Meeting or by attending the Coherent Special Meeting and voting in person.

     On behalf of the Board of Directors, I thank you for your support and urge you to vote FOR approval of the Merger Agreement.

                                          Sincerely,

                                          /s/ Daniel L. McGinnis
                                          Daniel L. McGinnis
                                          Chief Executive Officer

                  COHERENT COMMUNICATIONS SYSTEMS CORPORATION
                             45085 UNIVERSITY DRIVE
                            ASHBURN, VIRGINIA 20174
                   NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 12, 1998

TO THE STOCKHOLDERS OF COHERENT COMMUNICATIONS SYSTEMS CORPORATION:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders of Coherent Communications Systems Corporation ("Coherent") will be held on May 12, 1998, at Coherent's offices located at 48085 University Drive, Ashburn, Virginia 20147 at 11:00 A.M., local time (the "Coherent Special Meeting"), for the following purposes:

     1. To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger dated as of February 16, 1998 (the "Merger Agreement"), among Tellabs, Inc., a Delaware corporation ("Tellabs"), Cardinal Merger Co., a Delaware corporation and a wholly owned subsidiary of Tellabs ("Sub"), and Coherent, providing for the merger of Sub with and into Coherent, pursuant to which (a) each outstanding share of Common Stock, $.01 par value per share, of Coherent (other than any shares owned by Coherent or its subsidiaries, Tellabs, Sub or any other wholly owned subsidiary of Tellabs, which will be canceled) will be converted into .72 of a share of Common Stock, $.01 par value per share, of Tellabs, and (b) Coherent will become a wholly owned subsidiary of Tellabs, all as more fully described in the accompanying Proxy Statement/Prospectus.

     2. To transact such other business as properly may come before the Coherent Special Meeting or any one or more adjournments thereof.

     Only stockholders of record at the close of business on April 3, 1998 are entitled to notice of and to vote at the Coherent Special Meeting and at any and all adjournments thereof.

     Your vote is important. Please complete the accompanying proxy and return it promptly in the addressed envelope enclosed.

                                          By Order of the Board of Directors,

                                        /s/ James A. Ounsworth
                                          James A. Ounsworth
                                          Secretary

In order for the Merger Agreement to be approved and adopted, the affirmative vote of the holders of a majority of the outstanding shares of Coherent Common Stock entitled to vote thereon is required. Regardless of whether you plan to attend the Coherent Special Meeting, please sign, date and return the enclosed proxy card in the envelope provided. PLEASE DO NOT SEND STOCK CERTIFICATES FOR YOUR SHARES AT THIS TIME.

                                                                  COHERENT
               TELLABS, INC.                                   COMMUNICATIONS
                                                            SYSTEMS CORPORATION
--------------------------------------------    --------------------------------------------
                 PROSPECTUS                                   PROXY STATEMENT
--------------------------------------------    --------------------------------------------

     This Proxy Statement/Prospectus is being furnished to the holders of Common Stock, $.01 par value per share ("Coherent Common Stock"), of Coherent Communications Systems Corporation, a Delaware corporation ("Coherent"), in connection with the solicitation of proxies by the Board of Directors of Coherent (the "Coherent Board") for use at a Special Meeting of Stockholders of Coherent to be held on May 12, 1998 at Coherent's offices located at 48085 University Drive, Ashburn, Virginia 20147 at 11:00 A.M., local time, and at any and all adjournments thereof (the "Coherent Special Meeting").

     This Proxy Statement/Prospectus relates to the Agreement and Plan of Merger dated as of February 16, 1998 (the "Merger Agreement"), among Tellabs, Inc., a Delaware corporation ("Tellabs"), Cardinal Merger Co., a Delaware corporation and a wholly owned subsidiary of Tellabs ("Sub"), and Coherent, which provides for the merger of Sub with and into Coherent (the "Merger"), with Coherent surviving as a wholly owned subsidiary of Tellabs. Subject to the terms and conditions of the Merger Agreement, each share of Coherent Common Stock outstanding immediately prior to the Effective Time (as defined herein) of the Merger (other than any shares owned by Coherent or its subsidiaries, Tellabs, Sub or any other wholly owned subsidiary of Tellabs, which will be canceled) will be converted into .72 (the "Exchange Ratio") of a share of Common Stock, $.01 par value per share ("Tellabs Common Stock"), of Tellabs. Cash will be paid in lieu of any fractional share of Tellabs Common Stock.

     The consummation of the Merger is subject, among other things, to: (i) the approval and adoption of the Merger Agreement by the requisite vote of holders of Coherent Common Stock; and (ii) the receipt of certain regulatory approvals. A conformed copy of the Merger Agreement is attached hereto as Annex I.

     This Proxy Statement/Prospectus also constitutes the Prospectus of Tellabs filed as part of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Tellabs Common Stock to be delivered pursuant to the Merger Agreement.

     Shares of Tellabs Common Stock are listed for trading under the symbol "TLAB" on the Nasdaq Stock Market ("Nasdaq"). Shares of Coherent Common Stock are listed for trading under the symbol "CCSC" on Nasdaq. On February 13, 1998, the last trading day prior to the execution of the Merger Agreement, the last sale price of Tellabs Common Stock, as reported by Nasdaq, was $57 15/16 per share and the last sale price of Coherent Common Stock, as reported by Nasdaq, was $32 per share. On April 6, 1998, the last trading day prior to the date of this Proxy Statement/Prospectus, the last sale price of Tellabs Common Stock, as reported by Nasdaq, was $65 3/4 per share and the last sale price of Coherent Common Stock, as reported by Nasdaq, was $45 9/16 per share.

     This Proxy Statement/Prospectus and the accompanying forms of proxy are first being mailed to the stockholders of Coherent on or about April 8, 1998.
                      ------------------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE
     SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
       COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROXY
         STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
                              A CRIMINAL OFFENSE.
                      ------------------------------------

          The date of this Proxy Statement/Prospectus is April 7, 1998

                               TABLE OF CONTENTS

AVAILABLE INFORMATION.......................................    1
INCORPORATION OF DOCUMENTS BY REFERENCE.....................    1
SUMMARY.....................................................    3
  Tellabs...................................................    3
  Coherent..................................................    3
  Sub.......................................................    3
  Coherent Special Meeting..................................    3
     Purpose................................................    3
     Record Date............................................    4
     Required Vote..........................................    4
     Change of Vote.........................................    4
  The Merger and the Merger Agreement.......................    4
     General................................................    4
     Effective Time.........................................    4
     Recommendation of the Coherent Board...................    4
     Opinion of Coherent's Financial Advisor................    4
     Certain Federal Income Tax Consequences................    5
     Anticipated Accounting Treatment.......................    5
     Absence of Appraisal Rights............................    5
     Conditions to the Merger...............................    5
     Termination of the Merger Agreement....................    5
     Fees and Expenses......................................    5
     Interests of Certain Persons in the Merger.............    5
     Stockholder Agreements.................................    5
  Tellabs, Inc. Selected Consolidated Financial Data........    7
  Coherent Communications Systems Corporation Selected
     Consolidated Financial Data............................    8
  Comparative Per Share Data of Tellabs and Coherent........    9
  Market Prices.............................................   10
  Comparison of the Rights of Holders of Tellabs Common
     Stock and Coherent Common Stock........................   10
COHERENT SPECIAL MEETING....................................   11
  Purpose...................................................   11
  Record Date; Voting Rights................................   11
  Quorum....................................................   11
  Proxies...................................................   11
  Solicitation of Proxies...................................   12
  Required Vote.............................................   12
  Share Ownership of Management.............................   12
THE MERGER..................................................   12
  General...................................................   12
  Effective Time............................................   13
  Background of the Merger..................................   13
  Tellabs' Reasons for the Merger...........................   14
  Coherent's Reasons for the Merger; Recommendation of its
     Board of Directors.....................................   14
  Opinion of Coherent's Financial Advisor...................   16
  Certain Federal Income Tax Consequences...................   20
     Tax Opinions...........................................   20
     Real Estate Transfer Taxes.............................   21

  Anticipated Accounting Treatment..........................   21
  Governmental and Regulatory Approvals.....................   22
  Percentage Ownership Interest of Coherent Stockholders
     after the Merger.......................................   22
  Absence of Appraisal Rights...............................   22
  Resales of Tellabs Common Stock...........................   23
TERMS OF THE MERGER AGREEMENT...............................   23
  The Merger................................................   23
  Conversion of Securities..................................   23
  Representations and Warranties............................   24
  Certain Covenants and Agreements..........................   25
     Conduct of Business of Coherent........................   25
     Conduct of Business of Tellabs.........................   26
     No Solicitation........................................   27
     Stock Plans and Options................................   28
     Indemnification; Directors' and Officers' Insurance....   28
  Conditions to Closing.....................................   29
     Conditions to Each Party's Obligation to Effect the
      Merger................................................   29
     Additional Conditions to Obligations of Tellabs and
      Sub...................................................   29
     Additional Conditions to Obligations of Coherent.......   30
  Termination...............................................   30
  Fees and Expenses.........................................   31
INTERESTS OF CERTAIN PERSONS IN THE MERGER..................   32
  Employment Agreements.....................................   32
  Severance Agreement.......................................   32
  Termination of Administrative Service Agreement...........   33
  Indemnification...........................................   33
STOCKHOLDER AGREEMENTS......................................   33
DESCRIPTION OF TELLABS COMMON STOCK.........................   34
  Capital Stock.............................................   34
  Dividend Rights...........................................   34
  Voting Rights.............................................   34
  Change of Control.........................................   35
     Charter and By-law Provisions..........................   35
     DGCL...................................................   36
  Liquidation Rights........................................   36
  Miscellaneous.............................................   36
COMPARISON OF THE RIGHTS OF HOLDERS OF TELLABS COMMON STOCK
  AND COHERENT COMMON STOCK.................................   36
  General...................................................   37
  Dividends.................................................   37
  Voting Rights.............................................   37
  Directors.................................................   37
     Number and Election of Directors.......................   37
     Classification.........................................   37
     Removal................................................   37
     Nominations............................................   38
     Liability of Directors.................................   38
  Call of Special Meetings..................................   38
  Action of Stockholders Without a Meeting..................   38

  Stockholder Proposals.....................................   38
  Amendment to Certificate of Incorporation.................   38
  Amendment to By-laws......................................   39
  Approval of Mergers and Asset Sales.......................   39
  Indemnification of Directors and Officers.................   39
  Anti-Takeover Provisions..................................   40
  Liquidation...............................................   40
  Miscellaneous.............................................   40
BUSINESS OF TELLABS.........................................   40
BUSINESS OF COHERENT........................................   41
EXPERTS.....................................................   42
LEGAL OPINIONS..............................................   42
ANNEXES TO THE PROXY STATEMENT/PROSPECTUS
  ANNEX I     AGREEMENT AND PLAN OF MERGER
  ANNEX II    SAFEGUARD STOCKHOLDER AGREEMENT
  ANNEX III   FORM OF STOCKHOLDER AGREEMENTS ENTERED INTO BY CERTAIN
              STOCKHOLDERS OF COHERENT
  ANNEX IV    OPINION OF ROBERT W. BAIRD & CO. INCORPORATED

                             AVAILABLE INFORMATION

     Tellabs and Coherent are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith file reports, proxy statements and other information with the SEC. Such reports, proxy and information statements and other information may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the following Regional Offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661; The Curtis Center, Suite 1005 E., 601 Walnut Street, Philadelphia, Pennsylvania 19106-3322; and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such materials relating to Tellabs and Coherent can be inspected at the offices of Nasdaq, 1735 K Street, N.W., Washington, D.C. 20006. Copies may be obtained by mail at prescribed rates from the Public Reference Section of the SEC at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. Such materials also may be accessed electronically by means of the SEC's Web site at http://www.sec.gov.

     This Proxy Statement/Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. Reference is made to the Registration Statement and the Exhibits thereto for further information. Statements contained or incorporated by reference herein concerning the provisions of any agreement or other document filed as an Exhibit to the Registration Statement or otherwise filed with the SEC are not necessarily complete and reference is hereby made to the copy thereof so filed for more detailed information, each such statement being qualified in its entirety by such reference.

     THIS PROXY STATEMENT/PROSPECTUS INCORPORATES DOCUMENTS BY REFERENCE WHICH ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. COPIES OF SUCH DOCUMENTS (OTHER THAN EXHIBITS THERETO WHICH ARE NOT SPECIFICALLY INCORPORATED BY REFERENCE HEREIN) ARE AVAILABLE, WITHOUT CHARGE, TO ANY BENEFICIAL OWNER OF SHARES OF COHERENT COMMON STOCK TO WHOM THIS PROXY STATEMENT/PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST TO, IN THE CASE OF DOCUMENTS RELATING TO TELLABS, SECRETARY, TELLABS, INC., 4951 INDIANA AVENUE, LISLE, ILLINOIS 60532-1698, TELEPHONE NUMBER (630) 378-8800 AND, IN THE CASE OF DOCUMENTS RELATING TO COHERENT, INVESTOR RELATIONS DEPARTMENT, COHERENT COMMUNICATIONS SYSTEMS CORPORATION, 45085 UNIVERSITY DRIVE, ASHBURN, VIRGINIA 20147, TELEPHONE NUMBER
(703)729-6400. IN ORDER TO ENSURE TIMELY DELIVERY OF THE DOCUMENTS PRIOR TO THE COHERENT SPECIAL MEETING, ANY REQUEST THEREFOR SHOULD BE MADE NOT LATER THAN APRIL 28, 1998.

                    INCORPORATION OF DOCUMENTS BY REFERENCE

     The following documents heretofore filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

          1. Tellabs' Annual Report on Form 10-K for the year ended January 2, 1998 filed on March 20, 1998, as amended by the Form 10-K/A filed on March 31, 1998;

          2. Tellabs' Current Report on Form 8-K reporting an event on February 16, 1998; and

          3. Coherent's Annual Report on Form 10-K for the year ended December 31, 1997 filed on March 31, 1998.

     All reports and other documents filed by either Tellabs or Coherent pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Proxy Statement/Prospectus and prior to the date of the Coherent Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Proxy Statement/Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement/Prospectus.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS WITH RESPECT TO THE MATTERS DESCRIBED IN THIS PROXY STATEMENT/PROSPECTUS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE HEREIN, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EITHER TELLABS OR COHERENT. THIS PROXY STATEMENT/PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES, NOR DOES IT CONSTITUTE THE SOLICITATION OF A PROXY, IN ANY JURISDICTION TO OR FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. NEITHER THE DELIVERY OF THIS PROXY STATEMENT/PROSPECTUS NOR ANY DISTRIBUTION OF SECURITIES HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF TELLABS OR COHERENT SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

     CERTAIN INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROXY STATEMENT/PROSPECTUS IS FORWARD-LOOKING AND IS BASED ON VARIOUS ASSUMPTIONS. THESE FORWARD-LOOKING STATEMENTS ARE BASED UPON TELLABS MANAGEMENT'S EXPECTATIONS AND BELIEFS CONCERNING FUTURE EVENTS IMPACTING TELLABS. THERE CAN BE NO ASSURANCE THAT SUCH EVENTS WILL OCCUR OR THAT THEIR EFFECTS ON TELLABS WILL BE AS CURRENTLY EXPECTED. FOR A DESCRIPTION OF CERTAIN FACTORS THAT COULD CAUSE TELLABS' FUTURE RESULTS TO DIFFER MATERIALLY FROM THOSE EXPRESSED IN ANY SUCH FORWARD-LOOKING STATEMENTS, SEE THE DISCUSSION OF SUCH FACTORS CONTAINED IN TELLABS' ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED JANUARY 2, 1998 FILED ON MARCH 20, 1998, AS AMENDED BY THE FORM 10-K/A FILED ON MARCH 31, 1998.

     All information contained in this Proxy Statement/Prospectus with respect to Tellabs and Sub has been provided by Tellabs. All information contained in this Proxy Statement/Prospectus with respect to Coherent has been provided by Coherent. All information with respect to Robert W. Baird & Co. Incorporated ("Baird") has been provided by Baird.

                                    SUMMARY

     The following is a brief summary of certain information contained elsewhere or incorporated by reference in this Proxy Statement/Prospectus. Reference is made to, and this summary is qualified in its entirety by, the more detailed information contained or incorporated by reference in this Proxy
Statement/Prospectus and the Annexes hereto.

        STOCKHOLDERS OF COHERENT ARE URGED TO CAREFULLY READ THIS PROXY
         STATEMENT/PROSPECTUS AND THE ANNEXES HERETO IN THEIR ENTIRETY.

TELLABS

     Tellabs designs, manufactures, markets and services voice and data transport and network access systems that are used worldwide by public telephone companies, long-distance carriers, alternate service providers, cellular and other wireless service providers, cable operators, government agencies, utilities and business end-users.

     Tellabs was incorporated in Delaware in 1992 in connection with the reincorporation of its predecessor from an Illinois to a Delaware corporation. Tellabs' predecessor corporation began operations in 1975 and became a public company in 1980. Tellabs' principal executive offices are located at 4951 Indiana Avenue, Lisle, Illinois 60532-1698 and its telephone number is (630) 378-8800. For further information concerning Tellabs, see "-- Tellabs, Inc. Selected Consolidated Financial Data," "BUSINESS OF TELLABS," "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

COHERENT

     Coherent develops, manufactures and markets voice quality enhancement products for wireless (including digital cellular and personal communication systems), satellite-based, cable communications systems and wireline telecommunications systems throughout the world. Coherent's principal product lines are transmission products and teleconference products.

     Coherent was incorporated in Delaware in 1990 and became a public company in 1994. Before becoming a public company, Coherent was a 99.6% owned subsidiary of Safeguard Scientifics, Inc. ("Safeguard"). Coherent's principal executive offices are located at 45085 University Drive, Ashburn, Virginia 20174 and its telephone number is (703) 729-6400. For further information concerning Coherent, see "-- Coherent Communications Systems Corporation Selected Consolidated Financial Data," "BUSINESS OF COHERENT," "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

SUB

     Sub was incorporated in Delaware on January 20, 1998 as a wholly owned subsidiary of Tellabs solely for the purpose of consummating the Merger and the other transactions contemplated by the Merger Agreement. Sub has minimal assets and no business and has carried on no activities which are not directly related to its formation and its execution of the Merger Agreement. Its principal executive offices are located at 4951 Indiana Avenue, Lisle, Illinois 60532-1698 and its telephone number is (630) 378-8800.

COHERENT SPECIAL MEETING

     Purpose. The Coherent Special Meeting will be held on May 12, 1998 at Coherent's offices located at 48085 University Drive, Ashburn, Virginia 20147, at 11:00 A.M., local time, to consider and vote upon a proposal to approve and adopt the Merger Agreement, which provides for the merger of Sub with and into Coherent, with Coherent surviving the Merger as a wholly owned subsidiary of Tellabs. The stockholders of Coherent will also consider and take action upon any other business which may properly be brought before the Coherent Special Meeting. See "COHERENT SPECIAL MEETING -- Purpose."

     Record Date. Only holders of record of Coherent Common Stock at the close of business on April 3, 1998 (the "Record Date") are entitled to receive notice of and to vote at the Coherent Special Meeting. At the close of business on the Record Date, there were 15,543,854 shares of Coherent Common Stock outstanding, each of which entitles the registered holder thereof to one vote. See "COHERENT SPECIAL MEETING -- Record Date; Voting Rights." At the close of business on the Record Date, directors and executive officers of Coherent beneficially owned and had the right to vote an aggregate of 1,291,918 shares of Coherent Common Stock (approximately 8.3% of the shares of Coherent Common Stock then outstanding). See "COHERENT SPECIAL MEETING -- Share Ownership of Management" and "STOCKHOLDER AGREEMENTS."

     Required Vote. Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Coherent Common Stock entitled to vote thereon. Brokers who hold Coherent Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Broker non-votes and abstentions have the effect of a vote against the approval and adoption of the Merger Agreement. Stockholders of Coherent owning an aggregate of 6,031,136 shares of Coherent Common Stock (approximately 38.8% of the shares of Coherent Common Stock then outstanding) at the close of business on the Record Date have agreed pursuant to the Stockholder Agreements (as defined herein) to vote in favor of approval and adoption of the Merger Agreement at the Coherent Special Meeting. See "COHERENT SPECIAL MEETING -- Required Vote" and "STOCKHOLDER AGREEMENTS."

     Change of Vote. Coherent stockholders who have executed a proxy may revoke the proxy at any time prior to its exercise at the Coherent Special Meeting by filing a written notice of revocation with, or by delivering a duly executed proxy bearing a later date to, the Secretary of Coherent at Coherent's principal executive offices prior to the Coherent Special Meeting or by attending the Coherent Special Meeting and voting in person. Accordingly, Coherent stockholders who have executed and returned proxy cards in advance of the Coherent Special Meeting may change their vote at any time prior to or at the Coherent Special Meeting.

THE MERGER AND THE MERGER AGREEMENT

     General. At the Effective Time of the Merger, Sub will be merged with and into Coherent, with Coherent continuing as the surviving corporation (the "Surviving Corporation") and as a wholly owned subsidiary of Tellabs, and the separate corporate existence of Sub will cease. Subject to the terms and conditions of the Merger Agreement, each share of Coherent Common Stock outstanding immediately prior to the Effective Time (other than any shares owned by Coherent or its subsidiaries, Tellabs, Sub or any other wholly owned subsidiary of Tellabs, which will be canceled) will be converted into .72 of a share of Tellabs Common Stock. Cash will be paid in lieu of any fractional share of Tellabs Common Stock. See "TERMS OF THE MERGER AGREEMENT -- Conversion of Securities."

     Effective Time. The Merger will become effective (the "Effective Time") upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The filing of the Certificate of Merger will occur at or concurrently with the closing of the Merger (the "Closing"). See "THE
MERGER -- Effective Time" and "TERMS OF THE MERGER AGREEMENT -- The Merger."

     Recommendation of the Coherent Board. The Coherent Board believes that the Merger Agreement and the Merger are fair to and in the best interests of Coherent and its stockholders and has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby. THE COHERENT BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF COHERENT VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT. See "THE MERGER -- Coherent's Reasons for the Merger; Recommendation of its Board of Directors."

     Opinion of Coherent's Financial Advisor. On February 16, 1998, Baird, financial advisor to Coherent in connection with the Merger, delivered its oral opinion, later confirmed in writing, to the Coherent Board to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Coherent Common Stock (other than Tellabs and its affiliates).

     The full text of the written opinion of Baird dated as of February 16, 1998, which sets forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinion, is attached hereto as Annex IV to this Proxy Statement/Prospectus and is incorporated herein by reference. HOLDERS OF COHERENT COMMON STOCK ARE URGED TO, AND SHOULD, READ SUCH OPINION IN ITS ENTIRETY. See "THE MERGER -- Coherent's Reasons for the Merger; Recommendation of its Board of Directors" and "THE MERGER -- Opinion of Coherent's Financial Advisor."

     Certain Federal Income Tax Consequences. The Merger is intended to qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"). Accordingly, no gain or loss will be recognized for United States federal income tax purposes by the stockholders of Coherent upon the exchange of their Coherent Common Stock solely for shares of Tellabs Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Tellabs Common Stock. See "THE MERGER -- Certain Federal Income Tax Consequences" and "TERMS OF THE MERGER AGREEMENT -- Conditions to Closing."

     Anticipated Accounting Treatment. The Merger will be accounted for as a "pooling of interests" for accounting and financial reporting purposes. It is a condition to the consummation of the Merger that (i) Coherent receive the written opinion of KPMG Peat Marwick LLP ("KPMG") in which KPMG concurs with Coherent's management's conclusion that Coherent is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with generally accepted accounting procedures ("GAAP") and applicable published rules and regulations of the SEC and (ii) Tellabs receive the written opinion of Ernst & Young LLP ("Ernst & Young") that Ernst & Young concurs with Tellabs' management's conclusion that Tellabs is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC, and that the Merger will qualify for pooling of interests accounting. See "THE MERGER -- Anticipated Accounting Treatment" and "TERMS OF THE MERGER AGREEMENT -- Conditions to Closing."

     Absence of Appraisal Rights. Under the Delaware General Corporation Law, as amended (the "DGCL"), the stockholders of Coherent are not entitled to appraisal rights with respect to the approval and adoption of the Merger Agreement. See "THE MERGER -- Absence of Appraisal Rights."

     Conditions to the Merger. The respective obligations of Coherent and Tellabs to effect the Merger are subject to waiver or satisfaction of various conditions set forth in the Merger Agreement, including conditions relating to the expiration of applicable waiting periods under the HSR Act (as defined herein) and other material waiting periods under applicable foreign laws. See "THE MERGER -- Governmental and Regulatory Approvals" and "TERMS OF THE MERGER AGREEMENT -- Conditions to Closing."

     Termination of the Merger Agreement. The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Coherent of the matters presented in connection with the Merger, by Coherent or Tellabs upon the occurrence of certain events set forth in the Merger Agreement. See "TERMS OF THE MERGER
AGREEMENT -- Termination."

     Fees and Expenses. The Merger Agreement provides for the payment of a termination fee by Coherent following a termination of the Merger Agreement under certain circumstances. See "TERMS OF THE MERGER AGREEMENT -- Fees and Expenses."

     Interests of Certain Persons in the Merger. Certain persons, as members of Coherent's management or the Coherent Board, have interests in the Merger in addition to their interests as stockholders of Coherent. Pursuant to the Merger Agreement, Coherent may, prior to the Effective Time, enter into employment agreements with certain of its senior officers, which will be effective as of the Effective Time. See "INTERESTS OF CERTAIN PERSONS IN THE MERGER."

     Stockholder Agreements. Concurrently with the execution of the Merger Agreement, in order to induce Tellabs to enter into the Merger Agreement, Safeguard, the owner of 4,843,342 (approximately 31.2%) of the outstanding shares of Coherent Common Stock as of the Record Date, and Daniel L. McGinnis, Lawrence J. Gallick, Warren V. Musser, Charles A. Root, Charles M. Skibo and Ernst Volgenau, who are all of the current directors of Coherent (together with Safeguard, the "Stockholders") and who owned an aggregate of

1,160,920 (approximately 7.5%) of the outstanding shares of Coherent Common Stock as of the Record Date, entered into stockholder agreements (the "Stockholder Agreements") with Tellabs. Subsequent to the execution of the Stockholder Agreements and prior to the Record Date, with the approval of Tellabs, Mr. McGinnis transferred 8,958 shares of Coherent Common Stock held by him to each of his three daughters (for a total of 26,874 shares of Coherent Common Stock, approximately 0.2% of the outstanding shares of Coherent Common Stock as of the Record Date), each of whom has agreed to be bound by the terms and conditions of the Stockholder Agreement entered into by Mr. McGinnis.

     The Stockholder Agreements provide, among other things, that: (a) at the special meeting of stockholders of Coherent to be held to consider the Merger Agreement and the Merger (the "Stockholders Meeting") (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the shares of Coherent Common Stock owned by such Stockholder as of the date of the Stockholder Agreement and any other shares of capital stock of Coherent acquired by such Stockholder after the date of the Stockholder Agreement and during the term of the Stockholder Agreement (the "Subject Shares") in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement; (b) at any meeting of stockholders of Coherent or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Coherent or any subsidiary thereof or any other Takeover Proposal (as defined herein) or (ii) any amendment of the Coherent Charter (as defined herein) or the Coherent By-laws (as defined herein) or other proposal or transaction involving Coherent or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of Coherent; and (c) the Stockholder will not (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions. The Stockholder Agreement between Tellabs and Safeguard (the "Safeguard Stockholder Agreement") and the form of Stockholder Agreement entered into between Tellabs and the other Stockholders are attached hereto as Annexes II and III, respectively. See "STOCKHOLDER AGREEMENTS."

                                 TELLABS, INC.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for Tellabs for each of the years ended January 2, 1998, December 27, 1996, December 29, 1995, December 30, 1994, and December 31, 1993. Such data have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements and other financial information contained in Tellabs' Annual Report on Form 10-K for the year ended January 2, 1998, as amended, including the notes thereto, which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                            1997        1996       1995       1994       1993
                                         ----------   --------   --------   --------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net sales.............................   $1,203,546   $868,975   $635,229   $494,153   $320,463
Gross profit..........................      758,003    519,243    363,835    270,003    164,255
Earnings before income taxes..........      399,529    175,282    162,825     97,824     35,801
Net earnings before cumulative
  effect..............................      263,689    117,965    115,606     72,389     30,467
Cumulative effect of accounting
  change..............................           --         --         --         --      1,500
Net earnings..........................      263,689    117,965    115,606     72,389     31,967
Earnings per share before cumulative
  effect of accounting change.........         1.46       0.66       0.66       0.42       0.18
Earnings per share before cumulative
  effect of accounting change,
  assuming dilution...................         1.42       0.64       0.63       0.40       0.17
Cumulative effect on earnings per
  share...............................           --         --         --         --       0.01
Cumulative effect on earnings per
  share, assuming dilution............           --         --         --         --       0.01
Earnings per share....................         1.46       0.66       0.66       0.42       0.19
Earnings per share, assuming
  dilution............................         1.42       0.64       0.63       0.40       0.18
Stockholders' equity..................      933,109    591,276    433,233    292,790    207,006
Total assets..........................    1,183,379    743,823    552,051    390,067    328,766
Net working capital...................      637,114    343,840    267,806    138,317     64,285
Long-term debt........................        2,850      2,850      2,850      2,850      2,850

No cash dividends per common share were paid. Per share amounts are restated to reflect stock splits in 1996, 1995 and 1994.

                  COHERENT COMMUNICATIONS SYSTEMS CORPORATION

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected historical consolidated financial data for Coherent for each of the last five years in the period ended December 31, 1997. Such data have been derived from, and should be read in conjunction with, the audited Consolidated Financial Statements and other financial information contained in Coherent's Annual Report on Form 10-K for the year ended December 31, 1997, including the notes thereto, which are incorporated by reference herein. See "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                                       YEARS ENDED DECEMBER 31,
                                            -----------------------------------------------
                                             1997      1996      1995      1994      1993
                                            -------   -------   -------   -------   -------
                                                 (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net Sales................................   $73,695   $54,431   $43,829   $30,516   $22,944
Gross Profit.............................    47,310    34,238    26,804    17,883    12,902
Net Income...............................    13,979     9,748     7,590     3,801       423(1)
Net income per common share
Basic....................................       .92       .65       .52       .27       .01
Diluted..................................       .90       .63       .49       .26       .01
Cash and short term investments..........    26,180    16,769     3,352     2,473       423
Net Working capital......................    38,356    25,652    15,993     9,694     4,044
Total assets.............................    55,467    37,558    28,616    17,278     9,306
Long-term debt including current
  portion................................        --        --     2,949     3,000       461
Total stockholders' equity...............    47,414    31,799    20,448    10,391     2,467

---------------

(1) After a non-recurring goodwill write-off of $1.087 million.

COMPARATIVE PER SHARE DATA OF TELLABS AND COHERENT

     The following table sets forth selected per share data for Tellabs and Coherent on a historical and unaudited pro forma combined basis. The unaudited pro forma financial data assume that the Merger was consummated at the beginning of the earliest period presented and gives effect to the Merger as a "pooling of interests" in accordance with GAAP. Book value data for all pro forma presentations are based upon the number of outstanding shares of Tellabs Common Stock adjusted to include the maximum number of shares of Tellabs Common Stock that could be issued in the Merger. The information set forth below should be read in conjunction with the selected historical consolidated financial data of Tellabs and Coherent, including the notes thereto, appearing elsewhere herein. See "-- Tellabs, Inc. Selected Consolidated Financial Data" and "-- Coherent Communications Systems Corporation Selected Consolidated Financial Data."

                                                                       FISCAL YEAR(2)
                                                                -----------------------------
                                                                 1997      1996(3)    1995(3)
                                                                -------    -------    -------
TELLABS HISTORICAL:
Income from continuing operations per share, assuming            1.42       0.64       0.63
  dilution..................................................
Cash dividends declared per share...........................       --         --         --
Book value per share........................................     5.14
COHERENT HISTORICAL:
Income from continuing operations per share, assuming            0.90       0.63       0.49
  dilution..................................................
Cash dividends declared per share...........................       --         --         --
Book value per share........................................     3.09
TELLABS UNAUDITED PRO FORMA COMBINED:(1)
Income from continuing operations per share, assuming            1.41       0.66       0.63
  dilution..................................................
Cash dividends declared per share...........................       --         --         --
Book value per share........................................     5.09
COHERENT EQUIVALENT:
Income from continuing operations per share, assuming            1.01       0.47       0.46
  dilution..................................................
Cash dividends declared per share...........................       --         --         --
Book value per share........................................     3.66

---------------

(1) The unaudited pro forma income from continuing operations per share data for each of the years ended January 2, 1998, December 27, 1996 and December 29, 1995, respectively, illustrates the results (under Tellabs' accounting policies) as if the Merger had occurred on the first day of each fiscal year. The pro forma per share data do not purport to represent what Tellabs' results of operations or financial position would have actually been or to project Tellabs' result of operations for any future period or financial position at any future date.

(2) For Tellabs, information is for the fiscal years ended January 2, 1998, December 27, 1996 and December 29, 1995. For Coherent, information is for the fiscal years ended December 31, 1997, December 31, 1996 and December 31, 1995.

(3) Per share data of Tellabs have been restated to reflect a two for one stock split for the fiscal year ending December 29, 1995 and a two for one stock split for the fiscal year ending December 27, 1996.

MARKET PRICES

     Shares of Tellabs Common Stock are traded on Nasdaq under the symbol "TLAB" and shares of Coherent Common Stock are traded on Nasdaq under the symbol "CCSC". The following table sets forth for the fiscal periods indicated the range of the high and low sale prices of Tellabs Common Stock and Coherent Common Stock as reported on Nasdaq. Neither Tellabs nor Coherent has ever paid cash dividends on their Common Stock and neither currently has plans to pay cash dividends in the near future.

                                                               TELLABS             COHERENT
                                                           COMMON STOCK(1)       COMMON STOCK
                                                           ---------------      --------------
                                                           HIGH       LOW       HIGH      LOW
                                                           -----      ----      ----      ----
FISCAL 1996
  First Quarter........................................    26 3/8     15 1/4    25 3/4    17 1/4
  Second Quarter.......................................    34 3/4     23 5/8    28 1/4    18
  Third Quarter........................................    38 1/8     24 1/2    22        13 1/8
  Fourth Quarter.......................................    45 1/4     34 1/8    24        18
FISCAL 1997
  First Quarter........................................    46 1/8     32        23 3/4    16 1/2
  Second Quarter.......................................    58 5/8     33        25 1/4    15 3/8
  Third Quarter........................................    65         50 1/2    28 3/8    20 3/4
  Fourth Quarter.......................................    59 13/16   42 5/8    31 3/4    25 1/2
FISCAL 1998
  First Quarter........................................    69 1/2     44 1/2    48 1/2    21 7/8
  Second Quarter (through April 6, 1998)...............    68 3/8     65 1/4    47 1/4    45 1/4

---------------

(1) Share prices have been restated to reflect a two for one stock split for the fiscal year ending December 27, 1996.

     Set forth below are the last reported sale price of Tellabs Common Stock and Coherent Common Stock on February 13, 1998, the last trading day prior to the public announcement of the execution of the Merger Agreement, and on April 6, 1998, the last trading day prior to the date of this Proxy Statement/Prospectus, as reported on Nasdaq, and the equivalent pro forma sale price of Coherent Common Stock on such dates, as determined by multiplying such last reported sale price of Tellabs Common Stock by the Exchange Ratio of .72:

                                                      FEBRUARY 13,    APRIL 6,
                                                          1998          1998
                                                      ------------    --------
Tellabs Common Stock................................    57.9375         65.75
Coherent Common Stock...............................         32       45.5625
Coherent Equivalent.................................     41.715         47.34

COMPARISON OF THE RIGHTS OF HOLDERS OF TELLABS COMMON STOCK AND COHERENT COMMON STOCK

     See "COMPARISON OF THE RIGHTS OF HOLDERS OF TELLABS COMMON STOCK AND COHERENT COMMON STOCK" for a summary of the material differences between the rights of holders of Tellabs Common Stock and the rights of holders of Coherent Common Stock.

                            COHERENT SPECIAL MEETING

     The Coherent Special Meeting will be held on May 12, 1998, at Coherent's offices located at 48085 University Drive, Ashburn, Virginia 20147 at 11:00 A.M., local time.

PURPOSE

     At the Coherent Special Meeting, the stockholders of Coherent will consider and vote upon a proposal to approve and adopt the Merger Agreement. The stockholders of Coherent will also consider and take action upon any other business which may properly be brought before the Coherent Special Meeting.

     The Coherent Board believes that the Merger is fair to and in the best interests of Coherent and its stockholders and has unanimously approved and adopted the Merger Agreement and the transactions contemplated thereby. THE COHERENT BOARD UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS OF COHERENT VOTE IN FAVOR OF APPROVAL AND ADOPTION OF THE MERGER AGREEMENT AT THE COHERENT SPECIAL MEETING. See "THE MERGER -- Coherent's Reasons for the Merger; Recommendation of its Board of Directors."

RECORD DATE; VOTING RIGHTS

     Only holders of record of Coherent Common Stock at the close of business on the Record Date, April 3, 1998, are entitled to receive notice of and to vote at the Coherent Special Meeting. At the close of business on the Record Date, there were 15,543,854 shares of Coherent Common Stock outstanding, held by approximately 294 record holders. Each share of Coherent Common Stock entitles the record holder thereof to one vote.

QUORUM

     The holders of a majority of all of the shares of the stock entitled to vote at the Coherent Special Meeting, present in person or by proxy, constitute a quorum.

     Coherent Common Stock represented by proxies which are marked "abstain" will be counted as shares present for purposes of determining the presence of a quorum on all matters, as will shares that are represented by proxies that are executed by any broker, fiduciary or other nominee on behalf of the beneficial owner(s) thereof regardless of whether authority to vote is withheld by such broker, fiduciary or nominee on one or more matters. In the event that a quorum is not present at the Coherent Special Meeting, it is expected that such meeting will be adjourned to solicit additional proxies.

PROXIES

     All shares of Coherent Common Stock represented by properly executed proxies in the enclosed form which are received in time for the Coherent Special Meeting and have not been revoked will be voted in accordance with the instructions indicated by such proxies. If no instructions are indicated, such shares will be voted FOR the adoption and approval of the Merger Agreement. Brokers who hold Coherent Common Stock as nominees will not have discretionary authority to vote such shares in the absence of instructions from the beneficial owners thereof. Proxies which are marked "abstain" and broker non-votes will have the effect of a vote AGAINST the adoption and approval of the Merger Agreement.

     Coherent does not know of any matter not described in the Notice of Coherent Special Meeting that is expected to come before the Coherent Special Meeting. If, however, any other matters are properly presented for action at the Coherent Special Meeting, proxies will be voted in the discretion of the respective proxyholders, unless such authority is withheld.

     Any proxy in the enclosed form may be revoked by the stockholder executing it at any time prior to its exercise by giving written notice thereof to the Secretary of Coherent at Coherent's principal executive offices, by signing and returning a later dated proxy or by voting in person at the Coherent Special Meeting. Attendance at the Coherent Special Meeting will not in and of itself constitute the revocation of a proxy.

SOLICITATION OF PROXIES

     Proxies are being solicited hereby by the Coherent Board on behalf of Coherent. Pursuant to the Merger Agreement, the entire cost of proxy solicitation for the Coherent Special Meeting, including the reasonable expenses of brokers, fiduciaries and other nominees in forwarding solicitation material to beneficial owners, will be borne by Coherent, provided, that Tellabs and Coherent will share equally all printing expenses, filing fees in connection with this Proxy Statement/Prospectus and the Registration Statement and filing fees required to be paid by Tellabs under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); except that the amount of such fees and expenses to be paid by Coherent pursuant to the preceding proviso shall not exceed $200,000. In addition to the use of the mail, solicitation may be made by telephone or otherwise by officers and regular employees of Coherent. Such officers and regular employees will not be additionally compensated for such solicitation, but may be reimbursed for out-of-pocket expenses incurred in connection therewith. If undertaken, the expense of such solicitation would be nominal.

REQUIRED VOTE

     Approval and adoption of the Merger Agreement will require the affirmative vote of the holders of a majority of the outstanding shares of Coherent Common Stock entitled to vote thereon. Broker non-votes and abstentions will have the effect of a vote against the Merger. Stockholders of Coherent owning an aggregate of 6,031,136 shares of Coherent Common Stock (approximately 38.8% of the shares of Coherent Common Stock then outstanding) at the close of business on the Record Date have agreed pursuant to the Stockholder Agreements to vote in favor of approval and adoption of the Merger Agreement at the Coherent Special Meeting. See "STOCKHOLDER AGREEMENTS".

SHARE OWNERSHIP OF MANAGEMENT

     At the close of business on the Record Date, directors and executive officers of Coherent beneficially owned and had the right to vote an aggregate of 1,291,918 shares of the outstanding shares of Coherent Common Stock (approximately 8.3% of the shares of Coherent Common Stock then outstanding).

     Safeguard and the other Stockholders (including transferees of shares of Coherent Common Stock from Mr. McGinnis, who have agreed to be bound by the terms and conditions of the Stockholder Agreements) beneficially owned and had the right to vote an aggregate of 6,031,136 shares of Coherent Common Stock (approximately 38.8% of the shares of Coherent Common Stock then outstanding) at the close of business on the Record Date. Safeguard and the other Stockholders (and Mr. McGinnis' transferees) have agreed pursuant to the Stockholder Agreements, among other things, to vote (or cause to be voted) all of the shares of Coherent Common Stock that they beneficially own and have the right to vote to approve the Merger Agreement.

     As of the date of this Proxy Statement/Prospectus, all other directors and executive officers of Coherent have indicated their intention to vote their shares of Coherent Common Stock in favor of the Merger Agreement.

                                   THE MERGER

     The description of the Merger and the Merger Agreement contained in this Proxy Statement/Prospectus is qualified in its entirety by reference to the Merger Agreement, a conformed copy of which is attached hereto as Annex I and incorporated herein by reference.

GENERAL

     At the Effective Time of the Merger, Sub will be merged with and into Coherent, with Coherent continuing as the Surviving Corporation and as a wholly owned subsidiary of Tellabs, and the separate corporate existence of Sub will cease. Subject to the terms and conditions of the Merger Agreement, each share of Coherent Common Stock outstanding immediately prior to the Effective Time (other than shares owned by Coherent or its subsidiaries, Tellabs, Sub or any other wholly owned subsidiary of Tellabs, which will be canceled) will be converted into .72 of a share of Tellabs Common Stock. Cash will be paid in lieu of any fractional share of Tellabs Common Stock. See "TERMS OF THE MERGER
AGREEMENT -- Conversion of Securities."

EFFECTIVE TIME

     The Merger will become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware. The Certificate of Merger will be filed at or concurrently with the Closing. See "TERMS OF THE MERGER AGREEMENT -- The Merger."

BACKGROUND OF THE MERGER

     On December 5, 1997, Michael J. Birck, Tellabs' President and Chief Executive Officer, telephoned Daniel L. McGinnis, Coherent's Chief Executive Officer, to discuss a possible strategic combination of Coherent and Tellabs. After this discussion, Mr. McGinnis consulted with Charles A. Root, Coherent's Chairman, and certain other members of the Coherent Board and on December 8, 1997 telephoned Mr. Birck to arrange a meeting to pursue further discussions.

     At a meeting on December 15, 1997, Mr. McGinnis and Mr. Root met with Mr. Birck and Brian J. Jackman, Executive Vice President of Tellabs. At that meeting, the parties discussed the potential benefits of a strategic combination of Tellabs and Coherent. At a December 16, 1997 meeting of the Coherent Board, following a report from Mr. McGinnis and Mr. Root regarding the discussions with Tellabs, the Coherent Board authorized management of Coherent to continue discussions regarding a possible business combination.

     During the week of December 22, 1997, Mr. Birck and Mr. McGinnis had further telephone conversations regarding the elements of a business combination of Tellabs and Coherent and the process for moving forward with "due diligence" examinations by each party of the other. On December 26, 1997, Mr. Birck sent a letter to Mr. McGinnis summarizing his understanding of the status of the discussions at that point, including that any combination between Tellabs and Coherent would be structured as a tax free, stock-for-stock merger that would be accounted for as a pooling of interests. On December 29, 1997, the parties entered into a confidentiality agreement.

     On January 9, 1998, Coherent convened a telephonic meeting of its Board of Directors. During that meeting the Coherent Board discussed the progress of and timetable for the possible transaction with Tellabs. Prior to that meeting, the members of the Coherent Board had been furnished with various SEC filings of Tellabs. The Coherent directors discussed Tellabs and its business and the potential benefits of a business combination of Tellabs and Coherent. In addition, the Coherent Board approved the engagement of Baird to render its opinion to the Coherent Board as to the fairness, from a financial point of view, of the Exchange Ratio.

     On January 12, 1998, Tellabs' legal counsel distributed to Coherent and its legal counsel a draft merger agreement. Beginning on January 16, 1998, certain members of Tellabs' management, together with representatives of Goldman, Sachs & Co., began a due diligence review of Coherent at Coherent's executive offices and had a number of discussions with certain members of Coherent's management. Beginning on January 19, 1998, certain members of Coherent's management, together with its legal counsel, independent accountant and representatives of Baird, conducted a due diligence examination of Tellabs at Tellabs' executive offices. During the same period, the parties and their respective legal counsel had a number of telephone communications regarding the draft merger documents.

     On January 19, 1998, Mr. McGinnis, together with representatives from Baird, met with Mr. Birck and certain other members of Tellabs' management to discuss the overall strategies of the two organizations and Tellabs' vision of the business following a combination.

     On January 23, 1998, Coherent convened a regularly scheduled meeting of its entire Board. At the meeting, Coherent management provided each member of the Coherent Board with the then current draft merger agreement. Mr. McGinnis presented a report to the Coherent Board regarding the findings of Coherent's due diligence review of Tellabs and presented Coherent management's financial and business analysis of the proposed transaction. Representatives of Baird also reviewed with the Coherent Board a preliminary financial analysis of Coherent, Tellabs and a possible merger with Tellabs. Mr. McGinnis summarized for the Coherent Board his recent conversations with Mr. Birck. Legal counsel to Coherent summarized the terms of the draft merger agreement and reviewed with the Coherent Board certain issues raised by the merger agreement. After the Board meeting, Mr. McGinnis telephoned Mr. Birck to advise him of the results of the meeting of the Coherent Board.

     On January 29, 1998, Mr. Birck telephoned Mr. McGinnis to discuss moving forward with the possible transaction. During the first two weeks of February, 1998, certain members of Coherent's management and Tellabs management, along with their respective legal advisors, continued negotiations of the terms of a possible transaction. On February 7, 1998, at a special meeting of the Coherent Board, Coherent's management and counsel reviewed with the Coherent Board the status of negotiations and identified the remaining issues to be resolved.

     On February 13, 1998, senior management of Coherent and Tellabs and their respective legal counsels and representatives of Safeguard met to address the remaining issues and review the draft merger documentation. Following the meeting, revised drafts of the merger documentation were distributed to members of the Coherent Board.

     On February 16, 1998, the Coherent Board convened a meeting by telephone conference to review the Merger Agreement. At the meeting of the Coherent Board, Mr. McGinnis reviewed with the Coherent directors the progress of the negotiations and the benefits of the Merger to Coherent and its stockholders. Legal counsel to Coherent reviewed with the Coherent Board the terms of the final Merger Agreement. Baird reviewed with the Coherent Board its analysis of Coherent, Tellabs and the financial terms of the Merger. At the meeting of the Coherent Board, Baird rendered its oral opinion (which was subsequently confirmed in writing) that, as of February 16, 1998, the Exchange Ratio was fair, from a financial point of view, to the holders of Coherent Common Stock (other than Tellabs and its affiliates). The Coherent Board then unanimously approved the Merger Agreement and related agreements and determined to recommend that the Coherent stockholders vote in favor of approval and adoption of the Merger Agreement.

     On February 16, 1998, each of Tellabs, Sub and Coherent entered into the Merger Agreement, and the other related agreements, including the Stockholder Agreements, were also executed. Tellabs and Coherent then issued press releases announcing the signing of the Merger Agreement.

TELLABS' REASONS FOR THE MERGER

     The Board of Directors of Tellabs (the "Tellabs Board") determined that the Merger Agreement is in the best interest of Tellabs because it believed that, among other things, the Merger would offer Tellabs a strategic advantage in providing echo canceller and speech processing technology to customers around the world, the Merger would augment Tellabs' existing research and development thus enhancing Tellabs' ability to more quickly address new echo canceller and speech processing opportunities and to explore new uses for existing echo canceller and speech processing technology, and the Merger would combine Tellabs' focus on the North American markets with Coherent's focus on the international markets.

COHERENT'S REASONS FOR THE MERGER; RECOMMENDATION OF ITS BOARD OF DIRECTORS

     The Coherent Board unanimously approved the Merger Agreement and believes that the terms of the Merger are fair to, and in the best interests of, the stockholders of Coherent.

     In the course of its deliberations with respect to considering approval of the Merger Agreement, the Coherent Board received the advice of management regarding the Coherent and Tellabs businesses and the advice of management and legal counsel regarding the terms and provisions of the Merger Agreement. In addition, Baird rendered its opinion to the Coherent Board to the effect that, as of February 16, 1998, the Exchange Ratio was fair, from a financial point of view, to the holders of Coherent Common Stock (other than Tellabs and its affiliates), and reviewed with the Coherent Board the financial analyses conducted by Baird in connection with rendering such opinion. See "-- Opinion of Coherent's Financial Advisor."

     The Coherent Board considered the reputation of Tellabs as a leading provider of a wide range of voice and data transport and network access systems and equipment. The Coherent Board also considered that the Merger would permit Coherent stockholders to participate in the synergies and growth possibilities made available to the combined company by the Merger, and discussed the potential benefits to the combined company which could be obtained by marketing Tellabs products and services to the international customers of Coherent's echo canceller products and by making available to the combined company the technology developed by Coherent in the area of echo cancellation. The Coherent Board considered the importance of significant scale, scope and financial resources to a company's ability to compete effectively in the changing global telecommunications industry.

     The Coherent Board noted that after consummation of the Merger, the Coherent stockholders would become, on a tax-free basis, stockholders in a company that displayed superior historical revenue growth rates (a compounded annual growth rate during the past three years in excess of 30%) and profit margins (a gross profit margin of approximately 60%) which were comparable to those of Coherent. The Coherent Board considered that the combined company, when compared to Coherent on a stand-alone basis, would have a broader product line than that of Coherent, a much larger revenue base (on a pro forma basis, the 1997 revenues of the combined company would have been approximately $1.3 billion, compared to $74 million for Coherent) and market capitalization and trading volume (based on the last closing price for Coherent and Tellabs on February 12, 1998, the combined company would have had a market capitalization of approximately $10.8 billion, while Coherent's market capitalization was approximately $477 million).

     In addition, the Coherent Board considered a number of other factors, including without limitation:

(i) an analysis of the financial performance, operations, assets, business condition and business prospects of Tellabs and Coherent;

(ii)  the terms of the Merger Agreement and the Stockholder Agreements;

(iii) the opinion rendered by Baird to the effect that, as of February 16, 1998, the Exchange Ratio was fair, from a financial point of view, to the holders of Coherent Common Stock (other than Tellabs and its affiliates);

(iv) the tax-free nature of the transaction that provides the ability for Coherent stockholders to defer recognition of taxable gains;

(v) the current and historical market prices of the Common Stock of each of Coherent and Tellabs;

(vi) the likelihood of obtaining required regulatory approvals and satisfying the other conditions to consummation of the Merger;

(vii) the fact that Tellabs had indicated that it was willing to permit Coherent to enter into employment agreements with senior officers of Coherent to encourage the senior officers to remain in the employ of Coherent until the Merger is consummated and thereafter; and

(viii) the impact of the Merger on the customers and employees of Coherent.

     The foregoing discussion of the information and factors considered and given weight by the Coherent Board is not intended to be exhaustive. In view of the variety of factors considered in connection with its evaluation of the Merger, the Coherent Board did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination. In addition, individual members of the Coherent Board may have given different weight to different factors.

     THE COHERENT BOARD BELIEVES THAT THE TERMS OF THE MERGER AGREEMENT ARE FAIR TO, AND IN THE BEST INTERESTS OF, COHERENT AND ITS STOCKHOLDERS AND HAS UNANIMOUSLY APPROVED AND ADOPTED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY.

     THE COHERENT BOARD UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS OF COHERENT VOTE "FOR" THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF COHERENT'S FINANCIAL ADVISOR

     The Coherent Board retained Baird to render its opinion as to the fairness of the Exchange Ratio, from a financial point of view, to the holders of Coherent Common Stock (other than Tellabs and its affiliates). On February 16, 1998, Baird rendered its opinion to the Coherent Board to the effect that, as of such date, the Exchange Ratio was fair, from a financial point of view, to the holders of Coherent Common Stock (other than Tellabs and its affiliates).

     THE FULL TEXT OF BAIRD'S OPINION, DATED FEBRUARY 16, 1998, WHICH SETS FORTH THE ASSUMPTIONS MADE, GENERAL PROCEDURES FOLLOWED, MATTERS CONSIDERED AND LIMITATIONS ON THE SCOPE OF REVIEW UNDERTAKEN BY BAIRD IN RENDERING ITS OPINION, IS ATTACHED AS ANNEX IV TO THIS PROXY STATEMENT/PROSPECTUS AND IS INCORPORATED HEREIN BY REFERENCE. BAIRD'S OPINION IS DIRECTED ONLY TO THE FAIRNESS, FROM A FINANCIAL POINT OF VIEW, OF THE EXCHANGE RATIO TO THE HOLDERS OF COHERENT COMMON STOCK (OTHER THAN TELLABS AND ITS AFFILIATES) AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY COHERENT STOCKHOLDER AS TO HOW SUCH STOCKHOLDER SHOULD VOTE WITH RESPECT TO THE MERGER AGREEMENT. THE SUMMARY OF BAIRD'S OPINION SET FORTH BELOW IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF SUCH OPINION ATTACHED AS ANNEX IV. COHERENT STOCKHOLDERS ARE URGED TO READ THE OPINION CAREFULLY IN ITS ENTIRETY.

     In conducting its investigation and analysis and in arriving at its opinion, Baird has reviewed such information and has taken into account such financial and economic factors as Baird deemed relevant under the circumstances. In that connection, Baird, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of Coherent and Tellabs furnished to Baird for purposes of its analysis, as well as publicly available information including but not limited to Coherent's and Tellabs' recent filings with the SEC and equity analyst research reports prepared by various investment banking firms, including Baird; (ii) reviewed the Merger Agreement in the form presented to the Coherent Board; (iii) compared the historical market prices and trading activity of Coherent Common Stock and Tellabs Common Stock with those of certain other publicly traded companies Baird deemed relevant; (iv) compared the financial position and operating results of Coherent and Tellabs with those of other publicly traded companies Baird deemed relevant; and (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations Baird deemed relevant. Baird held discussions with members of Coherent's and Tellabs' respective senior managements concerning Coherent's and Tellabs' historical and current financial condition and operating results, as well as the future prospects of Coherent and Tellabs, respectively. Baird also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which Baird deemed relevant for the preparation of its opinion. Baird was not asked to, and did not, solicit third party indications of interest in acquiring all or any part of Coherent. Coherent and Tellabs determined the Exchange Ratio in arms-length negotiations. Coherent did not place any limitation upon Baird with respect to the procedures followed or factors considered by Baird in rendering its opinion.

     In arriving at its opinion, Baird assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided to Baird by or on behalf of Coherent and Tellabs, and was not engaged to independently verify any such information. Baird assumed, with Coherent's consent, that (i) all material assets and liabilities (contingent or otherwise, known or unknown) of Coherent and Tellabs are as set forth in their respective financial statements and (ii) the Merger will be accounted for under the pooling of interests method. Baird also assumed that the financial forecasts examined by it were reasonably prepared on bases reflecting the best available estimates and good faith judgments of Coherent's and Tellabs' respective senior managements as to future performance of Coherent and Tellabs, respectively. In conducting its review, Baird did not undertake nor obtain an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of Coherent or Tellabs nor did it make a physical inspection of the properties or facilities of Coherent or Tellabs. Baird's opinion necessarily was based upon economic, monetary and market conditions as they existed and could be evaluated on the date of its opinion, and did not predict or take into account any changes which may occur, or information which may become available, after the date of such opinion. Furthermore, Baird expressed no opinion as to the price or trading range at which any of Coherent's or Tellabs' securities (including Coherent Common Stock and Tellabs Common Stock) will trade following the date of such opinion.

     The following is a summary of the material financial analyses performed by Baird in connection with rendering its opinion.

     Analysis of the Coherent's Valuation Premiums. Baird calculated the "Implied Equity Value Per Share" from the Merger of Coherent Common Stock to be $41.7150, obtained by multiplying the Exchange Ratio of 0.72 by the closing price per share of Tellabs Common Stock of $57.9375 on February 13, 1998. Baird compared the premium to holders of Coherent Common Stock represented by the Implied Equity Value Per Share of $41.7150 to the closing prices for Coherent Common Stock on February 13, 1998 (the last trading day prior to rendering its opinion) and on the dates 30 days, 60 days, 90 days, 180 days and 52 weeks prior thereto. Baird calculated that the Implied Equity Value Per Share represented the following premiums to holders of Coherent Common Stock (i) a premium of 30.4% over the closing price of $32.00 for the Coherent Common Stock one trading day prior to the rendering of its opinion; (ii) a premium of 81.4% over the closing price of $23.00 for Coherent Common Stock 30 days prior thereto; and
(iii) a premium of 57.4% over the closing price of $26.50 for Coherent Common Stock 60 days prior thereto; (iv) a premium of 40.8% over the closing price of $29.63 for Coherent Common Stock 90 days prior thereto; (v) a premium of 99.9% over the closing price of $20.87 for Coherent Common Stock 180 days prior thereto; and (vi) a premium of 104.8% over the closing price of $20.37 for Coherent Common Stock 52 weeks prior thereto.

     Analysis of Coherent Valuation Multiples. Baird calculated the "Implied Total Equity Value" and "Implied Enterprise Value" of Coherent as a result of the Merger to be $673.75 million and $644.10 million, respectively. The Implied Total Equity Value was obtained by multiplying the Implied Equity Value Per Share by the total number of outstanding shares of Coherent Common Stock, including shares issuable upon exercise of stock options outstanding as of February 12, 1998, less net proceeds from the exercise of such stock options. The Implied Enterprise Value was obtained by adding Coherent's outstanding total debt and subtracting Coherent's cash and cash equivalents balances (as of February 6, 1998 as provided to Baird by Coherent management) to the Implied Total Equity Value. In performing its analysis, Baird used, among other items, operating statistics for Coherent's twelve months ended December 31, 1997 ("Actual 1997"), as provided by Coherent management. Baird calculated multiples of the Implied Total Equity to Coherent's Actual 1997 net income and its projected net income for calendar years 1998 and 1999 (based on Coherent management's estimates) and multiples of Coherent's Implied Enterprise Value to its Actual 1997 net sales, operating income before depreciation and amortization, interest and taxes ("EBITDA") and its operating income before interest and taxes ("EBIT"). The calculations resulted in multiples of the Implied Total Equity Value to net income ("P/E Ratios") of 48.2x based on Actual 1997 results, 36.4x based on projected 1998 results and 26.8x based on projected 1999 results. The ratio of Implied Enterprise Value to Actual 1997 net sales was 8.7x, the ratio of Implied Enterprise Value to Actual 1997 EBITDA was 29.2x and the ratio of Implied Enterprise Value to Actual 1997 EBIT was 32.2x.

     Analysis of Selected Publicly Traded Coherent Comparable Companies. Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of February 12, 1998, for 33 publicly traded companies, which Baird deemed relevant. Such comparable companies consisted predominantly of small to midcapitalization telecommunications and related equipment providers. Such comparable companies, as a group, had median market capitalizations and median latest twelve month ("LTM") net sales of approximately $778 million and $248 million, respectively. For each comparable company, Baird compared historical and projected net income and operating profitability to that of Coherent. Baird also reviewed the ratios (the "P/E to Growth Ratio") of (i) 1998 P/E Ratios (based upon, with respect to Coherent, projected 1998 net income as provided by Coherent management and, with respect to the comparable companies, projected 1998 net income as reported by published consensus equity analyst estimates for such companies) to (ii) projected growth rate of net income (based upon, with respect to Coherent, estimates provided by Coherent management and, with respect to the comparable companies, published consensus equity analyst estimates). Baird noted that Coherent's profitability, as indicated by

Actual 1997 gross profit, EBITDA, EBIT and net income margins exceeded the mean and median LTM statistics for the selected comparable companies. For each comparable company, Baird calculated multiples, as of February 12, 1998, of Enterprise Value to LTM net sales, LTM EBITDA and LTM EBIT. Baird then compared these multiples to the relevant Coherent multiples based on the Implied Equity Price Per Share. An analysis of the multiples of Enterprise Value to Actual 1997 net sales, Actual 1997 EBITDA and Actual 1997 EBIT yielded 8.7x, 29.2x and 32.2x, respectively, for Coherent compared to medians of 2.9x, 17.3x and 18.5x, respectively, for Coherent's comparable companies. For Coherent and each comparable company, Baird also calculated P/E ratios based upon the Implied Equity Value Per Share for Coherent and closing stock prices as of February 12, 1998, for the comparable companies and actual and projected net income statistics for 1997, 1998 and 1999. An analysis of the P/E Ratios based on Coherent's net income for Actual 1997 and projected 1998 and 1999 yielded 48.2x, 36.4x and 26.8x, respectively, compared to LTM 1997, projected 1998 and 1999 medians of 25.7x, 23.0x and 20.7x, respectively, for Coherent's comparable companies. Baird also compared the P/E to Growth Ratio, based upon projected 1998 net income as provided by Coherent management to that of the comparable companies. An analysis of Coherent's P/E to Growth Ratio based on projected 1998 net income yielded 1.2x as compared to a median P/E to Growth Ratio of 0.7x for the comparable companies.

     Analysis of Selected Publicly Traded Tellabs Comparable Companies. In order to assess the relative public market valuation of the Tellabs Common Stock to be used by Tellabs in exchange for Coherent Common Stock, Baird reviewed certain publicly available financial information as of the most recently reported period and stock market information as of February 12, 1998, for 31 publicly traded companies, which Baird deemed relevant. Such comparable companies consisted of telecommunications equipment and related companies. Such comparable companies, as a group, had median market capitalizations and LTM net sales of approximately $1,016 million and $263 million, respectively. For each comparable company, Baird compared historical and projected net income, operating profitability and P/E to Growth Ratios to those of Tellabs. Baird noted that Tellabs' profitability, as indicated by Actual 1997 gross profit, EBITDA, EBIT and net income margins exceeded the mean and median LTM statistics for the selected comparable companies. For each comparable company, Baird calculated multiples as of February 12, 1998, of Enterprise Value to LTM net sales, LTM EBITDA and LTM EBIT. Baird then compared these multiples to the relevant Tellabs multiples based on Tellabs' closing share price of $57.9375 on February 13, 1998, and Tellabs' Actual 1997 operating performance statistics, as provided to Baird by Tellabs' management. An analysis of the multiples of Enterprise Value to net sales, EBITDA and EBIT yielded 8.6x, 25.6x and 28.4x, respectively, for Tellabs compared to median ratios of 3.1x, 17.2x and 19.1x, respectively, for Tellabs' comparable companies. For Tellabs and each comparable company, Baird also calculated P/E ratios based on the closing stock prices as of February 13, 1998, for Tellabs and February 12, 1998, for the comparable companies and Actual 1997 (for Tellabs) or LTM (for comparable companies) earnings per share and estimated earnings per share for 1997, 1998 and 1999. An analysis of the P/E Ratios based on earnings per share for Tellabs' Actual 1997 yielded 42.9x compared to a LTM 1997 median of 30.4x for Tellabs' comparable companies. Baird also analyzed P/E Ratios based on projected earnings per share for Tellabs, including a comparison of the P/E to Growth Ratio, based upon projected 1998 net income as provided by Tellabs management to that of the comparable companies. An analysis of Tellabs' P/E to Growth Ratio based on projected 1998 net income yielded 1.0x as compared to a median P/E to Growth Ratio of 0.7x for the comparable companies.

     Analysis of Selected Comparable Acquisition Transactions. Baird reviewed selected acquisition transactions, which Baird deemed relevant. Such transactions were chosen based on a review of acquired companies which possessed general business, operating and financial characteristics representative of companies in the industry in which Coherent operates. Baird noted that none of the selected transactions reviewed were identical to the Merger and that, accordingly, the analysis of comparable transactions necessarily involves complex consideration and judgments concerning differences in financial and operating characteristics of Coherent and other factors that would affect the acquisition value of comparable transactions. For each comparable transaction, Baird calculated multiples of Enterprise Value to LTM net sales, LTM EBITDA and LTM EBIT; calculated P/E Ratios based on LTM net income; and calculated the premiums paid for the equity in these transactions over the public market value of the equity at various times prior to the announcement of such transaction. Baird then compared those multiples and premiums to the relevant Coherent multiples and premiums. These calculations yielded multiples of Enterprise Value to Actual 1997 net sales, Actual 1997 EBITDA and Actual 1997 EBIT of 8.7x, 29.2x and 32.2x, respectively, for Coherent, compared to the LTM medians of 2.3x, 12.2x and 17.5x, respectively, for the comparable acquisition transactions. An analysis of the P/E Ratios based on Actual 1997 earnings per share yielded 48.2x for Coherent compared to a LTM median of 23.6x for the comparable transactions. An analysis of the Implied Equity Value Per Share to the closing price of Coherent Common Stock 1 day, 30 days and 90 days prior to the announcement date, compared to the prices paid for the equity in such comparable acquisition transactions relative to the market value of equity 1 day, 30 days and 90 days prior to the announcement date of such transactions, yielded premiums of 30.4%, 81.4% and 40.8%, respectively, for Coherent, compared to median premiums of 9.4%, 18.3% and 39.1%, respectively, for the comparable acquisition transactions.

     Contribution Analysis. Baird analyzed Coherent's and Tellabs' relative contribution to the combined company with respect to certain measurements, including net sales, gross profit, EBIT and net income. As a result of the Merger, Coherent stockholders will own approximately 5.9% of the outstanding Tellabs Common Stock assuming an Exchange Ratio of 0.72. This compares to Coherent's contribution, based on Actual 1997 and projected 1998 statistics for the combined company, of approximately 5.8% of net sales, 5.9% of gross profit, 5.1% to 5.2% of EBIT and 5.2% to 5.3% of net income.

     Discounted Cash Flow Analysis. Baird performed a discounted cash flow analysis of Coherent on a stand-alone basis using management's projections for calendar years 1998 through 2002 without taking into account any potential cost savings and synergies which may be realized following the Merger. In such analysis, Baird assumed terminal value multiples of 16.0x to 20.0x EBIT in the year 2002 and discount rates of 23.0% to 27.0%. Such analysis produced implied values of Coherent shares ranging from $26.86 to $44.16.

     In order to assess the relative public market valuation of the Tellabs Common Stock to be used by Tellabs in exchange for Coherent Common Stock, Baird performed a discounted cash flow analysis of Tellabs, on a stand alone basis, based on assumptions provided by Tellabs' management for calendar years 1998 through 2002 without taking into account any potential cost savings and synergies which may be realized following the Merger. In such analysis, Baird assumed terminal value multiples of 15.0x to 17.0x EBIT in the year 2002 and discount rates of 16.0% to 20.0%. Such analysis produced implied values of Tellabs' shares ranging from $63.77 to $82.91.

     Pro Forma Merger Analysis. Baird prepared pro forma analyses of the financial impact of the Merger. In conducting its analysis, Baird relied upon certain assumptions described above and projected earnings estimates for Coherent (prepared by Coherent management) and Tellabs (prepared by Tellabs management). Baird compared the earnings per share of Tellabs Common Stock, on a stand-alone basis, to the earnings per share of the common stock of the combined companies on a pro forma basis. The analysis (assuming no transaction-related expenses, cost savings or synergies) indicated that the proposed transaction would be modestly dilutive to Tellabs' stockholders on an earnings per share basis in calendar years 1998 and 1999. The results of the pro forma merger analysis are not necessarily indicative of future operating results or financial position.

     Exchange Ratio Analysis. Baird performed an analysis of the historical trading ratio between Coherent Common Stock and Tellabs Common Stock based on the closing market price per share of Coherent Common Stock relative to the closing market price per share of Tellabs Common Stock for each trading day during the calendar years of 1995, 1996 and 1997. This analysis yielded an average annual historical trading ratio of 0.90x, 0.71x and 0.47x for 1995, 1996 and 1997, respectively.

     Leveraged Buyout Analysis. Baird performed a leveraged buyout analysis in order to assess the value financial acquirers could pay for Coherent Common Stock based on certain assumed minimum debt and equity returns. Baird noted that a large portion of Coherent's value under this methodology is derived from the estimated terminal value for Coherent. Furthermore, Baird noted that to generate the required returns estimated by Baird, this methodology required a significant equity contribution when compared to the total Coherent equity value implied from this analysis. Such analysis produced implied values of Coherent shares ranging from $27.87 to $30.96.

     The foregoing summary does not purport to be a complete description of the analyses performed by Baird. The preparation of a fairness opinion is a complex process and is not susceptible to partial analyses or summary description. Baird believes that its analyses must be considered as a whole, and that selecting portions of such analyses without considering all analyses and factors, would create an incomplete view of the processes underlying its opinion. Baird did not attempt to assign specific weights to particular analyses. Any estimates contained in Baird's analyses are not necessarily indicative of actual values, which may be significantly more or less favorable than as set forth therein. Estimates of values of companies do not purport to be appraisals or necessarily to reflect the prices at which companies may actually be sold. Because such estimates are inherently subject to uncertainty, Baird does not assume responsibility for their accuracy.

     Baird, as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. Coherent retained Baird because of its experience and expertise in the valuation of businesses and their securities in connection with mergers and acquisitions. In the ordinary course of business, Baird may from time to time trade equity securities of Coherent and Tellabs for its own account and for accounts of its customers and, accordingly, may at any time hold a long or short position in such securities.

     Compensation. Pursuant to an engagement letter agreement dated January 12, 1998, between Coherent and Baird, Coherent agreed to pay Baird a non-refundable retainer fee of $50,000 and a fee of $325,000, payable upon delivery of its opinion, regardless of the conclusions reached by Baird in such opinion. Coherent has also agreed to reimburse Baird for its reasonable out-of-pocket expenses. Coherent has also agreed to indemnify Baird, its affiliates and their respective directors, officers, employees and agents and controlling persons against certain liabilities relating to or arising out of its engagement, including liabilities under the federal securities laws. In the past, Baird has performed investment banking services for Safeguard, an affiliate of Coherent, for which Baird has received customary compensation.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES

     Tax Opinions. It is a condition to the consummation of the Merger that Coherent receive an opinion from its counsel, Morgan, Lewis & Bockius LLP, and that Tellabs receive an opinion from its counsel, Sidley & Austin, each dated the Effective Time, substantially to the effect that for federal income tax purposes: (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and Coherent, Sub and Tellabs will each be a party to such reorganization within the meaning of Section 368(b) of the Code;
(ii) no gain or loss will be recognized by Tellabs, Sub or Coherent as a result of the Merger; (iii) no gain or loss will be recognized by the stockholders of Coherent upon the exchange of their Coherent Common Stock solely for shares of Tellabs Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Tellabs Common Stock; (iv) the aggregate tax basis of the shares of Tellabs Common Stock received solely in exchange for Coherent Common Stock pursuant to the Merger (including fractional shares of Tellabs Common Stock for which cash is received) will be the same as the aggregate tax basis of the Coherent Common Stock exchanged therefor; (v) the holding period for shares of Tellabs Common Stock received in exchange for Coherent Common Stock pursuant to the Merger will include the holding period of such Coherent Common Stock exchanged therefor, provided such Coherent Common Stock was held as a capital asset by the stockholder at the Effective Time; and
(vi) a stockholder of Coherent who receives cash in lieu of a fractional share of Tellabs Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in (iv) above) and the amount of cash received. Each such opinion will be based on current law (which may change, possibly retroactively) and various other assumptions.

     Such opinions may not be applicable to, among other persons, stockholders of Coherent who, for federal income tax purposes, are nonresident alien individuals, foreign corporations, foreign partnerships, foreign trusts or foreign estates, or who acquired their Coherent Common Stock pursuant to the exercise of employee stock options or otherwise as compensation.

     In rendering such opinions, Morgan, Lewis & Bockius LLP and Sidley & Austin will rely upon representations of Tellabs and representations of Coherent and may rely upon representations of others.

     Real Estate Transfer Taxes. Some states and localities, including the State of New York, impose taxes on stockholders on certain indirect transfers (including indirect transfers pursuant to corporate transactions such as the Merger) of an interest in real property (including leases) located therein. Any tax returns required to be filed in connection with such taxes will be filed by Coherent on behalf of the stockholders of Coherent, and Coherent will pay any taxes due thereon (the portion of any such payment attributable to each stockholder of Coherent being referred to herein as a "Real Property Tax Payment").

     Any Real Property Tax Payment should generally be treated for federal income tax purposes as a deemed distribution by Coherent to each Coherent stockholder which generally will be taxable to such stockholder as a dividend. Any income taxes owing on account of such deemed distribution will be the responsibility of the Coherent stockholders. Although there is no direct authority on the question, there is a reasonable basis to conclude that, if treated as a distribution from Coherent and taxed in the manner described above, any Real Property Tax Payment should result in an increase of equal amount in the tax basis of each shareholder's Coherent Common Stock and thereby result in a corresponding increase in the tax basis of the shares of Tellabs Common Stock received in the Merger.

     THE FOREGOING DISCUSSION IS INCLUDED FOR GENERAL INFORMATION AND IS BASED ON CURRENT LAW. IN ADDITION, THE DISCUSSION DOES NOT ADDRESS ALL OF THE TAX CONSEQUENCES THAT MAY BE RELEVANT TO PARTICULAR TAXPAYERS IN LIGHT OF THEIR PERSONAL CIRCUMSTANCES OR TO TAXPAYERS SUBJECT TO SPECIAL TREATMENT UNDER THE CODE (FOR EXAMPLE, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS, DEALERS IN SECURITIES AND TAX-EXEMPT ORGANIZATIONS). EACH STOCKHOLDER OF COHERENT SHOULD CONSULT SUCH STOCKHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO SUCH STOCKHOLDER OF THE MERGER, INCLUDING THE APPLICATION AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

     EXCEPT WITH REGARD TO CERTAIN REAL ESTATE TRANSFER TAXES, NO INFORMATION IS PROVIDED HEREIN WITH RESPECT TO THE TAX CONSEQUENCES, IF ANY, OF THE MERGER UNDER APPLICABLE FOREIGN, STATE, LOCAL AND OTHER TAX LAWS. EXCEPT WITH REGARD TO CERTAIN REAL ESTATE TRANSFER TAXES, THE FOREGOING DISCUSSION IS BASED UPON THE PROVISIONS OF THE CODE, APPLICABLE TREASURY REGULATIONS THEREUNDER, INTERNAL REVENUE SERVICE RULINGS AND JUDICIAL DECISIONS, AS IN EFFECT AS OF THE DATE HEREOF. THERE CAN BE NO ASSURANCE THAT FUTURE LEGISLATIVE, ADMINISTRATIVE OR JUDICIAL CHANGES OR INTERPRETATIONS WILL NOT AFFECT THE ACCURACY OF THE STATEMENTS OR CONCLUSIONS SET FORTH HEREIN. ANY SUCH CHANGE COULD APPLY RETROACTIVELY AND COULD AFFECT THE ACCURACY OF SUCH DISCUSSION. NO RULINGS HAVE OR WILL BE SOUGHT FROM THE INTERNAL REVENUE SERVICE CONCERNING THE TAX CONSEQUENCES OF THE MERGER.

ANTICIPATED ACCOUNTING TREATMENT

     The Merger will be accounted for as a "pooling of interests" for accounting and financial reporting purposes. It is a condition to the consummation of the Merger that (i) Coherent receive the written opinion of KPMG that KPMG concurs with Coherent's management's conclusion that Coherent is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC and (ii) Tellabs receive the written opinion of Ernst & Young that Ernst & Young concurs with Tellabs' management's conclusion that Tellabs is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC, and that the Merger will qualify for pooling of interests accounting.

     Pooling of interests accounting treatment requires the sharing of rights and risks among the affiliates of each of the parties to a business combination such that sales of stock by affiliates cannot occur in the period commencing 30 days prior to the consummation of the combination and ending on the date on which the combined company publicly announces financial results covering at least 30 days of combined operations. To ensure that such pooling requirements are satisfied, each of Tellabs and Coherent has obtained the written agreements from its respective affiliates relating to these trading restrictions, among other things.

GOVERNMENTAL AND REGULATORY APPROVALS

     Filings with, notifications to and authorizations and approvals of various governmental agencies, both domestic and foreign, with respect to the transactions contemplated by the Merger Agreement, relating primarily to antitrust and securities law issues, must be made and received prior to the consummation of the Merger.

     The consummation of the Merger is conditioned upon the expiration or termination of the applicable waiting period under the HSR Act. Under the HSR Act and the regulations promulgated thereunder by the Federal Trade Commission (the "FTC"), the Merger may not be consummated until notifications have been given and certain information has been furnished to the FTC and the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the applicable waiting period has expired or been terminated.

     At any time before or after the Effective Time, notwithstanding that the waiting period under the HSR Act has been terminated, the FTC or the Antitrust Division could take such action under the antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Merger or seeking divestiture of assets of Tellabs or Coherent. Similarly, at any time before or after the Effective Time, and notwithstanding that the waiting period under the HSR Act has been terminated, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest and any foreign court, administrative agency, commission or other governmental authority or instrumentality ("Governmental Entity") could take action under its antitrust or similar laws. It is a condition to the consummation of the Merger Agreement that no such action challenging or seeking to enjoin the consummation of the Merger by the FTC, the Antitrust Division or any foreign Governmental Entity be instituted and pending.

     The respective obligations of Tellabs and Coherent to consummate the Merger are subject to the condition that no court of competent jurisdiction shall have issued any temporary restraining order, preliminary or permanent injunction or other order which is then in effect and restrains or prohibits consummation of the Merger or any of the transactions contemplated by the Merger Agreement or which prohibits or limits the ownership, operation or control by Coherent, Tellabs or any of their respective subsidiaries of any portion of their respective businesses or assets or compelling them to dispose of, grant rights in respect of or hold separate any portion of their respective businesses or assets. See "TERMS OF THE MERGER AGREEMENT -- Conditions to Closing."

PERCENTAGE OWNERSHIP INTEREST OF COHERENT STOCKHOLDERS AFTER THE MERGER

     Based on the number of shares of Tellabs Common Stock outstanding on the Record Date and assuming the delivery of approximately 11,191,575 shares of Tellabs Common Stock in connection with the Merger, upon consummation of the Merger there will be approximately 192,963,257 shares of Tellabs Common Stock outstanding at the Effective Time, of which the stockholders of Coherent will own approximately 5.8%.

ABSENCE OF APPRAISAL RIGHTS

     Under the DGCL, the stockholders of Coherent are not entitled to appraisal rights with respect to the approval and adoption of the Merger Agreement.

RESALES OF TELLABS COMMON STOCK

     All shares of Tellabs Common Stock delivered in the Merger will be freely transferable, except that shares received by any person who may be deemed to be an "Affiliate" (as that term is used in paragraphs (c) and (d) of Rule 145 under the Securities Act, including, without limitation, directors and certain executive officers) of Coherent for purposes of such Rule 145 may not be resold except in transactions permitted by Rule 145 or as otherwise permitted under the Securities Act.

     Coherent has caused each of its Affiliates to execute and deliver to Tellabs a letter agreement, in the form attached to the Merger Agreement as an exhibit thereto (the "Company Affiliate Letter"), providing that such person will not sell, pledge, transfer or otherwise dispose of any Coherent Common Stock or any shares of Tellabs Common Stock delivered to such person in connection with the Merger, except pursuant to an effective registration statement or in compliance with such Rule 145 or another exemption from the registration requirements of the Securities Act. Coherent has agreed that, if requested by Tellabs, it will provide Tellabs with such information as Tellabs shall request for purposes of determining the Affiliates of Coherent and upon the request of Tellabs it will use its reasonable best efforts to cause any person who may in Tellabs' reasonable judgment be deemed an Affiliate of Coherent to execute and deliver to Tellabs a Company Affiliate Letter.

                         TERMS OF THE MERGER AGREEMENT

     The following is a summary of certain provisions of the Merger Agreement, a conformed copy of which is attached as Annex I to this Proxy Statement/Prospectus and incorporated herein by reference. This summary is qualified in its entirety by reference to the Merger Agreement. Stockholders of Coherent are urged to read the Merger Agreement in its entirety for a more complete description of the Merger. Capitalized terms not otherwise defined herein shall have the meaning ascribed to such terms in the Merger Agreement.

THE MERGER

     The Merger Agreement provides that, subject to the provisions of the Merger Agreement and in accordance with DGCL, at the Effective Time, Sub will be merged with and into Coherent, with Coherent continuing as the Surviving Corporation and becoming a wholly owned subsidiary of Tellabs. The Merger will become effective at the time of filing of a Certificate of Merger with the Secretary of State of the State of Delaware, which will occur at or concurrently with the Closing.

CONVERSION OF SECURITIES

     As of the Effective Time, each issued and outstanding share of Coherent Common Stock (other than any shares owned by Coherent or its subsidiaries, Tellabs, Sub or any other wholly owned subsidiary of Tellabs, which will be canceled) will be converted into the right to receive .72 of a share of Tellabs Common Stock. If any holder of shares of Coherent Common Stock would be entitled to receive a number of shares of Tellabs Common Stock that includes a fraction, then, in lieu of such fractional share, such holder will be entitled to receive cash in an amount equal to such fractional part of a share of Tellabs Common Stock multiplied by the average of the last reported sale prices of Tellabs Common Stock on Nasdaq on the ten trading days immediately preceding the Effective Time.

     In the event of any reclassification, stock split or stock dividend with respect to Tellabs Common Stock between the date of the Merger Agreement and the Effective Time, appropriate adjustments, if any, shall be made by Tellabs to the Exchange Ratio.

     As of the Effective Time, each issued and outstanding share of the capital stock of Sub will be converted into and become one fully paid and nonassessable share of common stock, $.01 par value, of the Surviving Corporation.

     Harris Trust and Savings Bank has been selected as exchange agent (the "Exchange Agent") under the Merger Agreement. As soon as practicable after the Effective Time, Tellabs shall deposit with the Exchange

Agent, for the benefit of holders of shares of Coherent Common Stock, certificates representing the shares of Tellabs Common Stock issuable pursuant to the Merger in accordance with the Merger Agreement. The Exchange Agent will deliver the certificates representing shares of Tellabs Common Stock upon surrender for exchange of the Coherent Certificates (as defined herein).

     As soon as reasonably practicable after the Effective Time, the Exchange Agent will mail letters of transmittal and other transmittal forms, together with exchange instructions, to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Coherent Common Stock (the "Coherent Certificates"), for use in effecting the surrender and exchange of Coherent Certificates for certificates representing shares of Tellabs Common Stock (and cash in lieu of any fractional shares) to which such holder has become entitled. After receipt of such letters of transmittal and other transmittal forms, each holder of Coherent Certificates will be able to surrender such certificates to the Exchange Agent, and each such holder will receive in exchange therefor a certificate representing the number of whole shares of Tellabs Common Stock (and cash in lieu of any fractional shares) to which such holder is entitled. Such transmittal forms will be accompanied by instructions specifying other details of the exchange. COHERENT STOCKHOLDERS SHOULD NOT SEND IN THEIR CERTIFICATES UNTIL THEY RECEIVE A LETTER OF TRANSMITTAL.

     After the Effective Time and until surrendered, each Coherent Certificate will be deemed to represent only the right to receive upon surrender a certificate representing shares of Tellabs Common Stock and cash in lieu of fractional shares of Tellabs Common Stock. No dividends or other distributions declared or made after the Effective Time with respect to Tellabs Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Coherent Certificate with respect to the shares of Tellabs Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder until the holder of record of such Coherent Certificate shall surrender such Coherent Certificate. Subject to the effect of applicable laws, following surrender of any such Coherent Certificate, there shall be paid to the record holder of the certificates representing whole shares of Tellabs Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional shares of Tellabs Common Stock to which such holder is entitled and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Tellabs Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Tellabs Common Stock.

     Tellabs or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to the Merger Agreement such amounts as Tellabs or the Exchange Agent is required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Tellabs or the Exchange Agent, such withheld amounts shall be treated for all purposes of the Merger Agreement as having been paid to the person in respect of whom such deduction and withholding was made by Tellabs or the Exchange Agent.

REPRESENTATIONS AND WARRANTIES

     The Merger Agreement contains representations and warranties by Coherent relating to a number of matters, including: (i) the due organization, valid existence and good standing of Coherent and its subsidiaries; (ii) subsidiaries and joint ventures of Coherent; (iii) the capital structure of Coherent; (iv) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (v) the absence of conflicts under Coherent's or its subsidiaries' charters and bylaws or under any governmental order or law and the absence of breaches of any material agreement binding upon Coherent or its subsidiaries or their respective properties; (vi) the filing of documents and financial statements by Coherent with the SEC and the accuracy of information contained therein; (vii) the absence of certain liabilities; (viii) the absence of certain changes or events in Coherent's business or condition; (ix) taxes, tax returns, tax deficiencies and tax withholdings; (x) the possession of leasehold interests in real properties; (xi) ownership and validity of intellectual property rights; (xii) agreements, contracts and commitments;
(xiii) absence of certain litigation; (xiv) environmental matters; (xv) employee benefit plans; (xvi) compliance with laws; (xvii) the ability to account for the Merger as a pooling of interests; (xviii) affiliates of Coherent; (xix) interested party transactions; (xx) the accuracy of information supplied by Coherent for the Registration Statement and this Proxy Statement/Prospectus; (xxi) the delivery of the opinion of Coherent's financial advisor; (xxii) requirements for approval of the Merger Agreement by stockholders of Coherent; (xxiii) the inapplicability of Section 203 of the DGCL to the transactions contemplated by the Merger Agreement; (xxiv) the lack of any "excess parachute payments" (as defined in the Code) with respect to amounts received by employees, officers and directors of Coherent as a result of the transactions contemplated by the Merger Agreement and (xxv) brokers and finders.

     The Merger Agreement contains representations and warranties by Tellabs and Sub relating to a number of matters, including: (i) the due organization, valid existence and good standing of Tellabs and its material subsidiaries; (ii) subsidiaries of Tellabs; (iii) the capital structure of Tellabs; (iv) the authorization, execution, delivery and enforceability of the Merger Agreement and related matters; (v) the absence of conflicts under Tellabs' charter and bylaws or under any governmental order or law and the absence of breaches of any material agreement binding upon Tellabs or its properties; (vi) the filing of documents and financial statements by Tellabs with the SEC and the accuracy of information contained therein; (vii) the absence of certain liabilities; (viii) the absence of certain changes or events in Tellabs' business or condition; (ix) taxes, tax returns, tax deficiencies and tax withholdings; (x) the possession of leasehold interests in real properties; (xi) ownership and validity of intellectual property rights; (xii) agreements, contracts and commitments;
(xiii) absence of certain litigation; (xiv) environmental matters; (xv) compliance with laws; (xvi) the ability to account for the Merger as a pooling of interests; (xvii) affiliates of Tellabs; (xviii) the accuracy of information supplied by Tellabs for the Registration Statement and Joint Proxy Statement/Prospectus; (xix) voting requirements; and (xx) brokers and finders.

CERTAIN COVENANTS AND AGREEMENTS

     Conduct of Business of Coherent. Coherent has agreed, for itself and its Subsidiaries, that, during the period from the date of the Merger Agreement to the Effective Time, it will carry on its businesses in the usual, regular and ordinary course in substantially the same manner as previously conducted, pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other obligations when due, and use all reasonable best efforts consistent with past practices and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealing with it. Coherent has also agreed that, without Tellabs prior written consent, it will not (and will cause its Subsidiaries not to): (a) accelerate, amend or change the period of exercisability of options or restricted stock granted under Coherent's 1982 Stock Option Plan and 1993 Equity Compensation Plan, as amended and restated (the "Coherent Option Plans") or authorize cash payments in exchange for any options granted under any of such plans; (b) transfer or license or otherwise extend, amend or modify any rights to its intellectual property, other than licenses to customers in the ordinary course of business consistent with past practices on a non-exclusive basis; (c) issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or securities convertible into shares of its capital stock, or any subscriptions, rights, warrants, or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, other than the issuance of shares of Coherent Common Stock upon the exercise of stock options to purchase shares of Coherent Common Stock ("Coherent Stock Options") outstanding on the date of the Merger Agreement and except for the issuance of Coherent Stock Options to purchase no more than 150,000 shares of Coherent Common Stock in the aggregate in connection with the hiring of new employees or the promotion of officers and employees other than Senior Officers of Coherent, as described under "INTERESTS OF CERTAIN PERSONS IN THE MERGER," in each case in the ordinary course of business, consistent with past practice; (d) take any action to increase the compensation payable to its officers or employees, except for regularly scheduled increases in salary or wages (not in excess of 10% in the aggregate for each person) of employees (other than Senior Officers) in accordance with past practices; grant additional severance or termination pay to, or enter into employment or severance agreements with, directors or Senior Officers; grant any severance or termination pay to, or enter into any employment or severance agreement with any employee, except in the ordinary course of business consistent with past practice (and not in excess of $100,000 in the aggregate); enter into any collective bargaining agreement; or establish, adopt, enter into any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of its directors, officers or employees or amend any employee benefit plan; (e) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business pursuant to arm's length transactions on commercially reasonable terms; (f) incur or commit to incur capital expenditures in excess of $500,000 individually or $4,000,000 in the aggregate; (g) make any material amendments to any OEM agreement or enter into or make any amendments to any agreements pursuant to which any third party is granted exclusive marketing, manufacturing or other rights with respect to any product, process or technology, other than granting to specific customers non-territorial exclusive rights to physical packaging and related interfaces developed by Coherent for such customer's equipment; (h) amend in any respect that, taken as a whole, is material and adverse to Coherent, or terminate any material contract, agreement or license to which it is a party; (i) waive or release any material right or claim (except in connection with amendments that comply with clause (h) above) or pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, its most recent financial statements (or notes thereto) filed prior to the date of the Merger Agreement, or incurred in the ordinary course of business consistent with past practice; (j) settle or compromise tax liabilities in excess of $500,000 in the aggregate or prepare or file tax returns inconsistent with past practice or, on any such return, take any position, make any election, or adopt any method inconsistent with those taken in preparing or filing similar returns in prior periods; (k) initiate any litigation or arbitration proceeding except litigation involving Tellabs related to the Merger Agreement and proceedings responsive to litigation filed by a third party; (l) declare or pay any dividends on or make other distributions (other than dividends or distributions by a direct or indirect wholly owned subsidiary of Coherent to its parent) in respect of any of its respective capital stock, or split, combine or reclassify any of its capital stock, or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, and not purchase or otherwise acquire, directly or indirectly, any shares of its capital stock; (m) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or the assets of, or by any other means, any business entity; (n) sell, lease, license, mortgage, encumber or otherwise dispose of any of its properties or assets except in the ordinary course of business; (o) incur indebtedness for money borrowed (or guarantees thereof), issue or sell any debt securities (or warrants or rights to acquire debt securities), guarantee debt securities of others, enter into any "keep well" or similar agreement, or enter into any agreement having the economic effect of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, other than to Coherent or its wholly owned subsidiaries; (p) amend or propose to amend its charter documents or bylaws; or (q) take any action that would make any of its representations and warranties in the Merger Agreement untrue or incorrect in any material respect or prevent it from performing, or cause it not to perform, any of its obligations under the Merger Agreement. The parties have agreed that Coherent may enter into employment agreements with its Senior Officers.

     Conduct of Business of Tellabs. Pursuant to the Merger Agreement, Tellabs has agreed that, during the period from the date of the Merger until April 16, 1998, except with the prior written consent of Coherent or as contemplated by the Merger Agreement, each of Tellabs and its subsidiaries will not: (a) declare or pay any dividends on or make other distributions in respect of any of its respective capital stock, not effect certain other changes in its capitalization or spend more than $50,000,000 to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock; (b) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or the assets of, or by any other means, any business entity except for such acquisitions involving purchase prices less than $500,000,000 in the aggregate;
(c) sell, lease, license, mortgage, encumber or otherwise dispose of any of its properties or assets except in the ordinary course of business or to the extent involving sale prices of less than $500,000,000 in the aggregate; (d) incur indebtedness for money borrowed (or guarantees thereof), issue or sell any debt securities (or warrants or rights to acquire debt securities), guarantee debt securities of others, enter into any "keep well" or similar agreement, or enter into any agreement having the economic effect of the foregoing, or make any loans, advances or capital contributions to, or investments in, any other person, other than Tellabs or its wholly owned subsidiaries, except to the extent involving indebtedness or loans less than $250,000,000 in the aggregate; (e) amend or propose to amend its charter documents or bylaws; (f) take any action that would make any of its representations and warranties in the Merger Agreement untrue or incorrect in any material respect or prevent it from performing, or cause it not to perform, any of its obligations under the Merger Agreement; or (g) issue or authorize the issuance or delivery of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements obligating it to issue any such shares or other convertible securities, other than the issuance of Tellabs Common Stock upon the exercise of stock options to purchase shares of Tellabs Common Stock and issuances not involving in excess of 5% of the issued and outstanding Tellabs Common Stock on the date of the Merger Agreement. The Merger Agreement provides that nothing contained therein shall prohibit Tellabs from adopting a stockholder rights plan or issuing securities pursuant thereto.

     Each of Tellabs and Coherent has also agreed to notify the other in writing after becoming aware of any event or occurrence that would result in a material breach of any of its covenants or agreements set forth in the Merger Agreement or cause any of its representations as warranties to be untrue and which, if uncured, could reasonably be expected to cause certain conditions to the consummation of the Merger not to be satisfied.

     No Solicitation. Coherent has agreed that, from the date of the Merger Agreement to the earlier of the Effective Time or the termination of the Merger Agreement, it will not, directly or indirectly, and will cause its officers, directors, employees, representatives, agents and affiliates to not, (i) solicit, initiate or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantial assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction involving Coherent or its subsidiaries, other than the transactions contemplated or permitted by the Merger Agreement (any of the foregoing inquiries or proposals being referred to as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or (iii) enter into any agreement with respect to, agree to, approve or recommend any Takeover Proposal. Notwithstanding the foregoing restriction, the Merger Agreement permits Coherent and the Coherent Board to furnish non-public information or enter into discussions or negotiations in connection with an unsolicited bona fide written Takeover Proposal if and only to the extent that (1) such Takeover Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Coherent Board, after consultation with its financial advisors, result in a transaction more favorable to its stockholders from a financial point of view than the Merger (any such more favorable Takeover Proposal being referred to as a "Superior Proposal") and, in the reasonable good faith judgment of the Coherent Board, after consultation with its financial advisors, the person or entity making such Superior Proposal has the financial means to conclude such transaction, (2) the failure to take such action would, in the reasonable good faith judgment of the Coherent Board, on the basis of advice from its outside corporate counsel, be contrary to the fiduciary duties of the Coherent Board to Coherent's stockholders under applicable law, (3) prior to furnishing such non-public information or entering into such discussions or negotiations, the Coherent Board receives an executed confidentiality agreement with provisions no less favorable, with certain limited exceptions, to Coherent than those contained in its December 29, 1997 Confidentiality and Non Disclosure Agreement with Tellabs and (4) Coherent shall have complied with the provisions described in this paragraph. The Merger Agreement also does not prevent Coherent from complying with Rules 14d-9 or 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal.

     Coherent must notify Tellabs orally and in writing within 24 hours after receipt by Coherent (or its advisors) of any Takeover Proposal or any request for non-public information or access to its properties, books or records by anyone that informs Coherent it is considering a Takeover Proposal, including the identity of the person making the Takeover Proposal and the terms and conditions thereof. Coherent must notify Tellabs within 24 hours if the financial terms of such Takeover Proposal are modified. In addition, Coherent must notify Tellabs simultaneously with the delivery of notice to the Coherent Board, and in any event at least 24 hours prior to (unless a longer period is required by the Merger Agreement pursuant to the provisions described in the next following paragraph) each meeting of the Coherent Board held to consider taking definitive action with respect to withdrawing or modifying, in a manner adverse to Tellabs, its recommendation to Coherent's stockholders in favor of the Merger.

     Notwithstanding the foregoing, in the event that there exists a Superior Proposal before the Coherent Board and in the reasonable good faith judgment of Coherent, on the basis of the advice of its outside corporate counsel, the failure to accept a Superior Proposal before the Coherent Board would be contrary to the fiduciary duties of the Coherent Board to Coherent's stockholders under applicable law, the Coherent Board may terminate the Merger Agreement prior to the Stockholders Meeting (and, concurrent with such termination, cause Coherent to enter into an acquisition agreement with respect to such Superior Proposal), but only at a time that is (i) after the third day following receipt by Tellabs of Coherent's written notice that the Coherent Board is prepared to accept a Superior Proposal, specifying the material terms and conditions thereof and the person making such proposal; (ii) after Coherent pays the Termination Fee (as defined in " -- Fees and Expenses") to Tellabs in full and in immediately available funds; and (iii) after Coherent and its advisors have negotiated in good faith with Tellabs to make such changes to the terms and conditions of the Merger Agreement as would enable Coherent to proceed with the transactions contemplated thereby. From the date of the Merger Agreement through the Effective Time, Coherent has agreed not to terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (other than any entered into in the ordinary course of business not in connection with any possible Takeover Proposal) to which it or any of its subsidiaries is a party (other than any between Coherent and its Subsidiaries) and to enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof.

     The Coherent Board shall be entitled to withdraw or modify its recommendation to Coherent's stockholders in favor of approval and adoption of the Merger Agreement and the Merger if (i) it has complied with the provisions of the Merger Agreement described in this section and (ii) in the reasonable good faith judgment of the Coherent Board, on the basis of the advice of Coherent's outside corporate counsel, the making of, or the failure to withdraw or modify, such recommendation would be contrary to the fiduciary duties of the Coherent Board to Coherent's stockholders under applicable law.

     Stock Plans and Options. Coherent has agreed to provide to each holder of an outstanding Coherent Stock Option to purchase Coherent Common Stock under the Coherent Stock Plans the notice (if any) required pursuant to such plans in connection with the Merger. From and after the Effective Time, Tellabs has agreed to assume each outstanding vested and unvested Coherent Stock Option, and each such Coherent Stock Option will, pursuant to the terms of such option, be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Coherent Stock Option, the same number of shares of Tellabs Common Stock as the holder of such Coherent Stock Option would have been entitled to receive in the Merger pursuant to the Merger Agreement had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Coherent Common Stock pursuant to such Coherent Stock Option divided by
(ii) the Exchange Ratio. All other terms of such Coherent Stock Options will remain in effect.

     Coherent has agreed to take all actions necessary so that following the Effective Time no holder of a Coherent Stock Option or any participant in any employee benefit plan of Coherent will have any right thereunder to acquire capital stock of Coherent, Sub, or the Surviving Corporation. Coherent has also agreed to take all actions necessary so that, as of the Effective Time, none of Sub, Coherent, the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Coherent Stock Options, other options, warrants, rights or agreements which would entitle any person, other than Tellabs, Sub or its affiliates, to own any capital stock of Coherent, Sub, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof, except as otherwise provided in the Merger Agreement.

     Indemnification; Directors' and Officers' Insurance. The parties have agreed that all rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of Coherent provided in the Coherent Charter and Coherent By-laws will survive the Merger and continue in full force and effect in accordance with their terms for a period of not less than six years from the Effective Time and to the extent the Surviving Corporation fails to perform its obligations with respect thereto, Tellabs has agreed to perform such obligations. Tellabs and the Surviving Corporation will cause to be maintained for a period of not less than six years from the Effective Time Coherent's current directors and officers insurance and indemnification policy to the extent that is provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers of Coherent on the date of the Merger Agreement. Notwithstanding the foregoing, the parties have agreed that in no event shall the Surviving Corporation be required to pay a premium for such insurance coverage in any one year in excess of $150,000, and if the annual premiums of such insurance coverage exceed such amount or if such existing directors' and officers' insurance and indemnification policy expires, is terminated or canceled during such six-year period, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding $150,000.

CONDITIONS TO CLOSING

     Conditions to Each Party's Obligation to Effect the Merger. The respective obligations of each party to effect the Merger Agreement are subject to the following conditions: (i) the Merger Agreement shall have been adopted and approved by the requisite vote of holders of Coherent Common Stock pursuant to the DGCL and the Coherent Charter; (ii) the waiting period applicable to the consummation of the Merger under the HSR Act and any other material waiting periods under applicable foreign laws shall have expired or been terminated and no action by the Department of Justice, the FTC or any foreign Governmental Entity challenging or seeking to enjoin the consummation of the Merger shall be pending or have been instituted; (iii) the Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order; (iv) there shall be no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition issued or in effect restraining or prohibiting the consummation of the Merger or any of the transactions contemplated by the Merger Agreement or prohibiting or limiting the ownership, operation or control by Coherent, Tellabs or any of their respective subsidiaries of any portion of their respective businesses or assets or compelling any of them to dispose of, grant rights in respect of, or hold separate any portion of their respective businesses or assets; nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger; (v) the shares of Tellabs Common Stock to be issued in the Merger shall have been approved for quotation on Nasdaq; (vi) Coherent shall have received the written opinion, dated as of the Effective Time, of KPMG that KPMG concurs with management's conclusion that Coherent is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC and Tellabs shall have received the written opinion, dated as of the Effective Time, of Ernst & Young that Ernst & Young concurs with management's conclusion that Tellabs is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC, and that the Merger will qualify for pooling of interests accounting, each of such written opinions being in form and substance reasonably satisfactory to Coherent and Tellabs.

     Additional Conditions to Obligations of Tellabs and Sub. The obligations of Tellabs and Sub to effect the Merger are subject to the satisfaction or waiver of each of the following additional conditions, any of which may be waived in writing exclusively by Tellabs and Sub: (i) each of the representations and warranties of Coherent set forth in the Merger Agreement that is qualified by materiality shall be true and correct at and as of the date of the Closing (the "Closing Date") as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated by the Merger Agreement, and Tellabs shall have received a certificate signed on behalf of Coherent by the chief executive officer or chief financial officer of Coherent to such effect; (ii) Coherent shall have performed in all material respects all obligations required to be performed by it under the Merger Agreement at or prior to the

Closing Date, and Tellabs shall have received a certificate signed on behalf of Coherent by the chief executive officer or chief financial officer of Coherent to such effect; (iii) a Company Affiliate Letter shall have been executed and delivered to Tellabs by or on behalf of each director and executive officer of Coherent, and each such Company Affiliate Letter shall be in full force and effect; (iv) no Material Adverse Effect with respect to Coherent shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Material Adverse Effect with respect to Coherent; provided that if the event resulting in such Material Adverse Effect was beyond the control of Coherent, such event shall not be deemed to have occurred for purpose of satisfying this condition unless Tellabs pays Coherent $2,000,000 in immediately available funds (the term "Material Adverse Effect" is defined in the Merger Agreement to mean, when used in connection with Tellabs or Coherent, any change or effect that is materially adverse to the business, properties, assets, condition (financial or otherwise), or results of operations of such party and its subsidiaries taken as a whole but excluding (i) any change resulting from general economic conditions or general industry conditions or
(ii) any change caused by the transactions contemplated by the Merger Agreement and the public announcement thereof); (v) Tellabs shall have received an opinion of its counsel, in form and substance reasonably satisfactory to Tellabs, dated the Effective Time, substantially to the effect described under "The
Merger -- Certain Federal Income Tax Consequences"; and (vi) there shall not be pending or threatened any suit, action or proceeding by any Governmental Entity before any court or governmental authority, agency or tribunal, domestic or foreign, seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by the Merger Agreement or seeking to obtain from any of the parties any damages in connection therewith, seeking to prohibit or limit the ownership, operation or control by Coherent, Tellabs or any of their respective subsidiaries of any portion of the business or assets of the respective parties, or to compel the parties to dispose of, grant rights in respect of, or hold separate any portion of their respective businesses or assets or which otherwise is reasonably likely to have a Material Adverse Effect on Coherent.

     Additional Conditions to Obligations of Coherent. The obligation of Coherent to effect the Merger is subject to the satisfaction of each of the following additional conditions, any of which may be waived, in writing, exclusively by Coherent: (i) each of the representations and warranties of Tellabs and Sub set forth in the Merger Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated by the Merger Agreement, and Coherent shall have received a certificate signed on behalf of Tellabs by the chief executive officer or chief financial officer of Tellabs to such effect; (ii) Tellabs and Sub shall have performed in all material respects all obligations required to be performed by them under the Merger Agreement at or prior to the Closing Date, and Coherent shall have received a certificate signed on behalf of Tellabs by the chief executive officer or chief financial officer of Tellabs to such effect; (iii) no Material Adverse Effect with respect to Tellabs shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Material Adverse Effect with respect to Tellabs; provided that, if the event resulting in such Material Adverse Effect was beyond the control of Tellabs, such event shall not be deemed to have occurred for purposes of satisfying this condition unless Coherent pays Tellabs $2,000,000 in immediately available funds; (iv) Coherent shall have received an opinion of its counsel, in form and substance reasonably satisfactory to Coherent, dated the Effective Time, substantially to the effect described under "The Merger -- Certain Federal Income Tax Consequences."

TERMINATION

     The Merger Agreement may be terminated at any time prior to the Effective Time, whether before or after approval by the stockholders of Coherent of the matters presented in connection with the Merger (a) by the mutual written consent of Tellabs and Coherent; (b) by either Tellabs or Coherent if the Merger shall not have been consummated by August 15, 1998 (provided, however, that the right to terminate the Merger Agreement under this provision shall not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); (c) by either Tellabs or Coherent, if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals of such order, decree, ruling or action shall have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired (provided, however, that the right to terminate the Merger Agreement under this clause (c) shall not be available to any party to the Merger Agreement which has not complied with its obligations under the Merger Agreement relating to compliance with legal requirements imposed on such party with respect to the Merger); (d) by either Tellabs or Coherent, if, at the Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the stockholders of Coherent in favor of the Merger Agreement and approval of the Merger shall not have been obtained, (provided, however, that the right to terminate the Merger Agreement under this clause (d) shall not be available to Coherent if it has not complied with certain of its obligations under the Merger Agreement, including those set forth under "-- Certain Covenants and Agreements -- No Solicitation"); (e) by Tellabs, if (i) the Coherent Board or any committee thereof shall have withdrawn or modified its recommendation of the Merger Agreement or the Merger to Coherent's stockholders in a manner adverse to Tellabs; (ii) an Alternative Transaction involving Coherent shall have taken place or the Coherent Board or any committee thereof shall have recommended such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of Coherent, or shall have publicly announced its intention to recommend such an Alternative Transaction (or proposal or offer therefor) or to engage in such a transaction or shall have failed to recommend against such Takeover Proposal; or (iii) a tender offer or exchange offer for any of the outstanding shares of Coherent Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Tellabs or an affiliate of Tellabs) and the Coherent Board or any committee thereof shall have recommended that the stockholders of Coherent tender their shares in such tender or exchange offer or publicly announced its intention to take no position with respect to such tender or exchange offer; or (f) by Tellabs, if a breach of any representation, warranty, covenant or agreement on the part of Coherent set forth in the Merger Agreement shall have occurred which, if uncured, would cause the conditions of Tellabs to the consummation of the Merger not to be satisfied and such breach is either incapable of being cured or shall not have been cured within 20 business days following receipt by Coherent of written notice of such breach from Tellabs; (g) by Coherent if a breach of any representation, warranty, covenant or agreement on the part of Tellabs set forth in the Merger Agreement shall have occurred which, if uncured, would cause the conditions of Coherent to the consummation of the Merger not to be satisfied and such breach is either incapable of being cured or shall not have been cured within 20 business days following receipt by Tellabs of written notice of such breach from Coherent; or (h) by Coherent in connection with a Superior Proposal, as described in "-- Certain Covenants and Agreements -- No Solicitation;" provided, that it has complied with all applicable requirements and has paid the Termination Fee.

FEES AND EXPENSES

     Except as described below, whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expenses; provided, that all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in connection with the printing and filing of this Proxy Statement/Prospectus and any fees required to be paid by Tellabs in connection with any required filings under the HSR Act shall be shared equally by Tellabs and Coherent, except that the amount of fees and expenses to be paid by Coherent pursuant to the preceding proviso shall be limited to $200,000.

     If any Takeover Proposal is made between the date of the Merger Agreement and the termination of the Merger Agreement and if the Merger Agreement is terminated (i) by Tellabs following a breach by Coherent as described in clause
(f) of "-- Termination," or (ii) by Tellabs or Coherent as a result of the failure to receive the requisite vote for adoption of the Merger Agreement and approval of the Merger by the stockholders of Coherent at the Stockholders Meeting, then if an Alternative Transaction involving Coherent shall take place or Coherent shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Alternative Transaction (each, an "Acquisition Agreement") within 12 months of such termination, then Coherent shall pay to Tellabs a termination fee in the amount of $12,000,000 (the "Termination Fee") simultaneously with the earlier to occur of such Alternative Transaction or execution of such Acquisition Agreement. If the Merger Agreement is terminated by Tellabs under certain circumstances, including that the Coherent Board shall have withdrawn or modified its recommendation of the Merger Agreement, as set forth in clause (e) of "-- Termination," then Coherent shall pay to Tellabs the

Termination Fee no later than one business day following such termination. If the Merger Agreement is terminated by Coherent in connection with a Superior Proposal as described in clause (h) of "-- Termination," then Coherent shall pay to Tellabs the Termination Fee prior to, and as a condition to, effectiveness of such termination. Any Termination Fee payable under the Merger Agreement shall be paid in immediately available funds.

     For purposes of the Merger Agreement, "Alternative Transaction" involving Coherent means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Tellabs or Sub, or any affiliate thereof (a "Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) more than 35% of the equity securities of voting power of Coherent or any of its subsidiaries, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving Coherent or any of its subsidiaries pursuant to which any Third Party acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than 35% of the outstanding equity securities or voting power of Coherent or any of its subsidiaries or of the entity surviving such merger or business combination or resulting from such consolidation, (iii) any other transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of Coherent or any of its subsidiaries (including, for this purpose, outstanding equity securities of subsidiaries of such party) having a fair market value equal to more than 35% of the fair market value of all the consolidated assets of Coherent immediately prior to such transaction or series of transactions, or
(iv) any transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of the Coherent Board or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Coherent Board.

                   INTERESTS OF CERTAIN PERSONS IN THE MERGER

     In considering the recommendation of the Coherent Board with respect to the Merger Agreement, the stockholders of Coherent should be aware that certain persons, as members of Coherent's management or the Coherent Board, have interests in the Merger in addition to their interests as stockholders of Coherent. The Coherent Board was aware of these interests and considered them, among other things, in approving the Merger.

EMPLOYMENT AGREEMENTS

     In order to provide incentives to senior management to remain with Coherent at least through the Closing of the Merger and the integration of the companies, Coherent may, pursuant to the terms of the Merger Agreement, enter into employment agreements, to be dated as of the Effective Time, with certain of its existing officers (including Daniel L. McGinnis, Chief Executive Officer and a director, David Powell, President and Chief Operating Officer, Melba G. Chan, Vice President and Chief Financial Officer, and Miles Pratt, Vice President), pursuant to which such officers would continue, after the Effective Time, to serve in comparable positions. Such employment agreements will have a term of one year and will provide for base salaries the same as those in effect with respect to such officers on February 1, 1998 unless Tellabs otherwise agrees. In addition, pursuant to such employment agreements, for the period from January 1, 1998 until the Effective Time bonuses for such officers will be calculated pursuant to the terms of Coherent's current fiscal 1998 bonus plan and for the period from the Effective Time through December 31, 1998 bonuses for such officers will be calculated in a manner to provide such officers the same potential compensation as would have been available under the current fiscal 1998 bonus plan.

SEVERANCE AGREEMENT

     Coherent is a party to a severance and non-competition agreement with Mr. McGinnis that will continue in effect following the Effective Time. This agreement provides for severance payments equal to one year of Mr. McGinnis' base salary following the termination of his employment with Coherent for reasons other than just cause or voluntary resignation. Pursuant to this agreement, Mr. McGinnis has agreed to refrain from competing with Coherent for one year after the termination of his employment, and Coherent's severance payments are conditioned upon adherence to such non-competition provisions. This agreement also provides that, for the period in which severance payments are made, Mr. McGinnis will be covered under the medical and health insurance plans which Coherent provides for its executives.

TERMINATION OF ADMINISTRATIVE SERVICE AGREEMENT

     Coherent and Safeguard are parties to an administrative services agreement (the "Administrative Services Agreement"), pursuant to which Safeguard provides Coherent with administrative support services for an annual fee (the "Services Fee") that is paid monthly and is equal to one and one-half percent of Coherent's net sales in each calendar year up to pre-determined maximum amounts. In 1997, Coherent paid Safeguard a Service Fee of $660,000, the maximum amount payable for such year. The maximum amount payable in 1998 is $480,000. The Administrative Services Agreement has a term that currently extends through December 31, 2001 and automatically renews for annual terms thereafter unless either party provides notice to the other within 90 days prior to the end of the then current term. Pursuant to the Merger Agreement, Coherent is obligated to terminate the Administrative Services Agreement effective as of the Effective Time (or such later date, up to 180 days following the Effective Time, as requested by Tellabs), following which time Coherent will have no further obligations thereunder other than the payment to Safeguard of a termination fee equal to the Service Fee payable with respect to the period commencing on the date of termination and ending on December 31, 1998. Charles A. Root and Warren
V. Musser, each directors of Coherent, are affiliated with Safeguard.

INDEMNIFICATION

     For six years after the Effective Time, Tellabs and Coherent have agreed that the Surviving Corporation will maintain certain rights to indemnification in favor of the current and former directors or officers of Coherent, and Tellabs has agreed to perform such obligations to the extent the Surviving Corporation fails to do so. Tellabs and Coherent have agreed to maintain Coherent's existing directors' and officers' liability insurance policy or provide a similar policy, subject to certain limitations. See "Indemnification; Directors' and Officers' Insurance" under "TERMS OF THE MERGER
AGREEMENT -- Certain Covenants and Agreements."

                             STOCKHOLDER AGREEMENTS

     The following is a summary of certain provisions of the Safeguard Stockholder Agreement and the form of Stockholder Agreement entered into between Tellabs and the other Stockholders, conformed copies of which are attached hereto as Annex II and Annex III, respectively, and incorporated herein by reference. This summary is qualified in its entirety by reference to the Stockholder Agreements. Stockholders of Coherent are urged to read the Stockholder Agreements in their entirety.

     Concurrently with the execution of the Merger Agreement, in order to induce Tellabs to enter into the Merger Agreement, Safeguard, the owner of 4,843,342 (approximately 31.2%) of the outstanding shares of Coherent Common Stock as of the Record Date, and the other Stockholders, who are current directors of Coherent and who collectively owned an aggregate of 1,160,920 (approximately 7.5%) of the outstanding shares of Coherent Common Stock as of the Record Date, entered into Stockholder Agreements with Tellabs. Subsequent to the execution of the Stockholder Agreements and prior to the Record Date, with the approval of Tellabs, Mr. McGinnis transferred 8,958 shares of Coherent Common Stock held by him to each of his three daughters (for a total of 26,874 shares of Coherent Common Stock, approximately 0.2% of the outstanding shares of Coherent Common Stock as of the Record Date), each of whom has agreed to be bound by the terms and conditions of the Stockholder Agreement entered into by Mr. McGinnis.

     The Stockholder Agreements provide, among other things, that: (a) at the Stockholders Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement; (b) at any meeting of stockholders of Coherent or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by Coherent or any subsidiary thereof or any other Takeover Proposal or (ii) any amendment of the Coherent Charter or the Coherent By-laws or other proposal or transaction involving Coherent or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of Coherent; and (c) the Stockholder will not (i) Transfer, or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions. The Stockholder Agreements bind the actions of the Stockholders only in their capacity as Coherent stockholders.

                      DESCRIPTION OF TELLABS COMMON STOCK

     The statements set forth under this heading with respect to the DGCL, Tellabs' Restated Certificate of Incorporation (the "Tellabs Charter") and Tellabs' Amended and Restated By-laws (the "Tellabs By-laws") (copies of which have been filed as Exhibits to the Registration Statement) are brief summaries thereof and do not purport to be complete; such statements are subject to the detailed provisions of the DGCL, the Tellabs Charter and the Tellabs By-laws. See "AVAILABLE INFORMATION."

CAPITAL STOCK

     The authorized capital stock of Tellabs consists of 500,000,000 shares of Tellabs Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value (the "Tellabs Preferred Stock"). At the close of business on February 16, 1998, there were 181,771,682 shares of Tellabs Common Stock issued and outstanding and no shares of Tellabs Preferred Stock issued or outstanding.

     The Tellabs Board is authorized by the Tellabs Charter to issue Tellabs Preferred Stock in one or more series, from time to time, with such voting powers, full or limited, or without voting powers, and with such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as may be stated in the resolution or resolutions providing for the issuance of Tellabs Preferred Stock adopted by the Tellabs Board. The issuance of shares of Tellabs Preferred Stock would affect the relative rights of Tellabs Common Stock, depending upon the exact terms, qualifications, limitations and relative rights and preferences, if any, of the shares of Tellabs Preferred Stock as determined by the Tellabs Board at the time of issuance.

DIVIDEND RIGHTS

     The holders of Tellabs Common Stock are entitled to receive ratably, from funds legally available for the payment thereof, dividends when and as declared by resolution of the Tellabs Board, subject to any preferential dividend rights of the holders of any outstanding series of Tellabs Preferred Stock. Tellabs has never paid cash dividends and currently has no plans to pay cash dividends in the near future. See "SUMMARY -- Market Prices."

VOTING RIGHTS

     The holders of Tellabs Common Stock are entitled to one vote for each share held on each matter submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of Tellabs Common Stock entitled to vote in any election of directors may elect all of the directors then standing for election. See "-- Change of Control" for information regarding Tellabs' classified Board of Directors. All elections and matters submitted to a vote of stockholders are decided by the affirmative vote of a majority of the shares present (in person or by proxy) and entitled to vote at a meeting at which a quorum is present, except as otherwise required by the DGCL or the Tellabs Charter. The Tellabs Charter prohibits action by holders of Tellabs Common Stock to be taken by written consent.

     Under Delaware law, the affirmative vote of a majority of the outstanding shares is sufficient for amendments to the certificate of incorporation, unless the certificate of incorporation specifies a higher percentage. Article Sixth of the Tellabs Charter provides that the provisions of Article Fifth or Article Sixth of the Tellabs Charter (Article Fifth relates to amendment of the Tellabs By-laws and Article Sixth relates to the election of the Tellabs Board and meetings of stockholders of Tellabs) may not be repealed or amended unless such action is approved by the affirmative vote of the holders of 75% of the voting power of the then outstanding shares of Tellabs. Article Fifth of the Tellabs Charter provides that the Tellabs By-laws may be amended or repealed by the Tellabs Board, or by the affirmative vote of the holders of 75% of the voting power of the then outstanding shares of Tellabs.

CHANGE OF CONTROL

     The DGCL, the Tellabs Charter and the Tellabs By-laws contain provisions that could discourage or make more difficult a change of control of Tellabs.

     Charter and By-law Provisions. The Tellabs Charter and the Tellabs By-laws provide that special meetings of stockholders may be called by the President or by the President upon the written request of a majority of the Tellabs Board. Stockholders of Tellabs are not entitled to request a special meeting.

     The Tellabs By-laws provide that nominations for the election of directors may be made by the Tellabs Board or a committee appointed by the Tellabs Board or by any stockholder entitled to vote in the election of directors generally. However, any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at a meeting of stockholders of Tellabs only if written notice of such stockholder's intent to make such nomination or nominations has been given, either by personal delivery or by mail, postage prepaid, to Tellabs not later than (i) with respect to an election to be held at an annual meeting of stockholders, 120 days in advance of the date of the proxy statement released to stockholders in connection with the previous year's annual meeting of stockholders, and (ii) with respect to an election to be held at a special meeting of stockholders for the election of directors, at least 15 days before the date that the proxy statement in connection with such meeting is to be mailed to the stockholders. Each such notice must set forth: (a) the name and address of the stockholder who intends to make the nomination and of the persons or persons to be nominated; (b) a representation that the stockholder is a holder of record of Tellabs stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; (c) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; (d) such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, had the nominee been nominated, or intended to be nominated, by the Tellabs Board; and (e) the consent of each nominee to serve as a director if so elected. The presiding officer at the meeting may refuse to acknowledge the nomination of any person not made in compliance with the foregoing procedure.

     Under the Tellabs Charter and the Tellabs By-laws, the Tellabs Board is currently fixed at eight members. In addition, the Tellabs Board is divided into three classes, as nearly equal in number as possible. At each annual meeting of stockholders, directors elected to succeed those in the class whose terms then expire are elected for three-year terms, so that the term of office of one class of directors will expire each year. Vacancies which occur on the Tellabs Board may be filled by the Tellabs Board and directors elected to fill a vacancy will hold office for the remainder of the term of the class to which they have been elected. If the number of directors is modified, any increase or decrease in directorships would be apportioned among the classes so as to make all classes as nearly equal in number as possible. These staggered terms for directors extend the time required to elect a majority of directors from one to two years. It would be impossible, assuming no resignations or removals of directors, for the stockholders of Tellabs to change a majority of the directors of Tellabs at any annual meeting should they consider such a change desirable, unless Article Sixth of the Tellabs Charter is amended by action of at least 75% of the voting power of the then outstanding shares of Tellabs. The stockholders of Tellabs have the ability to remove directors only for cause, and only by action of holders of 75% of the voting power of the then outstanding shares of Tellabs.

     The Tellabs Charter provides that the Tellabs Board, when evaluating any offer of another person to (a) make a tender or exchange offer for any equity security of Tellabs, (b) merge or consolidate Tellabs with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of Tellabs, may in connection with the exercise of its judgment in determining what is in the best interests of Tellabs and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituencies of Tellabs and its subsidiaries and in the communities in which Tellabs and its subsidiaries operate or are located.

     DGCL. Section 203 of the DGCL prohibits generally a public Delaware corporation, including Tellabs, from engaging in a Business Combination (as defined herein) with an Interested Stockholder (as defined herein) for a period of three years after the date of the transaction in which an Interested Stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such Interested Stockholder became such, either such Business Combination or such transaction; (ii) upon consummation of such transaction, such Interested Stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares); or (iii) such Business Combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder). For purposes of Section 203 of the DGCL, a "Business Combination" includes: (i) mergers, consolidations and sales or other dispositions of 10% or more of the assets of a corporation to or with an Interested Stockholder; (ii) certain transactions resulting in the issuance or transfer to an Interested Stockholder of any stock of such corporation or its subsidiaries; and (iii) other transactions resulting in a disproportionate financial benefit to an Interested Stockholder, where an "Interested Stockholder" is a person who, together with its affiliates and associates, owns (or within a three-year period did own) 15% or more of a corporation's stock entitled to vote generally in the election of directors.

LIQUIDATION RIGHTS

     Upon the liquidation, dissolution or winding up of the affairs of Tellabs, the holders of Tellabs Common Stock are entitled to share ratably in all assets of Tellabs available for distribution to such holders after the payment of all debts and other liabilities, subject to the prior rights of the holders of any outstanding series of Tellabs Preferred Stock.

MISCELLANEOUS

     The holders of Tellabs Common Stock do not have preemptive, subscription, redemption or conversion rights. The outstanding shares of Tellabs Common Stock are, and the shares of Tellabs Common Stock to be delivered pursuant to the Merger upon delivery will be, duly authorized, validly issued, fully paid and nonassessable. The outstanding shares of Tellabs Common Stock are, and the shares of Tellabs Common Stock to be delivered pursuant to the Merger upon notice of issuance will be, listed on Nasdaq. Harris Trust and Savings Bank is the transfer agent and registrar for Tellabs Common Stock.

                     COMPARISON OF THE RIGHTS OF HOLDERS OF
                 TELLABS COMMON STOCK AND COHERENT COMMON STOCK

     The statements set forth under this heading with respect to the DGCL, Coherent's Certificate of Incorporation (the "Coherent Charter") and By-laws (the "Coherent By-laws"), the Tellabs Charter and the Tellabs By-laws (copies of which have been filed as Exhibits to the Registration Statement) are brief summaries thereof and do not purport to be complete; such statements are subject to the detailed provisions of the DGCL, the Coherent Charter, the Coherent By-laws, the Tellabs Charter and the Tellabs By-laws. See "AVAILABLE INFORMATION."

GENERAL

     The following summary compares certain rights of the holders of Coherent Common Stock to the rights of the holders of Tellabs Common Stock. The rights of holders of Coherent Common Stock are governed principally by the DGCL, the Coherent Charter and the Coherent By-laws. Upon consummation of the Merger, such stockholders will become holders of Tellabs Common Stock, and their rights will be governed principally by the DGCL, the Tellabs Charter and the Tellabs By-laws. In most respects, the rights of Tellabs stockholders are similar to those of Coherent stockholders. The following summarizes the material differences between the rights of holders of Coherent Common Stock and Tellabs Common Stock.

DIVIDENDS

     Under the DGCL, a corporation may pay dividends out of surplus (defined as the excess, if any, of net assets over capital) or, if no such surplus exists, out of its net profits for the fiscal year in which such dividends are declared and/or for its preceding fiscal year; provided, that dividends may not be paid out of net profits if the capital of such corporation is less than the aggregate amount of capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets.

     Neither Tellabs nor Coherent has ever paid cash dividends and currently neither has plans to pay cash dividends in the near future. See "DESCRIPTION OF TELLABS COMMON STOCK -- Dividend Rights" and "SUMMARY -- Market Prices."

VOTING RIGHTS

     Each share of Coherent Common Stock and each share of Tellabs Common Stock is entitled to one vote on each matter submitted to a vote of stockholders. Neither the holders of Coherent Common Stock nor the holders of Tellabs Common Stock have cumulative voting rights in the election of directors.

     The Coherent directors are elected by the affirmative vote of the plurality of the votes cast (in person or by proxy) in the election of directors at a meeting of stockholders at which a quorum is present. The Tellabs directors are elected by the affirmative vote of the majority of the shares present (in person or by proxy) and entitled to vote in the election of directors at a meeting of stockholders at which a quorum is present. For additional information regarding the comparable voting rights of the holders of Tellabs Common Stock, see "DESCRIPTION OF TELLABS COMMON STOCK -- Voting Rights."

DIRECTORS

     Number and Election of Directors. Under the DGCL, the charter document or by-laws of a corporation may specify the number of directors. The Coherent Charter and the Coherent By-laws provide that the Coherent Board shall consist of such number of directors as the Coherent Board shall designate, with the number being three in the absence of any such designation. The current number of directors has been designated by the Coherent Board to be seven. The number of directors may be changed only by resolution of the Coherent Board. The Coherent Board may fill vacancies and newly created directorships. Under the Tellabs Charter and the Tellabs By-laws the number of directors on the Tellabs Board is currently fixed at eight members. The size of the Tellabs Board may be changed only by amending the Tellabs By-laws. The Tellabs Board may fill vacancies and newly created directorships.

     Classification. Directors on the Tellabs Board serve staggered terms of office. The Tellabs Charter provides that the Tellabs Board shall be divided, with respect to the terms of office for the individual directors, into three classes, as nearly equal as possible, with each class to serve a staggered three-year term. Directors on the Coherent Board do not serve staggered terms, and are elected to one-year terms of office.

     Removal. In the absence of express director removal provisions, the DGCL provides that directors may be removed, with or without cause, by a majority vote of the holders of the voting stock of a corporation entitled to vote at the meeting at which the vote is taken, except that, with respect to a staggered board, in the absence of contrary provisions in a corporation's certificate of incorporation, stockholders may only remove a director for cause. The Tellabs Charter expressly provides for the removal (only for cause) of any director or directors on the Tellabs Board only by the affirmative vote of either the holders of 75% of the voting power of the then outstanding shares of capital stock of Tellabs entitled to vote in the election of directors or by a majority of the Tellabs Board. The Coherent Charter does not contain any provisions relating to removal of directors; therefore, such removal shall be governed by the DGCL.

     Nominations. Neither the Coherent By-laws nor the Coherent Charter contain provisions relating to the nominations of directors. See "Charter and By-law Provisions" under "DESCRIPTION OF TELLABS COMMON STOCK -- Change of Control" for a description of the provisions of the Tellabs Charter and the Tellabs By-laws relating to the nomination of directors.

     Liability of Directors. The DGCL permits a corporation to limit the personal liability of its directors, with specified exceptions. The DGCL permits a corporation to include in its certificate of incorporation a provision limiting or eliminating the liability of its directors to such corporation or its stockholders for monetary damages arising from a breach of fiduciary duty, except for: (i) a breach of the duty of loyalty to the corporation or its stockholders; (ii) acts or omissions not in good faith or constituting intentional misconduct or a knowing violation of law; (iii) a declaration of a dividend or the authorization of the repurchase or redemption of stock in violation of the DGCL; or (iv) any transaction from which the director derived an improper personal benefit. Both the Coherent Charter and the Tellabs Charter eliminate director liability to the maximum extent permitted by the DGCL.

CALL OF SPECIAL MEETINGS

     A special meeting of the stockholders of Coherent may be called by the Coherent Board or the Chief Executive Officer of Coherent. Coherent stockholders may not request a special meeting. Special meetings of stockholders of Tellabs may be called only by the President of Tellabs or by the President of Tellabs upon the written request of a majority of the Tellabs Board. Tellabs stockholders may not request a special meeting.

ACTION OF STOCKHOLDERS WITHOUT A MEETING

     The DGCL permits the stockholders of a corporation to consent in writing to any action without a meeting, unless the certificate of incorporation of such corporation provides otherwise, provided such consent is signed by stockholders having at least the minimum number of votes required to authorize such action at a meeting of stockholders. The Coherent By-laws specifically allow the stockholders of Coherent to take action without a meeting, without notice and without a vote if written consents setting forth the action to be taken are signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to authorize the action at a meeting of stockholders called for that purpose at which all shares entitled to vote thereon were present and voted. The Tellabs Charter prohibits action by the holders of Tellabs Common Stock to be taken by written consent.

STOCKHOLDER PROPOSALS

     The Coherent By-laws restrict business that may be transacted at a special meeting of Coherent stockholders to the subjects stated in the notice of the meeting. As described above, the Tellabs Charter restricts the manner in which nominations for director may be made by stockholders. See "Charter and By-Law Provisions" under "DESCRIPTION OF TELLABS COMMON STOCK -- Change of Control."

AMENDMENT TO CERTIFICATE OF INCORPORATION

     Under the DGCL, the certificate of incorporation of a corporation may be amended by resolution of the board of directors and the affirmative vote of the holders of a majority of the outstanding shares of stock entitled to vote thereon. With respect to any amendment to the certificate of incorporation of a corporation that would adversely affect a particular class or series of stock, the DGCL requires the separate approval by the holders of the affected class or series of stock, voting together as a single class. The Coherent Charter provides that it may be amended in the manner prescribed by the DGCL. For a description of the requirements related to the amendment of the Tellabs Charter, see "DESCRIPTION OF TELLABS COMMON STOCK -- Voting Rights."

AMENDMENT TO BY-LAWS

     The Coherent By-laws may be amended or repealed by the affirmative vote of a majority of the Coherent Board present at any meeting or by the stockholders at any meeting. The Tellabs By-laws may be amended or replaced by the Tellabs Board or by the affirmative vote of holders of at least 75% of the voting power of the then outstanding shares of Tellabs capital stock entitled to vote in the election of directors.

APPROVAL OF MERGERS AND ASSET SALES

     Under the DGCL, unless required by its certificate of incorporation (neither the Coherent Charter nor the Tellabs Charter contain such a requirement), no vote of the stockholders of a constituent corporation surviving a merger is necessary to authorize such merger if: (i) the agreement of merger does not in any way amend the certificate of incorporation of such constituent corporation; (ii) each share of stock of such constituent corporation outstanding immediately prior to such merger is to be an identical outstanding or treasury share of the surviving corporation after such merger; (iii) either no shares of Common Stock of the surviving corporation and no shares, securities or obligations convertible into such Common Stock are to be issued under the plan of merger, or the number of shares of Common Stock issued or so issuable does not exceed 20% of the number thereof outstanding immediately prior to such merger; and (iv) certain other conditions are satisfied. In addition, the DGCL provides that a parent corporation that is the record holder of at least 90% of the outstanding shares of each class of stock of a subsidiary may merge such subsidiary into such parent corporation without the approval of such subsidiary's stockholders or board of directors.

     The Tellabs Charter provides that the Tellabs Board, when evaluating any offer of another person to (a) make a tender or exchange offer for any equity security of Tellabs, (b) merge or consolidate Tellabs with another corporation, or (c) purchase or otherwise acquire all or substantially all of the properties and assets of Tellabs, may in connection with the exercise of its judgment in determining what is in the best interests of Tellabs and its stockholders, give due consideration to all relevant factors, including without limitation the social and economic effects on the employees, customers, suppliers and other constituencies of Tellabs and its subsidiaries and in the communities in which Tellabs and its subsidiaries operate or are located. Neither the Coherent Charter nor the Coherent By-laws contain a similar provision.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the DGCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to: (i) any action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) against expenses (including attorneys' fees), judgments, fines and reasonable settlement amounts if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation and, with respect to any criminal proceeding, had no reasonable cause to believe that his or her conduct was unlawful; or (ii) any derivative action or suit on behalf of such corporation against expenses (including attorneys' fees) actually and reasonably incurred in connection with the defense or settlement of such action or suit, if such person acted in good faith and reasonably believed that his or her actions were in or not opposed to the best interests of such corporation. With respect to derivative suits and actions, in the event that a person is adjudged to be liable to the corporation, the DGCL prohibits indemnification unless, and then only to the extent that, either the Delaware Court of Chancery or the court in which such derivative action or suit was brought determines that such person is entitled to indemnification for those expenses which that court deems proper. To the extent that a representative of a corporation has been successful on the merits or otherwise in the defense of a third party or derivative action, indemnification for actual and reasonable expenses incurred is mandatory.

     The Coherent Charter provides for the indemnification of directors and officers of Coherent to the maximum extent permitted by the DGCL. The Coherent By-laws authorize the Coherent Board, from time to time, to indemnify employees and agents of Coherent to the maximum extent permitted by the Coherent By-laws with respect to the indemnification of officers and directors. The Coherent By-laws provide for the advancement of certain expenses, provided that, if required by the DGCL, the officer or director deliver to

Coherent an undertaking to reimburse all amounts so advanced to which the officer or director is determined by a court not to be entitled.

     The Tellabs By-laws provide for indemnification of directors and officers of Tellabs to the maximum extent permitted under the DGCL. The Tellabs By-laws further provide for the advancement of certain expenses upon receipt of an undertaking to repay such amount if it shall ultimately be determined that such director or officer is not entitled to be indemnified by Tellabs.

ANTI-TAKEOVER PROVISIONS

     Section 203 of the DGCL prohibits generally a public Delaware corporation from engaging in a Business Combination with an Interested Stockholder for a period of three years after the date of the transaction in which an Interested Stockholder became such, unless: (i) the board of directors of such corporation approved, prior to the date such Interested Stockholder became such, either such Business Combination or such transaction; (ii) upon consummation of such transaction, such Interested Stockholder owns at least 85% of the voting shares of such corporation (excluding specified shares); or (iii) such Business Combination is approved by the board of directors of such corporation and authorized by the affirmative vote (at an annual or special meeting and not by written consent) of at least 66 2/3% of the outstanding voting shares of such corporation (excluding shares held by such Interested Stockholder).

     The Coherent Charter provides that Section 203 of the DGCL shall not be applicable to Coherent. Neither the Tellabs Charter nor Tellabs By-Laws contain a similar provision. For information on the provisions of the DGCL with respect to certain Business Combinations, see "DGCL" under "DESCRIPTION OF TELLABS COMMON STOCK -- Change of Control."

LIQUIDATION

     The Coherent Charter does not address liquidation, dissolution or winding up of Coherent. Upon the liquidation, dissolution or winding up of the affairs of Tellabs, the holders Tellabs Common Stock are entitled to share ratably in all remaining assets of Tellabs available for distribution to such holders, subject to the prior rights of the holders of any outstanding series of Tellabs Preferred Stock. See "DESCRIPTION OF TELLABS COMMON STOCK -- Liquidation Rights."

MISCELLANEOUS

     Neither shares of Coherent Common Stock nor shares of Tellabs Common Stock have preemptive, subscription, redemption or conversion rights.

                              BUSINESS OF TELLABS

     Tellabs designs, manufactures, markets and services voice and data transport and network access systems that are used worldwide by public telephone companies, long-distance carriers, alternate service providers, cellular and other wireless service providers, cable operators, government agencies, utilities and business end-users.

     Products provided by Tellabs include digital cross-connect systems, managed digital networks, network access and wireless system products. Digital cross-connect systems include Tellabs' TITAN (a registered trademark of Tellabs Operations, Inc.) 5500 and 5300 series of digital cross-connect systems. Managed digital networks include Tellabs' MartisDXX (a Finnish trademark of Tellabs Oy) integrated access and transport system, statistical multiplexers, packet switches, and T1 multiplexers, and network management systems. Network access products include digital signal processing products such as echo cancelers and T-coders; special service products such as voice frequency products; and local access products such as the CABLESPAN (a registered trademark of Tellabs Operations, Inc.) system.

     Tellabs' products are sold in both the domestic and international marketplaces (under the Tellabs name and trademarks and under private labels) through Tellabs' field sales force and selected distributors to a major customer base. This base includes Regional Bell Operating Companies, independent telephone companies, interexchange carriers, local telephone administrations, local exchange carriers, original equipment manufacturers, cellular and other wireless service companies, cable operators, alternate service providers, system integrators, government agencies, and business end-users ranging from small businesses to Fortune 500 companies.

     Tellabs was incorporated in Delaware in 1992 in connection with the reincorporation of its predecessor corporation from an Illinois corporation to a Delaware corporation. Tellabs' predecessor corporation began operations in 1975 and became a public company in 1980.

     Tellabs' principal executive offices are located at 4951 Indiana Avenue, Lisle, Illinois 60532-1698 and its telephone number is (630) 378-8800. For further information concerning Tellabs, see "SUMMARY -- Tellabs, Inc. Selected Consolidated Financial Data," "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                              BUSINESS OF COHERENT

     Coherent develops, manufactures and markets voice quality enhancement products for wireless (including digital cellular and personal communication systems), satellite-based, cable communication systems, and wireline telecommunications systems throughout the world. Coherent is a worldwide leader in state of the art voice enhancement technology, spanning transmission products and conference products. Coherent's products utilize proprietary high speed reduced instruction set computer microchips along with proprietary software to enhance the quality of voice communications during a telephone call. Coherent's products are compatible with domestic and foreign telecommunications systems.

     Coherent's transmission products include echo cancellation platforms and associated network software such as stand-alone echo cancellers and integrated echo cancellers that enhance voice quality in several ways, including eliminating electrical and acoustic echoes inherent in telecommunications systems. Coherent's transmission products are designed to support a variety of speech enhancement functions in addition to echo cancellation. Sculptured Sound(R) is designed to automatically optimize speech levels in a variety of local, long distance and cellular networks. Enhanced Audio Plus(TM), Netreach(R) and other software products may be incorporated into new transmission products or marketed to existing transmission product customers of Coherent that desire enhanced audio quality and functionality. Coherent sells its transmission products to network operators and other end-users through its direct sales force and third-party distributors, and also to other telecommunications equipment manufacturers through its direct sales force. Coherent's products are used globally by major wireless and wireline telecommunications companies and network operators, including AT&T Wireless, British Telecom, Cable & Wireless, Cellular One, Cisco System, Deutsche Telekom, France Telecom, KDD, Mercury, Nokia, NORTEL, Telia, and Telmex, among the extensive list.

     Coherent's conference products include equipment and related software used in teleconferencing and in video conferencing applications, such as distance learning and business television. These products include the ConferenceMaster(R) and Voicecrafter(TM) lines of audio systems. ConferenceMaster provides group teleconferencing facilities for meeting rooms, and Voicecrafter provides full-duplex, high quality audio for videoconference systems. Coherent utilizes an indirect distribution strategy in marketing conference products to end-users through a network of more than 100 independent dealers and distributors throughout the world. Coherent also directly markets conference products to OEMs and systems integrators, such as Intel, Lucent Technologies, AT&T, British Telecom, CBCI Telecom and others.

     Coherent has been ISO-9001 registered since 1994. ISO-9001 is an international quality standard relating to the design, manufacture and servicing of products. In order to obtain registration to this standard, a company must submit to regular independent audits of its processes and procedures. ISO-9001 ensures a higher standard of quality, and is required by many international customers as a condition to commencing and maintaining a business relationship.

     Coherent was incorporated in Delaware in 1990 and became a public company in 1994. Prior to becoming a public company, Coherent was a 99.6% owned subsidiary of Safeguard. Coherent's principal executive offices are located at 45085 University Drive, Ashburn, Virginia 20147, and its telephone number is (703) 729-6400. For further information concerning Coherent, see "SUMMARY -- Coherent Communications Systems Corporation Selected Consolidated Financial Data," "AVAILABLE INFORMATION" and "INCORPORATION OF DOCUMENTS BY REFERENCE."

                                    EXPERTS

     The consolidated financial statements of Tellabs at January 2, 1998 and for the year then ended, incorporated by reference in Tellabs' Annual Report on Form 10-K for the year ended January 2, 1998, which is referred to and made a part of this Proxy Statement/Prospectus and Registration Statement, were audited by Ernst & Young, independent auditors, as set forth in their report thereon and are incorporated by reference herein in reliance upon such firm as experts in accounting and auditing.

     The financial statements incorporated by reference to the Annual Report on Form 10-K of Tellabs for the periods ending on or prior to December 27, 1996 were audited by Grant Thornton LLP, independent auditors, as stated in their reports, which are incorporated by reference herein, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of Coherent as of December 31, 1997 and 1996 and for each of the years in the three-year period ended December 31, 1997, are incorporated by reference herein in reliance upon the report of KPMG, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Representatives of KPMG are expected to be present at the Coherent Special Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                                 LEGAL OPINIONS

     The validity of the shares of Tellabs Common Stock being offered hereby is being passed for Tellabs by Carol Coghlan Gavin, Vice President and General Counsel of Tellabs. Ms. Gavin is a stockholder of Tellabs and holds options to purchase shares of Tellabs Common Stock.

     It is a condition to the consummation of the Merger that Sidley & Austin, counsel to Tellabs, and Morgan, Lewis & Bockius LLP, counsel to Coherent, each deliver opinions concerning certain federal income tax consequences of the Merger, dated as of the Effective Time.

                                                                         Annex I

                          AGREEMENT AND PLAN OF MERGER

                                  BY AND AMONG

                                 TELLABS, INC.
                            A DELAWARE CORPORATION,

                              CARDINAL MERGER CO.
                    A DELAWARE CORPORATION AND WHOLLY OWNED
                          SUBSIDIARY OF TELLABS, INC.,

                                      AND

                  COHERENT COMMUNICATIONS SYSTEMS CORPORATION
                             A DELAWARE CORPORATION

                         DATED AS OF FEBRUARY 16, 1998

                               TABLE OF CONTENTS

                                                                                         PAGE
                                                                                         -----
ARTICLE I      THE MERGER.............................................................     I-1
               Section 1.1.    Merger.................................................     I-1
               Section 1.2.    Closing; Effective Time................................     I-2
               Section 1.3.    Effects of the Merger..................................     I-2
               Section 1.4.    Directors and Officers.................................     I-2
ARTICLE II     CONVERSION OF SECURITIES...............................................     I-2
               Section 2.1.    Conversion of Capital Stock............................     I-2
               Section 2.2.    Exchange of Certificates...............................     I-3
               Section 2.3.    No Dissenters Rights...................................     I-5
ARTICLE III    REPRESENTATIONS AND WARRANTIES OF THE COMPANY..........................     I-5
               Section 3.1.    Organization...........................................     I-5
               Section 3.2.    Company Subsidiaries and Joint Ventures................     I-5
               Section 3.3.    Company Capital Structure..............................     I-6
                               Authority; No Conflict; Required Filings and
               Section 3.4.    Consents...............................................     I-6
               Section 3.5.    SEC Filings; Financial Statements......................     I-7
               Section 3.6.    Absence of Undisclosed Liabilities.....................     I-8
               Section 3.7.    Absence of Certain Changes or Events...................     I-8
               Section 3.8.    Taxes..................................................     I-8
               Section 3.9.    Properties.............................................     I-9
               Section 3.10.   Intellectual Property..................................     I-9
               Section 3.11.   Agreements, Contracts and Commitments..................    I-10
               Section 3.12.   Litigation.............................................    I-10
               Section 3.13.   Environmental Matters..................................    I-10
               Section 3.14.   Employee Benefit Plans.................................    I-11
               Section 3.15.   Compliance with Laws...................................    I-12
               Section 3.16.   Pooling................................................    I-12
               Section 3.17.   Affiliates.............................................    I-12
               Section 3.18.   Interested Party Transactions..........................    I-12
               Section 3.19.   Registration Statement; Proxy Statement/Prospectus.....    I-12
               Section 3.20.   No Excess Parachute Payments...........................    I-13
               Section 3.21.   Opinion of Financial Advisor...........................    I-13
               Section 3.22.   Section 203 of the DGCL Not Applicable.................    I-13
               Section 3.23.   Voting Requirements....................................    I-13
               Section 3.24.   Brokers................................................    I-13
               Section 3.25.   Additional Disclosure..................................    I-13
ARTICLE IV     REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB.......................    I-13
               Section 4.1.    Organization...........................................    I-13
               Section 4.2.    Parent Subsidiaries....................................    I-14
               Section 4.3.    Parent Capital Structure...............................    I-14
                               Authority; No Conflict; Required Filings and
               Section 4.4.    Consents...............................................    I-14
               Section 4.5.    SEC Filings; Financial Statements......................    I-15
               Section 4.6.    Absence of Undisclosed Liabilities.....................    I-15
               Section 4.7.    Absence of Certain Changes or Events...................    I-15
               Section 4.8.    Taxes..................................................    I-16
               Section 4.9.    Properties.............................................    I-16
               Section 4.10.   Intellectual Property..................................    I-17

                                                                                         PAGE
                                                                                         -----
               Section 4.11.   Agreements, Contracts and Commitments..................    I-17
               Section 4.12.   Litigation.............................................    I-17
               Section 4.13.   Environmental Matters..................................    I-17
               Section 4.14.   Pooling................................................    I-18
               Section 4.15.   Affiliates.............................................    I-18
               Section 4.16.   Compliance with Laws...................................    I-18
               Section 4.17.   Registration Statement; Proxy Statement/Prospectus.....    I-18
               Section 4.18.   Interim Operations of Sub..............................    I-18
               Section 4.19.   Voting Requirements....................................    I-18
               Section 4.20.   Brokers................................................    I-18
ARTICLE V      CONDUCT OF BUSINESS....................................................    I-19
               Section 5.1.    Covenants of the Company...............................    I-19
               Section 5.2.    Covenants of Parent....................................    I-20
               Section 5.3.    Employment Agreements..................................    I-21
               Section 5.4.    Cooperation............................................    I-21
               Section 5.5.    Material Adverse Effect................................    I-22
ARTICLE VI     ADDITIONAL AGREEMENTS..................................................    I-22
               Section 6.1.    No Solicitation........................................    I-22
               Section 6.2.    Proxy Statement/Prospectus; Registration Statement.....    I-23
               Section 6.3.    Consents...............................................    I-23
               Section 6.4.    Current Nasdaq Quotation...............................    I-24
               Section 6.5.    Access to Information..................................    I-24
               Section 6.6.    Stockholders Meeting...................................    I-24
               Section 6.7.    Legal Conditions to Merger.............................    I-24
               Section 6.8.    Public Disclosure......................................    I-25
               Section 6.9     Tax-Free Reorganization................................    I-25
               Section 6.10    Pooling Accounting.....................................    I-25
               Section 6.11    Affiliate Letters......................................    I-25
               Section 6.12    Nasdaq Quotation.......................................    I-26
               Section 6.13    Stock Plans and Options................................    I-26
               Section 6.14    Indemnification........................................    I-26
               Section 6.15    Additional Agreements; Reasonable Efforts..............    I-26
               Section 6.16    Termination of Certain Agreements......................    I-27
               Section 6.17    Real Estate Transfer Taxes.............................    I-27
ARTICLE VII    CONDITIONS TO MERGER...................................................    I-27
                               Conditions to Each Party's Obligation to Effect the
               Section 7.1     Merger.................................................    I-27
                               Additional Conditions to Obligations of Parent and
               Section 7.2     Sub....................................................    I-28
               Section 7.3     Additional Conditions to Obligations of the Company....    I-29
ARTICLE VIII   TERMINATION AND AMENDMENT..............................................    I-30
               Section 8.1     Termination............................................    I-30
               Section 8.2     Effect of Termination..................................    I-31
               Section 8.3     Fees and Expenses......................................    I-31
               Section 8.4     Amendment..............................................    I-32
               Section 8.5     Extension; Waiver......................................    I-32

                                                                                         PAGE
                                                                                         -----
ARTICLE IX     MISCELLANEOUS..........................................................    I-33
                               Nonsurvival of Representations, Warranties and
               Section 9.1     Agreements.............................................    I-33
               Section 9.2     Notices................................................    I-33
               Section 9.3     Interpretation.........................................    I-33
               Section 9.4     Counterparts...........................................    I-33
               Section 9.5     Entire Agreement; No Third Party Beneficiaries.........    I-34
               Section 9.6     Governing Law..........................................    I-34
               Section 9.7     Assignment.............................................    I-34
EXHIBIT A -- Form of Company Affiliate Letter.........................................   I-A-1
EXHIBIT B -- Form of Parent Affiliate Letter..........................................   I-B-1

                             TABLE OF DEFINED TERMS

                                                              SECTION
                                                              --------
Agreement...................................................  Forepart
Acquisition Agreement.......................................    8.3(b)
Alternative Transaction.....................................    8.3(f)
Approval....................................................       6.7
Closing.....................................................       1.2
Closing Date................................................       1.2
Code........................................................  Recitals
Company.....................................................  Forepart
Company Affiliate Letter....................................      6.11
Company Auditors............................................      3.16
Company Balance Sheet.......................................    3.5(b)
Company Certificate.........................................    2.2(b)
Company Certificates........................................    2.2(b)
Company Common Stock........................................  Recitals
Company Employee Plans......................................   3.14(a)
Company Financial Statements................................    3.5(b)
Company Intellectual Property Rights........................   3.10(a)
Company Letter..............................................    3.2(a)
Company Material Contracts..................................      3.11
Company Preferred Stock.....................................    3.3(a)
Company SEC Reports.........................................    3.5(a)
Company Stock Plans.........................................    2.1(d)
Company Stock Options.......................................    3.3(b)
Company Tax Certificate.....................................       6.9
Confidentiality Agreement...................................    6.1(a)
Constituent Corporations....................................    1.3(a)
DGCL........................................................  Recitals
Effective Time..............................................       1.2
Environmental Permits.......................................   3.13(c)
ERISA.......................................................   3.14(a)
Exchange Act................................................    3.4(c)
Exchange Agent..............................................    2.2(a)
Exchange Fund...............................................    2.2(a)
Exchange Ratio..............................................    2.1(c)
GAAP........................................................    3.5(b)
Government Entity...........................................    3.4(c)
Hazardous Material..........................................   3.13(a)
Hazardous Materials Activities..............................   3.13(b)
HSR Act.....................................................    3.4(c)
Joint Venture...............................................    3.2(b)
Material Adverse Effect.....................................       5.5
Merger......................................................  Recitals
Parent......................................................  Forepart
Parent Affiliate Letter.....................................      6.11
Parent Auditors.............................................      4.14
Parent Balance Sheet........................................    4.5(b)
Parent Common Stock.........................................  Recitals
Parent Letter...............................................       4.2
Parent Material Contracts...................................      4.11
Parent Option Plans.........................................    4.3(a)

                                                              SECTION
                                                              --------
Parent Preferred Stock......................................    4.3(a)
Parent SEC Reports..........................................    4.5(a)
Parent Tax Certificate......................................       6.9
Proxy Statement.............................................      3.19
Registration Statement......................................      3.19
Returns.....................................................    3.8(b)
Rule 145....................................................      6.11
Safeguard...................................................      6.16
Services Agreement..........................................      6.16
SEC.........................................................    3.4(c)
Securities Act..............................................    3.4(c)
Senior Officers.............................................       5.3
Stockholders Meeting........................................      3.19
Sub.........................................................  Forepart
Subsidiary..................................................    3.2(b)
Superior Proposal...........................................    6.1(a)
Surviving Corporation.......................................    1.3(a)
Takeover Proposal...........................................    6.1(a)
Tax.........................................................    3.8(a)
Taxes.......................................................    3.8(a)
Termination Fee.............................................    8.3(b)
Third Party.................................................    8.3(f)
Transfer Taxes..............................................      6.17
1998 Bonus Plan.............................................   3.14(b)

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of February 16, 1998, by and among Tellabs, Inc., a Delaware corporation ("Parent"), Cardinal Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Coherent Communications Systems Corporation, a Delaware corporation (the "Company").

                                    RECITALS

     WHEREAS, Sub will merge with and into the Company (the "Merger"), pursuant to the General Corporation Law of the State of Delaware, as amended (the "DGCL") and upon the terms and subject to the conditions herein set forth, whereby each issued and outstanding share of Common Stock, $.01 par value per share, of the Company ("Company Common Stock"), not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, $.01 par value per share, of Parent ("Parent Common Stock");

     WHEREAS, as a result of the Merger, the Company will become a wholly owned subsidiary of Parent and the stockholders of the Company will become stockholders of Parent;

     WHEREAS, the Board of Directors of the Company has determined that the Merger is consistent with and in furtherance of the long-term business strategy of the Company and is fair to, and in the best interests of, the Company and its stockholders, has approved and adopted this Agreement and the transactions contemplated hereby and has recommended adoption of this Agreement by the stockholders of the Company;

     WHEREAS, the Board of Directors of Parent has determined that the Merger is consistent with and in furtherance of the long-term business strategy of Parent and is in the best interests of Parent and its stockholders and has approved and adopted this Agreement and the transactions contemplated hereby;

     WHEREAS, the Board of Directors of Sub has approved and adopted this Agreement and Parent, as the sole stockholder of Sub, has adopted this Agreement;

     WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code");

     WHEREAS, for accounting purposes, it is intended that the Merger shall be accounted for as a pooling of interests;

     WHEREAS, Parent, Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger; and

     WHEREAS, simultaneously with the execution and delivery of this Agreement, certain stockholders of the Company, including each of the directors of the Company, in order to induce Parent and Sub to enter into this Agreement, entered into stockholder agreements with Parent, agreeing, among other things, to vote in favor of this Agreement and the Merger and against any competing proposals.

     NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth below, the parties agree as follows:

                                   ARTICLE I
                                   THE MERGER

     Section 1.1. MERGER. Subject to the provisions of this Agreement and in accordance with the DGCL, Sub shall be merged with and into the Company. As a result of the Merger, the outstanding shares of capital stock of Sub and the Company shall be converted or canceled in the manner provided in Article II of this Agreement, the separate corporate existence of Sub shall cease and the Company shall be the surviving corporation in the Merger and shall succeed to and assume all the rights and obligations of Sub in accordance with the DGCL.

     Section 1.2. CLOSING; EFFECTIVE TIME. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on a date to be specified by Parent and the Company, which shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Article VII (the "Closing Date"), at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois, unless another date or place is agreed to in writing by Parent and the Company. At or concurrently with the Closing, the parties hereto shall cause the Merger to become effective by filing a Certificate of Merger with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of the DGCL (the time of such filing being the "Effective Time") and shall make all other filings or recordings required under the DGCL.

     Section 1.3. EFFECTS OF THE MERGER. (a) At the Effective Time, (i) the separate existence of Sub shall cease and Sub shall be merged with and into the Company (Sub and the Company are sometimes referred to herein as the "Constituent Corporations" and the Company after the Effective Time is sometimes referred to herein as the "Surviving Corporation"), (ii) the Certificate of Incorporation of the Company, as in effect immediately prior to the Effective Time, shall be amended as of the Effective Time so that Article Fourth of such Certificate of Incorporation reads in its entirety as follows: "The total number of shares of all classes of stock which the Corporation shall have authority to issue is 1,000 shares of Common Stock, $.01 par value per share" and, as so amended, such Certificate of Incorporation shall be the Certificate of Incorporation of the Surviving Corporation, and (iii) the Bylaws of Sub as in effect immediately prior to the Effective Time shall be the Bylaws of the Surviving Corporation.

     (b)  The Merger shall have the effects set forth in the DGCL.

     Section 1.4. DIRECTORS AND OFFICERS. The directors of Sub immediately prior to the Effective Time and the directors of the Company listed in Item 1.4 of the Company Letter (as defined below) shall be the directors of the Surviving Corporation until their resignation or removal or until their respective successors have been elected and qualified. The officers of the Company immediately prior to the Effective Time shall continue as officers of the Surviving Corporation until their resignation or removal or until their respective successors have been elected and qualified.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     Section 2.1. CONVERSION OF CAPITAL STOCK. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Common Stock or capital stock of Sub:

          (a) Capital Stock of Sub. Each issued and outstanding share of the capital stock of Sub shall be converted into and become one fully paid and nonassessable share of Common Stock, $.01 par value per share, of the Surviving Corporation.

          (b) Cancellation of Treasury Stock and Parent-Owned Stock. Any shares of the Company Common Stock owned by the Company or by any Subsidiary (as defined in Section 3.2(b)) of the Company and each share of Company Common Stock owned by Parent, Sub or any other wholly owned Subsidiary of Parent shall be canceled and retired and shall cease to exist, and no stock of Parent or other consideration shall be delivered in exchange therefor.

          (c) Exchange Ratio for Company Common Stock. Subject to Section 2.2, each issued and outstanding share of Company Common Stock (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive seventy-two hundredths (.72) (the "Exchange Ratio") of a fully paid and nonassessable share of Parent Common Stock. All such shares of the Company Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, except the right to receive the shares of Parent Common Stock and any cash in lieu of fractional shares of Parent Common Stock to be issued or paid in consideration therefor upon the surrender of such certificate in accordance with Section 2.2, without interest.

          (d) Company Stock Options. At the Effective Time, all then outstanding options to purchase shares of Company Common Stock issued under the Company's 1982 Stock Option Plan and 1993 Equity Compensation Plan, as amended and restated (collectively, the "Company Stock Plans"), not exercised as of the Effective Time will be assumed by Parent in accordance with Section 6.13.

     Section 2.2. EXCHANGE OF CERTIFICATES. The procedures for exchanging outstanding shares of Company Common Stock for Parent Common Stock upon consummation of the Merger are as follows:

          (a) Exchange Agent. As soon as practicable after the Effective Time, Parent shall deposit with a bank or trust company designated by Parent and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Company Common Stock, for exchange in accordance with this Section 2.2, through the Exchange Agent, certificates representing the shares of Parent Common Stock (such shares of Parent Common Stock, together with any dividends or distributions with respect thereto, being hereinafter referred to as the "Exchange Fund") issuable pursuant to Section 2.1 in exchange for outstanding shares of Company Common Stock, which shares of Parent Common Stock shall be deemed to be issued at the Effective Time subject to the other provisions of this
     Section 2.2.

          (b) Exchange Procedures. As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of a certificate or certificates which immediately prior to the Effective Time represented outstanding shares of Company Common Stock (each a "Company Certificate" and, collectively, the "Company Certificates") whose shares were converted pursuant to Section 2.1 into the right to receive shares of Parent Common Stock (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Company Certificates shall pass, only upon delivery of the Company Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Company Certificates in exchange for certificates representing shares of Parent Common Stock. Upon surrender of a Company Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly executed, and such other documents as may be reasonably required by the Exchange Agent or Parent, the holder of such Company Certificate shall be entitled to receive in exchange therefor a certificate representing that number of whole shares of Parent Common Stock which such holder has the right to receive pursuant to the provisions of this Article II, and the Company Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, a certificate representing the proper number of shares of Parent Common Stock may be issued to a transferee if the Company Certificate representing such Company Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2, each Company Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the certificate representing shares of Parent Common Stock and cash in lieu of any fractional shares of Parent Common Stock as contemplated by this Section 2.2. Parent or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as Parent or the Exchange Agent are required to deduct and withhold under the Code, or any provision of state, local or foreign tax law, with respect to the making of such payment. To the extent that amounts are so withheld by Parent or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the person in respect of whom such deduction and withholding was made by Parent or the Exchange Agent.

          (c) Distributions with Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Company Certificate with respect to the shares of Parent Common Stock represented thereby, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(e), until the holder of record of such Company Certificate shall surrender such Company Certificate. Subject to the effect of applicable laws, following surrender of any such Company Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Parent Common Stock to which such holder is entitled pursuant to Section 2.2(e)and the amount of dividends or other distributions with a record date after the Effective Time previously paid with respect to such whole shares of Parent Common Stock, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender payable with respect to such whole shares of Parent Common Stock.

          (d) No Further Ownership Rights in Company Common Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Common Stock in accordance with the terms hereof, including any cash paid pursuant to Sections 2.2(c) and 2.2(e), shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Common Stock, and there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the shares of Company Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Section 2.2.

          (e) No Fractional Shares. No certificate or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of the Company Certificates, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Notwithstanding any other provision of this Agreement, each holder of shares of Company Common Stock exchanged in connection with the Merger who would otherwise have been entitled to receive a fraction of a share of Parent Common Stock (after taking into account all Company Certificates delivered by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the average of the last reported sale prices of Parent Common Stock on The Nasdaq National Market on the ten (10) trading days immediately preceding the Effective Time. Parent shall make available to the Exchange Agent the cash necessary for this purpose.

          (f) Termination of Exchange Fund. Any portion of the Exchange Fund which remains undistributed to the stockholders of the Company for one year after the Effective Time shall be delivered to Parent, upon demand, and any stockholders of the Company who have not previously complied with this
     Section 2.2 shall thereafter look only to Parent for payment of their claim for Parent Common Stock, cash in lieu of fractional shares of Parent Common Stock and dividends or distributions with respect to Parent Common Stock.

          (g) No Liability. Neither Parent nor the Company, nor any of their respective directors, officers, employees or agents, shall be liable to any holder of shares of Company Common Stock or Parent Common Stock, as the case may be, for such shares (or dividends or distributions with respect thereto) delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (h) Adjustment of Exchange Ratio. In the event of any reclassification, stock split or stock dividend with respect to Parent Common Stock between the date hereof and the Effective Time, appropriate adjustments, if any, shall be made by Parent to the Exchange Ratio, and all references to the Exchange Ratio in this Agreement shall be deemed to be to the Exchange Ratio as so adjusted.

          (i) Further Assurances. If, at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title and interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either Constituent Corporation, all such deeds, bills of sale, assignments and assurances and to do, in the name and on behalf of either Constituent Corporation, all such other acts and things as may be necessary, desirable or proper to vest, perfect or confirm the Surviving Corporation's right, title and interest in, to and under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

     Section 2.3. NO DISSENTERS RIGHTS. The holders of shares of Company Common Stock shall not be entitled to appraisal rights with respect to the Merger.

                                  ARTICLE III

                 REPRESENTATIONS AND WARRANTIES OF THE COMPANY

     The Company represents and warrants to Parent and Sub as follows:

     Section 3.1. ORGANIZATION. The Company and each of its Subsidiaries (i) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, (ii) has all requisite corporate power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which the nature of its activities requires it to be so qualified, except that, in the case of the clauses (i) and (ii), with respect to Subsidiaries that in the aggregate do not constitute a "significant subsidiary" within the meaning of Regulation S-X, Rule 1-02 (w), such representations are being made to the best knowledge of the Company, and except, in the case of clause (iii), where the failure to have such power or the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on the Company (as defined below).

     Section 3.2. COMPANY SUBSIDIARIES AND JOINT VENTURES. (a) Item 3.2 of the letter from the Company to Parent and Sub dated and delivered as of the date hereof (the "Company Letter"), which relates to this Agreement and is designated therein as being the Company Letter sets forth a list of all Subsidiaries and Joint Ventures (as defined below) of the Company, including the name of each Subsidiary and Joint Venture and the jurisdiction in which such Subsidiary or Joint Venture is organized. Except as set forth in Item 3.2 of the Company Letter, there are no outstanding subscriptions, options, calls, contracts, voting trusts, proxies or other commitments, understandings, restrictions, arrangements, rights or warrants with respect to any such Subsidiary's capital stock, including any right obligating any such Subsidiary to issue, deliver, or sell additional shares of its capital stock, and no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem, or otherwise acquire any shares of the capital stock of any Subsidiary of the Company or make any investment (in the form of a loan, capital contribution or otherwise) in any such Subsidiary or any other entity other than guarantees of bank obligations of such Subsidiaries entered into in the ordinary course of business. All of the outstanding shares of capital stock of each Subsidiary of the Company are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by the Company or another Subsidiary of the Company free and clear of all security interests, liens, claims, pledges, agreements, limitations on the Company's voting rights, charges or other encumbrances of any nature. Item 3.2 of the Company Letter sets forth the nature and extent of the ownership and voting interests held by the Company in each such Joint Venture. The Company has no obligation to make any capital contributions, or otherwise provide assets or cash, to any Joint Venture. Except as set forth in Item 3.2 of the Company Letter, neither the Company nor any of its Subsidiaries directly or indirectly owns any material equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any such equity or similar interest in, any corporation, limited liability company, partnership, joint venture or other business association or entity.

          (b) As used in this Agreement, "Subsidiary" means, with respect to any party, any corporation, limited liability company, partnership, joint venture, or other business association or entity, at least a majority of the voting securities or economic interests of which is directly or indirectly owned or controlled by such party or by any one or more of its Subsidiaries. As used in this Agreement, "Joint Venture" means, with respect to any party, any corporation, limited liability company, partnership, joint venture or other entity in which (i) such party, directly or indirectly, owns or controls more than five percent (5%) and less than a majority of any class of the outstanding voting securities or economic interests, or (ii) such party or a Subsidiary of such party is a general partner.

     Section 3.3. COMPANY CAPITAL STRUCTURE. (a) The authorized capital stock of the Company consists of 100,000,000 shares of Company Common Stock and 3,000,000 shares of Preferred Stock, $.01 par value per share ("Company Preferred Stock"). As of February 12, 1998: (i) 15,519,944 shares of Company Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable; (ii) no shares of Company Preferred Stock were issued or outstanding; (iii) no shares of Company Common Stock were held in the treasury of the Company or by Subsidiaries of the Company; and (iv) 1,082,284 shares of the Company Common Stock were reserved for issuance under Company Stock Plans (including (A) 6,925 shares reserved for issuance under the 1982 Stock Option Plan, of which 6,925 were subject to outstanding options and none of which were reserved for future option grants and (B) 1,075,359 shares of Company Common Stock reserved for issuance under the 1993 Equity Compensation Plan, as amended and restated, 755,114 of which were subject to outstanding options and 320,245 of which were reserved for future option grants. Since February 12, 1998, (i) no additional shares of capital stock have been reserved for issuance by the Company and (ii) the only issuances of shares of capital stock of the Company have been issuances of Company Common Stock upon the exercise of outstanding Company Stock Options (as defined below) listed in Item 3.3 of the Company Letter. All of the shares of Company Common Stock subject to issuance as specified above, upon issuance pursuant to the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. Except as provided in Item 3.3 of the Company Letter, there are no obligations, contingent or otherwise, of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Company Common Stock.

          (b) Except as set forth in this Section 3.3, there are no equity securities of any class of the Company or any of its Subsidiaries, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding. Except for the stock options issued pursuant to the Company Stock Plans (the "Company Stock Options") as set forth in this Section 3.3, there are no options, warrants, equity securities, calls, rights, commitments or agreements of any character to which the Company or any of its Subsidiaries is a party or by which it is bound obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock of the Company or any of its Subsidiaries or any security or other instrument convertible into shares of capital stock of the Company or any of its Subsidiaries or obligating the Company or any of its Subsidiaries to grant, extend, accelerate the vesting of or enter into any such option, warrant, equity security, call, right, commitment or agreement, and, to the best knowledge of the Company, as of the date of this Agreement, there are no voting trusts, proxies or other agreements or understandings with respect to the shares of capital stock of the Company.
     Item 3.3 of the Company Letter sets forth for each of the Senior Officers (as defined below) by name, and for each other holder of options (i) the number of shares of Company Common Stock subject to each Company Stock Option held by such holder, (ii) the dates of grant of Company Stock Options to such holder, (iii) the vesting schedule for the Company Stock Options held by such holder, (iv) the exercise prices for the Company Stock Options held by such holder and (v) the expiration dates of Company Stock Options held by such holder. Item 3.3 of the Company Letter contains all forms of stock option agreements pursuant to which Company Stock Options have been issued.

     Section 3.4. AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) The Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate and stockholder action on the part of the Company, subject only to the adoption of this Agreement and the approval of the Merger by the Company's stockholders under the DGCL. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          (b) The execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of the Company or the comparable charter or organizational documents of any of its Subsidiaries (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, any of the terms, conditions or provisions of any loan, credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
     (iii) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 3.4(c), conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any permit, concession, franchise or license applicable to the Company or any of its Subsidiaries or any of their properties or assets, except in the case of clause (ii) and (iii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate could not reasonably be expected to have a Material Adverse Effect on the Company and do not impair the ability of the Company to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated hereby.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency, commission or other governmental authority or instrumentality ("Governmental Entity") is required by or with respect to the Company or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of pre-merger notification reports under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and the expiration or early termination of the waiting period thereunder; (ii) the filing of the Registration Statement (as defined in Section 3.19) with the Securities and Exchange Commission (the "SEC") in accordance with the Securities Act of 1933, as amended (the "Securities Act"), and the entry of an order by the SEC permitting such registration statement to become effective; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL; (iv) the filing of the Proxy Statement (as defined in Section 3.19) and related proxy materials with the SEC in accordance with the Securities Exchange Act of 1934, as amended (the "Exchange Act"); (v) such consents, approvals, orders, authorizations, filings, registrations, Returns (as defined in Section 3.8(b)) and declarations as may be required under applicable federal and state securities and Tax (as defined in Section 3.8(a)) laws and the laws of any foreign country; (vi) such other consents, orders, authorizations, filings, approvals, declarations and registrations which, individually or in the aggregate, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on the Company or impair the ability of the Company to perform its obligations under this Agreement.

     Section 3.5. SEC FILINGS; FINANCIAL STATEMENTS. (a) The Company has filed and made available to Parent or its legal counsel all forms, reports and documents required to be filed by the Company with the SEC (collectively, the "Company SEC Reports") since January 1, 1995. The Company SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Company SEC Reports or necessary in order to make the statements in such the Company SEC Reports, in the light of the circumstances under which they were made, not misleading. None of the Company's Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Company SEC Reports, including any Company SEC Reports filed from the date of this Agreement until the Closing (collectively, the "Company Financial Statements"), complied or will comply in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with United States generally accepted accounting principles ("GAAP") applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated financial position of the Company and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of the Company as of September 30, 1997 is referred to herein as the "Company Balance Sheet."

     Section 3.6.  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in
Item 3.6 of the Company Letter or as otherwise disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement, the Company and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with United States generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on the Company, other than liabilities reflected in the Company Balance Sheet and normal or recurring liabilities incurred since September 30, 1997 in the ordinary course of business consistent with past practices which would not individually or in the aggregate have a Material Adverse Effect on the Company.

     Section 3.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the Company Balance Sheet, the Company and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice (except as disclosed in the Company SEC Reports filed and publicly available prior to the date of this Agreement), and since such date there has not been:
(a) any Material Adverse Effect on the Company or any facts or circumstances that could reasonably be expected to result in a Material Adverse Effect on the Company; (b) any damage, destruction or loss (whether or not covered by insurance) with respect to the Company or any of its Subsidiaries having a Material Adverse Effect on the Company; (c) any material change by the Company or any of its Subsidiaries in its accounting methods, principles or practices;
(d) any revaluation by the Company or any of its Subsidiaries of any of its assets having a Material Adverse Effect on the Company, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice; or (e) except as disclosed in Item 3.7 of the Company Letter, any other action or event that would have required the consent of Parent pursuant to clauses (a), (c) or (g) of Section 5.1 of this Agreement had such action or event occurred after the date of this Agreement.

     Section 3.8. TAXES. (a) For purposes of this Agreement, a "Tax" or, collectively, "Taxes" means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities of any kind whatsoever, including, without limitation, any of the foregoing based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes (in all cases, together with all interest, penalties and additions imposed with respect to such amounts) and including any liability for taxes of a predecessor entity.

          (b) Except as disclosed in Item 3.8 of the Company Letter, each of the Company and its Subsidiaries has prepared and timely filed (or will so file) all federal, state, local and foreign returns, estimates, information statements and reports ("Returns") required to be filed at or before the Effective Time relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or to their operations, and such Returns are true and correct in all material respects and have been completed in all material respects in accordance with applicable law.

          (c) Except as disclosed in Item 3.8 of the Company Letter, each of the Company and its Subsidiaries as of the Effective Time will have paid all Taxes it is required to pay prior to the Effective Time.

          (d) Except as disclosed in Item 3.8 of the Company Letter, there is no material Tax deficiency outstanding, proposed or assessed against the Company or any of its Subsidiaries that has not been paid in full or fully reflected as a liability on the Company Balance Sheet nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material Tax.

          (e) Except as disclosed in Item 3.8 of the Company Letter, neither the Company nor any of its Subsidiaries has any material liability for unpaid federal, state, local or foreign Taxes that has not been accrued for or reserved on the Company Balance Sheet, whether asserted or unasserted, contingent or otherwise.

          (f) Except as disclosed in Item 3.8 of the Company Letter, the Returns referred to in clause (b) above, to the extent relating to federal and state income or franchise Taxes, have been examined by the appropriate taxing authority or the period for assessment of the Taxes in respect of which such Returns were required to be filed has expired.

          (g) Except as disclosed in Item 3.8 of the Company Letter, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes of the Company or any of its Subsidiaries.

          (h) Except as disclosed in Item 3.8 of the Company Letter, there are no liens for Taxes upon the assets of the Company or any of its Subsidiaries except liens relating to current Taxes not yet due.

          (i) Except as disclosed in Item 3.8 of the Company Letter, all Taxes which the Company or any of its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of the Company.

          (j) Except as disclosed in Item 3.8 of the Company Letter, none of the Company or any of its Subsidiaries has been a member of any group of corporations filing Returns on a consolidated, combined, unitary or similar basis other than each such group of which it is currently a member.

          (k) Except as disclosed in Item 3.8 of the Company Letter, no transaction contemplated by this Agreement is subject to withholding under
     Section 1445 of the Code (relating to "FIRPTA").

          (l) Neither the Company nor any of its Subsidiaries, nor any of its other affiliates (i) has taken any action, agreed to take any action, or failed to take any action, or (ii) has knowledge of any fact or circumstance that (without regard to any action taken or agreed to be taken by Parent or any of its affiliates), in each case, the Company, such Subsidiary or such other affiliate has actual knowledge could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

     Section 3.9. PROPERTIES. The Company and its Subsidiaries own or have valid leasehold interests in all real property necessary for the conduct of their businesses in all material respects as presently conducted. All material leases to which the Company or any of its Subsidiaries is a party are in good standing, valid and effective in accordance with their respective terms, and neither the Company nor its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default could not reasonably be expected to have a Material Adverse Effect on the Company.

     Section 3.10. INTELLECTUAL PROPERTY. (a) Except as disclosed in Item 3.10(a) of the Company Letter, the Company and its Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of the Company and its Subsidiaries as currently conducted or planned to be conducted by the Company and its Subsidiaries (the "Company Intellectual Property Rights").

          (b) Except as disclosed in Item 3.10(b) of the Company Letter, neither the Company nor any of its Subsidiaries is, or will be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Company Intellectual Property Rights or any material license, sublicense or other agreement pursuant to which the Company or any of its Subsidiaries is authorized to use any third party patents, trademarks or copyrights, including software, which are incorporated in or form a part of any product of the Company or any of its Subsidiaries that is material to the business of the Company and its Subsidiaries taken as a whole.

          (c) Except as disclosed in Item 3.10(c) of the Company Letter, (i) all patents, registered trademarks, service marks and copyrights which are held by the Company or any of its Subsidiaries, and which are material to the business of the Company and its Subsidiaries, taken as a whole, are to the best knowledge of the Company valid and subsisting; (ii) the Company has not been sued in any suit, action or proceeding which involves a claim of infringement of any patents, trademarks, service marks, copyrights or violation of any trade secret or other proprietary right of any third party; and (iii) to the best knowledge of the Company the manufacturing, marketing, licensing or sale of the Company's products does not infringe any patent, trademark, service mark, copyright, trade secret or other proprietary right of any third party, which infringement, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Company.

          (d) Item 3.10(d) of the Company Letter contains a list of (i) all registered United States, state and foreign trademarks, service marks, logos, trade dress and trade names and pending applications to register the foregoing, (ii) all United States and foreign patents and patent applications and (iii) all registered United States and foreign copyrights and pending applications to register the same, in each case owned by the Company and its Subsidiaries.

     Section 3.11. AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither the Company nor any of its Subsidiaries has breached, or received in writing any claim or threat (for which there is a reasonable basis) that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or to which any of its assets and properties is subject ("Company Material Contracts") in such a manner as would permit any other party to cancel, modify the terms of or terminate the same or would permit any other party to collect material damages from the Company or any of its Subsidiaries under any Company Material Contract. Each Company Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which the Company is aware by any party obligated to the Company or any of its Subsidiaries pursuant to such Company Material Contract. All Company Material Contracts are filed as exhibits to the Company SEC Reports or are listed in Item 3.11 of the Company Letter. Except as set forth in Item 3.11 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit in any material respect the manner in which, or the localities in which, the Company or any such Subsidiary is entitled to conduct all or any material portion of the business of the Company and its Subsidiaries taken as whole.

     Section 3.12. LITIGATION. There is no action, suit or proceeding, claim, arbitration or, to the knowledge of the Company, investigation against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened, or as to which the Company or any of its Subsidiaries has received any written notice of assertion, which, if decided adversely to the Company or such Subsidiary, could reasonably be expected to have a Material Adverse Effect on the Company or impair the ability of the Company to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any of its Subsidiaries having or which, insofar as reasonably can be foreseen, in the future would have any such effect.

     Section 3.13. ENVIRONMENTAL MATTERS. (a) Except as set forth in Item 3.13 of the Company Letter, the Company has no reason to believe (i) that any underground storage tanks are present under any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased or (ii) that any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), is present, as a result of actions of the Company or any of its Subsidiaries or actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such underground storage tanks or Hazardous Material would be reasonably likely to have a

Material Adverse Effect on the Company; provided that the handling or use of a Hazardous Material in compliance with applicable standards or permits shall not be included in this representation.

          (b) At no time has the Company or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity, which violation has had or is reasonably likely to have a Material Adverse Effect on the Company.

          (c) The Company and its Subsidiaries currently hold all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of the Hazardous Material Activities and other businesses of the Company and its Subsidiaries as such activities and businesses are currently being conducted in all material respects.

          (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of the Company, threatened concerning any Environmental Permit or any Hazardous Materials Activity of the Company or any of its Subsidiaries and the Company is not aware of any fact or circumstance which could (i) involve the Company or any of its Subsidiaries in any environmental litigation which, if decided adversely to the Company and its Subsidiaries, could have a Material Adverse Effect on the Company, or (ii) impose upon the Company or any of its Subsidiaries any environmental liability which would have a Material Adverse Effect on the Company

     Section 3.14. EMPLOYEE BENEFIT PLANS. (a) The Company has made available to Parent all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), all employment, termination and consulting agreements, all bonus, stock option, stock appreciation right, restricted stock, stock purchase, incentive, deferred compensation, supplemental retirement, severance and other similar employee benefit plans and agreements, and all unexpired severance plans and agreements, written or otherwise, for the benefit of, or relating to, any current or former employee of the Company or any of its Subsidiaries or any trade or business (whether or not incorporated) or other organization that together with the Company is treated as a single employer under Section 414 of the Code (collectively, the "Company Employee Plans"). Neither the Company nor any of its Subsidiaries, nor any trade or business (whether or not incorporated) or other organization that together with the Company is treated as a single employer under Section 414 of the Code maintains or has ever in the past maintained or contributed to any employee benefit plan subject to Title IV of ERISA (including a multiemployer plan as defined in Section 3(37) of ERISA). Item 3.14 of the Company Letter contains a list of all of the Company Employee Plans.

          (b) With respect to each Company Employee Plan, the Company has made available to Parent, a true and correct copy of (i) the most recent annual report (Form 5500) filed with the Internal Revenue Service if such Company Employee Plan is subject to such filing requirement, (ii) such Company Employee Plan, (iii) any trust agreement or group annuity contract relating to such Company Employee Plan and (iv) the most recent determination letter issued with respect to any Company Employee Plan which is intended to be qualified under Section 401(a) of the Code.

          (c) With respect to the Company Employee Plans, no event has occurred, and to the knowledge of the Company there exists no condition or set of circumstances, in connection with which, individually or in the aggregate, the Company or any of its Subsidiaries could be subject to any material liability, including the loss of income Tax deductions under ERISA, the Code or any other applicable law.

          (d) With respect to the Company Employee Plans, individually and in the aggregate, there are no material funded benefit obligations for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves, or otherwise properly footnoted in accordance with United States generally accepted accounting principles, on the Company Financial Statements.

          (e) Except as disclosed in Item 3.14 of the Company Letter, neither the Company nor any of its Subsidiaries is a party to any oral or written
     (i) union or collective bargaining agreement, (ii) agreement with any officer or other key employee of the Company or any of its Subsidiaries, the benefits of which are contingent, or the terms of which are materially altered, upon the occurrence of any of the transactions contemplated by this Agreement or upon such occurrence coupled with a subsequent event,
     (iii) agreement with any officer or key employee of the Company or any of its Subsidiaries providing any term of employment or compensation guarantee, or (iv) agreement or plan, including any Company Employee Plan, any of the benefits of which will be increased, or the vesting or exercisability of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement. Except as set forth in Item 3.14 of the Company Letter, Section 162 (m) of the Code does not limit the deductibility of any compensation payable to any officer of the Company, including compensation or benefits under any plan or agreement disclosed pursuant to the preceding sentence.

     Section 3.15. COMPLIANCE WITH LAWS. The Company and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violations with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their business, or ownership or operation of their business, except for failures to comply or violations which could not reasonably be expected to have a Material Adverse Effect on the Company or impair the ability of the Company to consummate the transactions contemplated by this Agreement. There are no situations with respect to the Company which involved or involve (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, or (iv) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

     Section 3.16. POOLING. Neither the Company nor any of its Subsidiaries, nor, to the knowledge of the Company, any of its affiliates, has taken or agreed to take any action that would prevent the Merger from being treated as a "pooling of interests" for financial accounting purposes in accordance with GAAP and applicable SEC regulations. The factual information to be provided by the Company to KPMG Peat Marwick LLP (the "Company Auditors"), in connection with their written opinion to be delivered pursuant to Section 7.1(f) will be correct in all material respects and will be provided to Parent

     Section 3.17. AFFILIATES. Except for the persons listed on Item 3.17 of the Company Letter, there are no persons who, to the knowledge of the Company, may be deemed to be affiliates of the Company under Rule 1-02 of Regulation S-X of the SEC.

     Section 3.18. INTERESTED PARTY TRANSACTIONS. Except as set forth in the Company SEC Reports or by virtue of the Merger, since the date of the Company's last proxy statement to its stockholders, no event has occurred that would be required to be reported by the Company pursuant to paragraphs (a), (b) or (c) of
Item 404 of Regulation S-K promulgated by the SEC. Other than the Services Agreement (as defined below) there are no agreements between the Company and any of its affiliates which are not required to be listed in Item 3.14 of the Company Letter. The loan agreement between the Company and Safeguard referenced in the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders has terminated and is of no force or effect and there are no amounts outstanding thereunder.

     Section 3.19. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by the Company for inclusion in the registration statement of Parent on Form S-4 pursuant to which shares of Parent Common Stock issued in the Merger will be registered with the SEC (the "Registration Statement") shall not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by the Company for inclusion in the proxy statement/prospectus (the "Proxy Statement") to be sent to the stockholders of the Company in connection with the special meeting of the Company's stockholders to consider this Agreement and the Merger (the "Stockholders Meeting") shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to the Company or any of its affiliates should be discovered by the Company which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, the Company shall promptly inform Parent.

     Section 3.20. NO EXCESS PARACHUTE PAYMENTS. Any amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a "disqualified individual" (as such term is defined in Proposed Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Company Employee Plan currently in effect would not be characterized as an "excess parachute payment" (as such term is defined in Section 280G of the Code).

     Section 3.21. OPINION OF FINANCIAL ADVISOR. The financial advisor to the Company, Robert W. Baird & Co., Inc., has delivered to the Company an opinion dated as of the date of this Agreement to the effect that the Exchange Ratio is fair from a financial point of view to the holders of the Company Common Stock and a copy of such opinion has been made available to Parent.

     Section 3.22. SECTION 203 OF THE DGCL NOT APPLICABLE. The restrictions contained in Section 203 of the DGCL applicable to a "business combination" (as defined in Section 203) will not apply to the execution, delivery or performance of this Agreement or the consummation of the Merger or the other transactions contemplated hereby.

     Section 3.23. VOTING REQUIREMENTS. The affirmative vote of the holders of a majority of the outstanding shares of Company Common Stock approving this Agreement is the only vote of holders of any class or series of the Company's capital stock necessary to approve this Agreement and the transactions contemplated hereby.

     Section 3.24. BROKERS. No broker, investment banker, financial advisor or other person, other than Robert W. Baird & Co., Inc., the fees and expenses of which will be paid by the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company. A true and complete copy of the Company's engagement letter with Robert W. Baird & Co., Inc. has been made available to Parent.

     Section 3.25.  ADDITIONAL DISCLOSURE.  The information set forth in Item
3.25 of the Company Letter is complete and correct in all material respects as of the date hereof and the Company will use its reasonable best efforts to cause such information to continue to be so correct and complete as of the Closing Date.

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

     Parent and Sub represent and warrant to the Company as follows:

     Section 4.1.  ORGANIZATION.  Parent and each of its material Subsidiaries
(i) is a corporation or other business entity duly organized, validly existing and in good standing under the laws of the jurisdiction of its formation, (ii) has all requisite corporate or similar power to own, lease and operate its property and to carry on its business as now being conducted and as proposed to be conducted, and (iii) is duly qualified to do business and is in good standing as a foreign corporation or other business entity in each jurisdiction in which the nature of its activities requires it to be so qualified, except where the failure to have such power or the failure to be so qualified could not reasonably be expected to have a Material Adverse Effect on Parent.

     Section 4.2. PARENT SUBSIDIARIES. Except as set forth in Item 4.2 of the letter from Parent to the Company dated and delivered as of the date hereof (the "Parent Letter"), which relates to this Agreement and is designated therein as being the Parent Letter, there are no outstanding subscriptions, options, calls, voting trusts, proxies or warrants with respect to any capital stock of any of the material Subsidiaries of Parent, including any right obligating any such material Subsidiary to issue, deliver, or sell additional shares of its capital stock, in each case other than with Parent or one of its Subsidiaries. Except as required by applicable law and except for director or qualifying shares, all of the outstanding shares of capital stock of each material Subsidiary listed on
Item 4.2 of the Parent Letter are duly authorized, validly issued, fully paid and nonassessable, and all such shares are owned by Parent or another Subsidiary of Parent.

     Section 4.3. PARENT CAPITAL STRUCTURE. (a) The authorized capital stock of Parent consists of 500,000,000 shares of Parent Common Stock and 5,000,000 shares of Preferred Stock, $.01 par value per share ("Parent Preferred Stock"). As of January 2, 1998: (i) 181,626,660 shares of Parent Common Stock were issued and outstanding, all of which are validly issued, fully paid and nonassessable;
(ii) no shares of Parent Preferred Stock are issued or outstanding; (iii) no shares of Parent Common Stock or Parent Preferred Stock were held in the treasury of Parent or by Subsidiaries of Parent; and (iv) 10,903,494 shares of Parent Common Stock were reserved for issuance pursuant to stock options granted and outstanding under Parent's stock option plans (the "Parent Option Plans"). Between January 2, 1998 and the date hereof, (i) no additional shares of capital stock have been reserved for issuance by Parent and (ii) the only issuances of shares of capital stock of Parent Common Stock have been issuances of Parent Common Stock upon the exercise of outstanding stock options. All shares of Parent Common Stock subject to issuance as specified above, upon issuance pursuant to the terms and conditions specified in the instruments pursuant to which they are issuable, shall be duly authorized, validly issued, fully paid and nonassessable. There are no obligations, contingent or otherwise, of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any shares of Parent Common Stock.

          (b) Except as set forth in this Section 4.2 or as reserved for future grants of options under the Parent Option Plans, there are no equity securities of any class of Parent, or any security exchangeable into or exercisable for such equity securities, issued, reserved for issuance or outstanding.

     Section 4.4. AUTHORITY; NO CONFLICT; REQUIRED FILINGS AND CONSENTS. (a) Parent has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent. This Agreement has been duly executed and delivered by Parent and constitutes the valid and binding obligations of Parent, enforceable in accordance with the terms hereof, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting creditors' rights generally and general principles of equity, regardless of whether asserted in a proceeding in equity or at law.

          (b) The execution and delivery of this Agreement by Parent and Sub do not, and the consummation of the transactions contemplated by this Agreement will not, (i) conflict with, or result in any violation or breach of, any provision of the Certificate of Incorporation or Bylaws of Parent or Sub (in each case as heretofore amended), (ii) result in any violation or breach of, or constitute (with or without notice or lapse of time, or both) a default (or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any material benefit) under, any of the terms, conditions or provisions of any loan, credit agreement, note, bond, mortgage, indenture, lease, contract or other agreement, instrument or obligation to which Parent or any of its Subsidiaries is a party or by which any of them or any of their properties or assets may be bound, or
     (iii) subject to the consents, approvals, orders, authorizations, filings, declarations and registrations specified in Section 4.3(c), conflict with or violate any judgment, order, decree, statute, law, ordinance, rule or regulation or any permit, concession, franchise or license applicable to Parent or any of its Subsidiaries or any of their properties or assets, except in the case of clause (ii) and (iii) for any such violations, breaches, defaults, terminations, cancellations or accelerations which in the aggregate could not reasonably be expected to have a Material Adverse Effect on Parent and do not impair the ability of Parent to perform its obligations under this Agreement or prevent the consummation of any of the transactions contemplated hereby.

          (c) No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to Parent or any of its Subsidiaries in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of pre-merger notification reports under the HSR Act and the expiration or early termination of the waiting period thereunder; (ii) the filing of the Registration Statement with the SEC in accordance with the Securities Act and the entry of an order by the SEC permitting the Registration Statement to become effective; (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware in accordance with the DGCL;
     (iv) the filing of the Proxy Statement and related proxy materials with the SEC in accordance with the Exchange Act; (v) such consents, approvals, orders, authorizations, filings, registrations, Returns, and declarations as may be required under applicable federal and state securities and Tax laws and the laws of any foreign country; and (vi) such other consents, approvals, orders, authorizations, filings, declarations and registrations which, in the aggregate, if not obtained or made, could not reasonably be expected to have a Material Adverse Effect on Parent or impair the ability of Parent to perform its obligations under this Agreement.

     Section 4.5. SEC FILINGS; FINANCIAL STATEMENTS. (a) Parent has filed and made available to the Company or its legal counsel all forms, reports and documents required to be filed by Parent with the SEC (collectively, the "Parent SEC Reports") since January 1, 1995. The Parent SEC Reports (i) at the time filed, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and (ii) did not at the time they were filed (or if amended or superseded by a subsequent filing, then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated in such Parent SEC Reports or necessary in order to make the statements in such Parent SEC Reports, in the light of the circumstances under which they were made, not misleading. None of Parent's Subsidiaries is required to file any forms, reports or other documents with the SEC.

          (b) Each of the consolidated financial statements (including, in each case, any related notes) contained in the Parent SEC Reports, including any Parent SEC Reports filed from the date of this Agreement until the Closing, complied or will comply in all material respects with the applicable published rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with GAAP applied on a consistent basis throughout the periods involved (except as may be indicated in the notes to such financial statements or, in the case of unaudited statements, as permitted by Form 10-Q or 8-K promulgated by the SEC), and fairly presented or will fairly present the consolidated financial position of Parent and its Subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount. The unaudited consolidated balance sheet of Parent as of September 30, 1997 is referred to herein as the "Parent Balance Sheet."

     Section 4.6.  ABSENCE OF UNDISCLOSED LIABILITIES.  Except as disclosed in
Item 4.6 of the Parent Letter or as otherwise disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement, Parent and its Subsidiaries do not have any liabilities, either accrued or contingent (whether or not required to be reflected in financial statements in accordance with United States generally accepted accounting principles), and whether due or to become due, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect on Parent, other than (i) liabilities reflected in the Parent Balance Sheet, and (ii) normal or recurring liabilities incurred since September 30, 1997 in the ordinary course of business consistent with past practices which would not individually or in the aggregate have a Material Adverse Effect on Parent.

     Section 4.7. ABSENCE OF CERTAIN CHANGES OR EVENTS. Between the date of the Parent Balance Sheet and the date hereof, Parent and its Subsidiaries have conducted their businesses only in the ordinary course in a manner consistent with past practice (except as disclosed in the Parent SEC Reports filed and publicly available prior to the date of this Agreement). Except with respect to the matters set forth in Item 4.6 of the Parent Letter, since the Parent Balance Sheet Date there has not been: (a) any Material Adverse Effect on Parent or any facts or circumstances that could reasonably be expected to result in a Material Adverse Effect on Parent; (b) any damage, destruction or loss (whether or not covered by insurance) with respect to Parent or any of its Subsidiaries having a Material Adverse Effect on Parent; (c) any material change by Parent or any of its Subsidiaries in its accounting methods, principles or practices; or (d) any revaluation by Parent or any of its Subsidiaries of any of its assets having a Material Adverse Effect on Parent, including writing down the value of capitalized software or inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice.

     Section 4.8. TAXES. (a) Except as disclosed in Item 4.8 of the Parent Letter, each of Parent and its Subsidiaries has prepared and timely filed (or will so file) all United States federal, state and local Returns required to be filed at or before the Effective Time relating to any and all Taxes concerning or attributable to Parent or any of its Subsidiaries or to their operations, and such Returns are true and correct and have been completed in accordance with applicable law, except where any such failure to prepare or file timely or any such failure to be true and correct, or any such failure to be completed in accordance with applicable law would not individually, or in the aggregate, have a Material Adverse Effect on Parent.

          (b) Except as disclosed in Item 4.8 of the Parent Letter, each of Parent and its Subsidiaries as of the Effective Time will have paid all Taxes it is required to pay prior to the Effective Time, except where any such failure to pay would not have a Material Adverse Effect on Parent.

          (c) Except as disclosed in Item 4.8 of the Parent Letter, there is no material United States federal or state income Tax deficiency outstanding or assessed against Parent or any of its Subsidiaries that has not been paid in full or fully reflected as a liability on the Parent Balance Sheet nor has Parent or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any material United States federal or state income Tax.

          (d) Except as disclosed in Item 4.8 of the Parent Letter, there is no action, suit, investigation, audit, claim or assessment pending or proposed or threatened in writing with respect to Taxes of Parent or any of its Subsidiaries that, if decided adversely to Parent, would have a Material Adverse Effect on Parent.

          (e) Except as disclosed in Item 4.8 of the Parent Letter, there are no liens for Taxes upon the assets of Parent or any of its Subsidiaries except liens relating to current Taxes not yet due and except where such liens would not have a Material Adverse Effect on Parent.

          (f) Except as disclosed in Item 4.8 of the Parent Letter, all Taxes which Parent or any of its Subsidiaries are required by law to withhold or to collect for payment have been duly withheld and collected, and have been paid or accrued, reserved against and entered on the books of Parent, except where any such failure to withhold or collect or such failure to pay or accrue, reserve against and enter would not individually, or in the aggregate, have a Material Adverse Effect on Parent.

          (g) Except as disclosed in Item 4.8 of the Parent Letter, neither Parent nor any of its Subsidiaries has any material liability for unpaid federal, state, local or foreign Taxes that has not been accrued for or reserved on the Parent Balance Sheet, whether asserted or unasserted, contingent or otherwise, except where such liability would not have a Material Adverse Affect on Parent.

          (h) Neither Parent nor any of its Subsidiaries, nor any of its other affiliates (i) has taken any action, agreed to take any action, or failed to take any action, or (ii) has knowledge of any fact or circumstance that (without regard to any action taken or agreed to be taken by the Company or any of its affiliates), in each case, Parent, such Subsidiary or such other affiliate has actual knowledge could reasonably be expected to cause the Merger to fail to qualify as a "reorganization" within the meaning of
     Section 368(a) of the Code.

     Section 4.9. PROPERTIES. Parent and its Subsidiaries own or have valid leasehold interests in all real property necessary for the conduct of their businesses in all material respects as presently conducted. All material leases to which Parent or any of its Subsidiaries is a party are in good standing, valid and effective in accordance with their respective terms, and neither Parent nor its Subsidiaries is in default under any of such leases, except where the lack of such good standing, validity and effectiveness or the existence of such default could not reasonably be expected to have a Material Adverse Effect on Parent.

     Section 4.10. INTELLECTUAL PROPERTY. Except with respect to the matters set forth in Item 4.6 of the Parent Letter, Parent and its Subsidiaries own, or are licensed or otherwise possess, legally enforceable rights to use, all patents, trademarks, trade names, service marks, copyrights and mask works, any applications for and registrations of such patents, trademarks, trade names, service marks, copyrights and mask works, and all processes, formulae, methods, schematics, technology, know how, computer software programs or applications and tangible or intangible proprietary information or material that are necessary to conduct the business of Parent and its Subsidiaries as currently conducted or planned to be conducted by Parent and its Subsidiaries except where the failure to have such ownership or possession could not reasonably be expected to have a Material Adverse Effect on Parent.

     Section 4.11. AGREEMENTS, CONTRACTS AND COMMITMENTS. Neither Parent nor any of its Subsidiaries has breached, or received in writing any claim or threat (for which there is a reasonable basis) that it has breached, any of the terms or conditions of any material agreement, contract or commitment to which it is a party or to which any of its assets is subject ("Parent Material Contracts") in such a manner as would permit any other party to cancel, modify the terms of or terminate the same or would permit any other party to collect material damages from Parent or any of its Subsidiaries under any Parent Material Contract. Each Parent Material Contract that has not expired or been terminated is in full force and effect and is not subject to any material default thereunder of which Parent is aware by any party obligated to Parent or any of its Subsidiaries pursuant to such Parent Material Contract.

     Section 4.12.  LITIGATION.  Except with respect to the matters set forth in
Item 4.6 of the Parent Letter, there is no action, suit or proceeding, claim, arbitration or, to the knowledge of Parent, investigation against Parent or any of its Subsidiaries pending or, to the knowledge of Parent, threatened, or as to which Parent or any of its Subsidiaries has received any written notice of assertion, which, if decided adversely to Parent or such Subsidiary, could reasonably be expected to have a Material Adverse Effect on Parent or impair the ability of Parent to consummate the transactions contemplated by this Agreement, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Parent or any of its Subsidiaries having or which, insofar as reasonably can be foreseen, in the future would have any such effect.

     Section 4.13. ENVIRONMENTAL MATTERS. (a) Except as set forth in Item 4.13 of the Parent Letter, Parent has no reason to believe (i) that any underground storage tanks are present under any property that Parent or any of its Subsidiaries has at any time owned, operated, occupied or leased or (ii) that any Hazardous Material is present, as a result of actions of Parent or any of its Subsidiaries or actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that Parent or any of its Subsidiaries has at any time owned, operated, occupied or leased, where the presence of such underground storage tanks or Hazardous Material would be reasonably likely to have a Material Adverse Effect on Parent; provided that the handling and use of a Hazardous Material in compliance with applicable standards or permits shall not be included in this representation.

          (b) At no time has Parent or any of its Subsidiaries transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has Parent or any of its Subsidiaries engaged in Hazardous Materials Activities in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Materials Activity, which violation has had or is reasonably likely to have a Material Adverse Effect on Parent.

          (c) Parent and its Subsidiaries currently hold all Environmental Permits necessary for the conduct of the Hazardous Materials Activities and other businesses of Parent and its Subsidiaries as such activities and businesses are currently being conducted.

          (d) Parent is not aware of any fact or circumstance which could (i) involve Parent or any of its Subsidiaries in any environmental litigation which, if decided adversely to Parent and its Subsidiaries, could have a Material Adverse Effect on Parent, or (ii) impose upon Parent or any of its Subsidiaries any environmental liability which would have a Material Adverse Effect on Parent.

     Section 4.14. POOLING. Neither Parent nor any of its Subsidiaries, nor, to the knowledge of Parent, any of its affiliates has taken or agreed to take any action that would prevent the Merger from being treated as a "pooling of interests" for financial accounting purposes in accordance with GAAP and applicable SEC regulations. The factual information to be provided by Parent to the Ernst & Young LLP, ("Parent Auditors") in connection with their written opinion to be delivered pursuant to Section 7.1(f) will be correct in all material respects.

     Section 4.15. AFFILIATES. Except for the persons listed on Item 4.15 of the Parent Letter, there are no persons who, to the knowledge of Parent, may be deemed to be affiliates of Parent under Rule 1-02 of Regulation S-X of the SEC.

     Section 4.16. COMPLIANCE WITH LAWS. Parent and its Subsidiaries have complied with, are not in violation of, and have not received any notices of violations with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of their business, or ownership or operation of their business, except for failures to comply or violations which could not reasonably be expected to have a Material Adverse Effect on Parent or impair the ability of Parent to consummate the transactions contemplated by this Agreement. There are no situations with respect to Parent which involved or involve (i) the use of any corporate funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity, (ii) the making of any direct or indirect unlawful payments to government officials or others from corporate funds or the establishment or maintenance of any unlawful or unrecorded funds, (iii) the violation of any of the provisions of The Foreign Corrupt Practices Act of 1977, or any rules or regulations promulgated thereunder, or (iv) the receipt of any illegal discounts or rebates or any other violation of the antitrust laws.

     Section 4.17. REGISTRATION STATEMENT; PROXY STATEMENT/PROSPECTUS. The information supplied by Parent for inclusion in the Registration Statement shall not contain, at the time the Registration Statement is declared effective by the SEC, any untrue statement of a material fact or omit to state any material fact required to be stated in the Registration Statement or necessary in order to make the statements in the Registration Statement, in light of the circumstances under which they were made, not misleading. The information supplied by Parent for inclusion in the Proxy Statement to be sent to the stockholders of the Company in connection with the Stockholders Meeting shall not, on the date the Proxy Statement is first mailed to stockholders of the Company, at the time of the Stockholders Meeting or at the Effective Time, contain any statement which, at such time and in light of the circumstances under which it was made, is false or misleading with respect to any material fact, or omit to state any material fact necessary in order to make the statements made in the Proxy Statement not false or misleading or omit to state any material fact necessary to correct any statement in any earlier communication with respect to the solicitation of proxies for the Stockholders Meeting which has become false or misleading. If at any time prior to the Effective Time any event relating to Parent or any of its affiliates should be discovered by Parent which should be set forth in an amendment to the Registration Statement or a supplement to the Proxy Statement, Parent shall promptly inform the Company.

     Section 4.18. INTERIM OPERATIONS OF SUB. Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities, and has conducted its operations only as contemplated by this Agreement.

     Section 4.19. VOTING REQUIREMENTS. No action by the stockholders of Parent is required to approve this Agreement and the transactions contemplated hereby.

     Section 4.20. BROKERS. No broker, investment banker, financial advisor or other person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Parent, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent or Sub.

                                   ARTICLE V

                              CONDUCT OF BUSINESS

     Section 5.1. COVENANTS OF THE COMPANY. During the period from the date of this Agreement to the Effective Time, the Company agrees as to itself and its Subsidiaries (except to the extent that Parent shall otherwise consent in writing), to carry on its business in the usual, regular and ordinary course in substantially the same manner as previously conducted, to pay its debts and Taxes when due subject to good faith disputes over such debts or Taxes, to pay or perform its other obligations when due, and, to the extent consistent with the foregoing, to use all reasonable best efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and key employees, and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it. The Company shall notify Parent promptly after becoming aware of any event or occurrence that would result in a material breach of any covenant or agreement of the Company set forth in this Agreement or cause any representation or warranty of the Company set forth in this Agreement to be untrue if made as of the date of, and giving effect to, such event or occurrence, which if uncured, could reasonably be expected to cause any condition set forth in Section 7.2(a) or 7.2(b) not to be satisfied. Except as expressly contemplated by this Agreement, the Company shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of Parent:

          (a) accelerate, amend or change the period of exercisability of options or restricted stock granted under any of the Company Stock Plans or authorize cash payments in exchange for any options granted under any of such plans;

          (b) transfer or license to any person or entity or otherwise extend, amend or modify any rights to the Company Intellectual Property Rights other than licenses to customers in the ordinary course of business consistent with past practices on a non-exclusive basis;

          (c) declare or pay any dividends on or make any other distributions (whether in cash, stock or property, other than dividends or distributions by a direct or indirect wholly owned subsidiary of the Company to its parent) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (d) issue, deliver, sell, pledge or otherwise encumber, or authorize or propose the issuance, delivery, sale, pledge or encumbrance of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than the issuance of the Company Common Stock upon the exercise of Company Stock Options outstanding on the date of this Agreement and in accordance with their present terms, except for issuances of Company Stock Options pursuant to the Company Stock Plans relating to not more than one hundred fifty thousand (150,000) shares of Company Common Stock in the aggregate, in connection with the hiring of new employees or the promotion of officers and employees (other than Senior Officers), in each case in the ordinary course of business, consistent with past practice;

          (e) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or the assets of, or by any other means, any business or any corporation, partnership, limited liability company or other business organization or division or any interest therein;

          (f) sell, lease, license, mortgage, encumber or otherwise dispose of any of its properties or assets, except for sales, leases or licenses of products or services in the ordinary course of business in accordance with past practices;

          (g) take any action to: (i) increase or agree to increase the compensation payable or to become payable to its officers or employees, except for regularly scheduled increases in salary or wages (not in excess of ten percent (10%) in the aggregate for each person) of employees (other than Senior Officers) in accordance with past practices, (ii) grant any severance or termination pay to, or enter into any employment or severance agreements with, directors or Senior Officers,
     (iii) grant any severance or termination pay to, or enter into any employment or severance agreement with, any other employees, except in the ordinary course of business consistent with past practice, provided that the aggregate of such payments shall not be in excess of one hundred thousand dollars ($100,000), (iv) enter into any collective bargaining agreement, or (v) establish, adopt or enter into any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust, fund, policy or arrangement for the benefit of any directors, officers or employees or amend any Company Employee Plan;

          (h) revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business pursuant to arm's length transactions on commercially reasonable terms;

          (i) (y) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (z) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Company or any of its wholly owned Subsidiaries;

          (j) amend or propose to amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

          (k) incur or commit to incur capital expenditures in excess of five hundred thousand dollars ($500,000) individually, or four million dollars ($4,000,000) in the aggregate;

          (l) make any material amendments to any OEM agreement or enter into or make any amendments to any agreements pursuant to which any third party is granted exclusive marketing, manufacturing or other rights with respect to any Company product, process or technology, other than granting to specific customers non-territorial exclusive rights to physical packaging and related interfaces developed by the Company for such customer's equipment;

          (m) amend in any respect that, taken as a whole, is material and adverse to the Company or terminate any material contract, agreement or license to which it is a party;

          (n) (y) waive or release any material right or claim (except in connection with amendments that comply with clause (m) immediately above), or (z) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction, in the ordinary course of business consistent with past practice or in accordance with their terms, of liabilities reflected or reserved against in, or contemplated by, the most recent Company Financial Statements (or the notes thereto) filed prior to the date hereof, or incurred in the ordinary course of business consistent with past practice;

          (o) settle or compromise Tax liabilities in excess of five hundred thousand dollars ($500,000) in the aggregate, or prepare or file any Return inconsistent with past practice or, on any such Return, take any position, make any election, or adopt any method that is inconsistent with positions taken, elections made or methods used in preparing or filing similar Returns in prior periods;

          (p) initiate any litigation or arbitration proceeding, other than litigation involving Parent relating to this Agreement and counterclaims or other proceedings responsive to litigation filed by a third party; or

          (q) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (p), or any action (other than actions of the type contemplated by clauses (a) through (p) above which are permitted thereby) which (i) would make any of the Company's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect, or (ii) could prevent it from performing, or cause it not to perform, its obligations under this Agreement.

     Section 5.2. COVENANTS OF PARENT. Parent shall notify the Company promptly after becoming aware of any event or occurrence that would result in a material breach of any covenant or agreement of Parent set forth in this Agreement or cause any representation or warranty of Parent set forth in this Agreement to be untrue if made as of the date of, and giving effect to, such event or occurrence, which if uncured, could reasonably be expected to cause any condition set forth in Section 7.2(a) or 7.2(b) not to be satisfied. Between the date hereof and April 16, 1998, except as expressly contemplated by this Agreement, Parent shall not (and shall not permit any of its Subsidiaries to), without the prior written consent of the Company:

          (a) declare or pay any dividends on or make any other distributions (whether in cash, stock or property, other than dividends or distributions by a direct or indirect wholly owned subsidiary of Parent to its parent) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or spend more than $50,000,000 to purchase or otherwise acquire, directly or indirectly, any shares of its capital stock;

          (b) issue or authorize the issuance or delivery of, any shares of its capital stock or securities convertible into shares of its capital stock, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, other than (i) the issuance of the Parent Common Stock upon the exercise of Parent stock options outstanding on the date of this Agreement and (ii) issuances not involving more than five percent (5%) of the currently issued and outstanding Parent Common Stock;

          (c) acquire or agree to acquire, by merging or consolidating with, by purchasing any equity interest in or the assets of, or by any other means, any business or any corporation, partnership, limited liability company or other business organization or division or any interest therein to the extent all such acquisitions together involve purchase prices in excess of five hundred million dollars ($500,000,000) in the aggregate, it being agreed that nothing in this Agreement shall prohibit Parent or any of its Subsidiaries from engaging in discussions or negotiations or from furnishing information in connection with any acquisitions or transactions;

          (d) sell, lease, license, mortgage, encumber or otherwise dispose of any of its properties or assets, except for sales, leases or licenses of products or services (i) in the ordinary course of business or (ii) to the extent involving sale prices of less than five hundred million dollars ($500,000,000) in the aggregate;

          (e) amend or propose to amend its Certificate of Incorporation or Bylaws or other comparable charter or organizational documents;

          (f) (x) incur any indebtedness for borrowed money or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities or guarantee any debt securities of others, enter into any "keep well" or other agreement to maintain any financial statement condition of another person or enter into any arrangement having the economic effect of any of the foregoing, or (y) make any loans, advances or capital contributions to, or investments in, any other person, other than to the Parent or any of its wholly owned Subsidiaries, to the extent involving in the case of all of the matters described in clauses (x) and (y) more than two hundred fifty million dollars ($250,000,000) in the aggregate; or

          (g) take, or agree in writing or otherwise to take, any of the actions described in the foregoing clauses (a) through (f), or any action (other than actions of the type contemplated by clauses (a) through (f) above which are permitted thereby) which (i) would make any of Parent's representations or warranties in this Agreement, if made on and as of the date of such action or agreement, untrue or incorrect in any material respect, or (ii) could prevent it from performing, or cause it not to perform, its obligations under this Agreement. Nothing contained in this Agreement shall prohibit Parent from adopting a stockholders rights plan or issuing securities pursuant thereto.

     Section 5.3. EMPLOYMENT AGREEMENTS. The Company may enter into employment agreements, effective as of the Effective Time, with the officers of the Company listed in Item 5.3(a) of the Parent Letter (the "Senior Officers"), which employment agreements shall be in the form attached as Item 5.3(b) of the Parent Letter and shall be subject to the terms specified in Item 5.3(c) of the Parent Letter.

     Section 5.4. COOPERATION. Subject to compliance with applicable law, from the date hereof until the Effective Time, (i) the Company shall confer on a regular and frequent basis with one or more representatives of Parent to report operational matters of materiality and the general status of ongoing operations and (ii) each of Parent and the Company shall promptly provide the other party or its counsel with copies of all filings made by the Company with any Governmental Entity in connection with this Agreement, the Merger and the other transactions contemplated hereby.

     Section 5.5. MATERIAL ADVERSE EFFECT. For purposes of this Agreement, "Material Adverse Effect" means, when used in connection with the Company or Parent, any change or effect that is materially adverse to the business, properties, assets, condition (financial or otherwise), or results of operations of such party and its Subsidiaries taken as a whole but excluding (i) any change resulting from general economic conditions or general industry conditions or
(ii) any change caused by the transactions contemplated by this Agreement and the public announcement thereof.

                                   ARTICLE VI
                             ADDITIONAL AGREEMENTS

     Section 6.1. NO SOLICITATION. (a) The Company agrees that, from the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement in accordance with Section 8.1, it shall not, directly or indirectly, and shall cause its officers, directors, employees, representatives, agents, and affiliates, to not (i) solicit, initiate, or encourage any inquiries or proposals that constitute, or could reasonably be expected to lead to, a proposal or offer for a merger, consolidation, sale or purchase of substantial assets or stock, tender or exchange offer, or other business combination or change in control or similar transaction involving the Company or any of its Subsidiaries, other than the transactions contemplated or permitted by this Agreement (any of the foregoing inquiries or proposals being referred to in this Agreement as a "Takeover Proposal"), (ii) engage in negotiations or discussions concerning, or provide any non-public information to any person or entity relating to, any Takeover Proposal, or (iii) enter into any agreement with respect to, agree to, approve or recommend any Takeover Proposal; provided, however, that nothing contained in this Agreement shall prevent the Company or its Board of Directors, directly or through representatives or agents on behalf of the Board of Directors, from (A) furnishing non-public information to, or entering into discussions or negotiations with, any person or entity in connection with an unsolicited bona fide written Takeover Proposal by such person or entity, if and only to the extent that (1) such Takeover Proposal would, if consummated, result in a transaction that would, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, result in a transaction more favorable to the Company's stockholders from a financial point of view than the Merger (any such more favorable Takeover Proposal being referred to in this Agreement as a "Superior Proposal") and, in the reasonable good faith judgment of the Board of Directors of the Company, after consultation with its financial advisors, the person or entity making such Superior Proposal has the financial means to conclude such transaction, (2) the failure to take such action would in the reasonable good faith judgment of the Board of Directors of the Company, on the basis of the advice of the outside corporate counsel of the Company, be contrary to the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law; (3) prior to furnishing such non-public information to, or entering into discussions or negotiations with, such person or entity, such Board of Directors receives from such person or entity an executed confidentiality agreement with provisions not less favorable to the Company than those contained in the Confidentiality and Non Disclosure Agreement dated December 29, 1997 between Parent and the Company, except for the provision of Section 7 thereof (the "Confidentiality Agreement") and (4) the Company shall have fully complied with this Section 6.1; or (B) complying with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to a Takeover Proposal.

          (b) The Company shall notify Parent no later than twenty-four (24) hours after receipt by the Company (or its advisors) of any Takeover Proposal or any request for nonpublic information in connection with a Takeover Proposal or for access to the properties, books or records of the Company by any person or entity that informs the Company that it is considering making, or has made, a Takeover Proposal. Such notice to Parent shall be made orally and in writing and shall indicate in reasonable detail the identity of the person or entity making the Takeover Proposal and the terms and conditions of such proposal, inquiry or contact. If the financial terms of such Takeover Proposal are modified, then the

     Company shall notify Parent of the terms and conditions of such modification within twenty-four (24) hours of the receipt of such modification. The Company shall also notify Parent simultaneously with the delivery of notice to the directors of the Company of, and in any event at least twenty-four (24) hours prior to (unless a longer period is required by Section 6.1(c)), each meeting of the Board of Directors at which the Company will consider taking definitive action with respect to withdrawing or modifying, in a manner adverse to Parent, its recommendation to the Company's stockholders in favor of approval of the Merger.

          (c) Notwithstanding the foregoing, in the event that there exists a Superior Proposal before the Board of Directors of the Company and in the reasonable good faith judgment of the Company, on the basis of the advice of the outside corporate counsel of the Company, the failure to accept such Superior Proposal would be contrary to the fiduciary duties of the Board of Directors of the Company to the Company's stockholders under applicable law, the Board of Directors of the Company may pursuant to Section 8.1(h) (subject to this and the following sentences) terminate this Agreement prior to the Stockholders Meeting (and concurrently with such termination, cause the Company to enter into an acquisition agreement with respect to such Superior Proposal), but only at a time that is (i) after the third day following Parent's receipt of written notice advising Parent that the Board of Directors of the Company is prepared to accept a Superior Proposal, specifying the material terms and conditions of such Superior Proposal and identifying the person making such Superior Proposal; (ii) after the payment by the Company to Parent of the Termination Fee in full and in immediately available funds; and (iii) after the Company shall have, and shall have caused its financial and legal advisors to, negotiate in good faith with Parent to make such changes to the terms and conditions of this Agreement as would enable the Company to proceed with the transactions contemplated hereby.

          (d) During the period from the date of this Agreement through the Effective Time, the Company shall not terminate, amend, modify or waive any provision of any confidentiality or standstill agreement (other than any entered into in the ordinary course of business not in connection with any possible Takeover Proposal) to which it or any of its Subsidiaries is a party (other than any between the Company and its Subsidiaries). During such period, the Company shall enforce, to the fullest extent permitted under applicable law, the provisions of any such agreement, including, but not limited to, by obtaining injunctions to prevent any breaches of such agreements and to enforce specifically the terms and provisions thereof in any court of the United States of America or of any state having jurisdiction.

     Section 6.2. PROXY STATEMENT/PROSPECTUS; REGISTRATION STATEMENT. (a) As promptly as practicable after the execution of this Agreement, Parent and the Company shall prepare and file with the SEC the Proxy Statement, and Parent shall prepare and file with the SEC the Registration Statement, in which the Proxy Statement will be included. Parent and the Company shall use all reasonable best efforts to cause the Registration Statement to become effective as soon after such filing as reasonably practicable. The Proxy Statement shall include the recommendation of the Board of Directors of the Company to the stockholders of the Company in favor of approval and adoption of this Agreement and the Merger; provided, however, that such Board of Directors shall not be required to make, and shall be entitled to withdraw or modify, such recommendation if (i) the Company has complied with Section 6.1 and (ii) in the reasonable good faith judgment of such Board of Directors, on the basis of the advice of outside corporate counsel of the Company, the making of, or the failure to withdraw or modify, such recommendation would be contrary to the fiduciary duties of such Board of Directors to the Company's stockholders under applicable law. The Board of Directors of the Company shall not rescind its declaration that this Agreement and the Merger are advisable unless, in any such case, each of the conditions set forth in clauses (i) and (ii) immediately above is satisfied.

          (b) Each of Parent and the Company shall make all necessary filings with respect to the Merger under the Securities Act and the Exchange Act and applicable state securities laws and the rules and regulations thereunder, and shall use its reasonable best efforts to obtain all permits and other authorizations required under applicable state securities laws for the issuance of the shares of Parent Common Stock pursuant to the Merger.

     Section 6.3. CONSENTS. Each of Parent and the Company shall use reasonable best efforts to obtain all necessary consents, waivers and approvals under its respective material agreements, contracts, licenses or leases required for the consummation of the Merger and the other transactions contemplated by this Agreement.

     Section 6.4. CURRENT NASDAQ QUOTATION. Parent shall continue the quotation of Parent Common Stock, and the Company shall continue the quotation of the Company Common Stock, on The Nasdaq National Market during the term of this Agreement to the extent necessary so that appraisal rights will not be available to stockholders of the Company under Section 262 of the DGCL.

     Section 6.5. ACCESS TO INFORMATION. Upon reasonable notice, the Company shall (and shall cause each of its Subsidiaries to) afford to the officers, employees, accountants, financial advisors, counsel and other representatives of Parent, access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments, Returns, and records and, during such period, the Company shall (and shall cause each of its Subsidiaries to) furnish promptly to Parent (i) a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws and
(ii) all other information concerning its business, properties and personnel as Parent may reasonably request; provided, however, that the Company's obligation to provide information pursuant to this Section 6.5 shall be subject to Item 6.5 of the Company Letter. During the period prior to the Effective Time, Parent shall provide the financial advisor of the Company identified in Section 3.24 and the Chief Executive Officer of the Company reasonable access to senior executive officers of Parent, as appropriate, in connection with the transactions contemplated by this Agreement. No information or knowledge obtained in any investigation pursuant to this Section 6.5 shall affect or be deemed to modify any representation or warranty contained in this Agreement or the conditions to the obligations of the parties to consummate the Merger. Unless otherwise required by law, Parent and the Company will hold, and will use its reasonable best efforts to cause their respective officers, employees, affiliates and representatives to hold, any nonpublic information received from the other party to this Agreement, any of their respective Subsidiaries or any of their respective representatives (other than information already in the possession of such party at the time of receipt of such information from the other party) in confidence until such time as such information becomes publicly available (otherwise than through the wrongful act of any such person) and shall use its reasonable best efforts to ensure that such officers, employees, affiliates and representatives do not disclose such information to others without the prior written consent of the Company or Parent, as the case may be. In the event of termination of this Agreement for any reason, Parent and the Company shall promptly return or destroy all documents containing nonpublic information so obtained from the Company, Parent or any of their Subsidiaries and any copies of such documents.

     Section 6.6. STOCKHOLDERS MEETING. (a) The Company shall call and hold the Stockholders Meeting as promptly as practicable after the date hereof for the purpose of voting upon the adoption of this Agreement and the approval of the Merger. Subject to Section 6.1, the Company, through its Board of Directors, shall recommend that the Company's stockholders vote in favor of the adoption of this Agreement and the approval of the Merger (and shall not withdraw or modify such recommendation) and shall otherwise use its best efforts to solicit from its stockholders proxies in favor of such matters and to obtain the requisite approval of the Company's stockholders; provided, however, that such Board of Directors shall not be required to make, and shall be entitled to withdraw or modify, such recommendation if (i) the Company has complied with Section 6.1 and
(ii) in the reasonable good faith judgment of such Board of Directors, on the basis of advice of outside corporate counsel of the Company, the making of, or the failure to withdraw or modify, such recommendation would be contrary to the fiduciary duties of such Board of Directors to the Company's stockholders under applicable law.

     Section 6.7. LEGAL CONDITIONS TO MERGER. (a) Each of Parent and the Company shall take reasonable actions necessary to comply promptly with all legal requirements which may be imposed on such party with respect to the Merger (which actions shall include, without limitation, furnishing all information required under the HSR Act and in connection with approvals of or filings with any other Governmental Entity) and shall promptly cooperate with and, subject to applicable law, furnish information to each other in connection with any such requirements imposed upon either of them or any of their Subsidiaries in connection with the Merger. Each of Parent and the Company shall, and shall cause its Subsidiaries to take reasonable actions necessary to obtain (and shall cooperate with each other in obtaining) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity or other third party, required to be obtained or made by the Company, Parent or any of their Subsidiaries for any of the conditions set forth in Article VII to be satisfied (any of the foregoing, an "Approval") or the taking of any action required in furtherance thereof or otherwise contemplated thereby or by this Agreement.

    (b) Notwithstanding anything to the contrary contained in this Agreement, neither Parent nor the Company shall have any obligation to oppose, challenge or appeal any suit, action or proceeding by any Governmental Entity before any court or governmental authority, agency or tribunal, domestic or foreign or any order or ruling by any such body, (i) seeking to restrain or prohibit or restraining or prohibiting the consummation of the Merger or any of the other transactions contemplated by this Agreement, (ii) seeking to prohibit or limit or prohibiting or limiting the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or
  (iii) seeking to compel or compelling the Company, Parent or any of their respective Subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries. Further, notwithstanding anything to the contrary contained in this Agreement, Parent shall have no obligation to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries or to agree to any of the foregoing. Neither the Company nor any of its Subsidiaries shall take any of the actions described in preceding sentences of this Section 6.7(b) without the prior written consent of Parent.

     Section 6.8. PUBLIC DISCLOSURE. Except as otherwise required by applicable law or the rules or regulations of any securities exchange or market on which the securities of such party are listed or traded, no party or any of its affiliates shall issue or cause the publication of any press release or other public announcement or disclosure with respect to the transactions contemplated by this Agreement without the consent of each other party, and in any event, each party agrees that it shall give each other party reasonable opportunity to review and comment upon any such release or announcement prior to publication of the same.

     Section 6.9. TAX-FREE REORGANIZATION. Parent and the Company shall each use its reasonable best efforts to cause the Merger to be treated as a "reorganization" within the meaning of Section 368(a) of the Code, and to enable its respective counsel to render the opinions contemplated by Sections 7.2(e) and 7.3(d). Each party shall make (to the extent it can truthfully do so), and shall use all reasonable best efforts to cause those of its respective stockholders that counsel to the parties shall reasonably request to make, such representations and certifications as counsel to the parties shall reasonably request to enable them to render such opinions including, without limitation, the representations of Parent contained in a certificate of Parent (the "Parent Tax Certificate") substantially in the form of the Parent Tax Certificate attached as Item 6.9 of the Parent Letter and representations of the Company contained in a certificate of the Company (the "Company Tax Certificate") substantially in the form of the Company Tax Certificate attached as Item 6.9 of the Company Letter.

     Section 6.10. POOLING ACCOUNTING. Parent and the Company shall each use its reasonable best efforts to cause the business combination to be effected by the Merger to be accounted for as a pooling of interests. The Company shall use its reasonable best efforts to cause its affiliates not to take any action that would adversely affect the ability of Parent to account for the business combination to be effected by the Merger as a pooling of interests.

     Section 6.11. AFFILIATE LETTERS. Between the date of this Agreement and the Effective Time, the Company will use its reasonable best efforts to cause each of the persons listed on Item 3.17 of the Company Letter to execute and deliver to Parent an executed letter agreement, substantially in the form of Exhibit A hereto (the "Company Affiliate Letter"), and Parent will use its reasonable best efforts to cause each of the persons listed on Item 4.15 of the Parent Letter to execute and deliver to Parent an executed letter agreement, substantially in the form of Exhibit B hereto (the "Parent Affiliate Letter"). Between the date of this Agreement and the Effective Time, the Company shall, if requested, promptly provide Parent such information and documents as Parent shall reasonably request for purposes of determining the affiliates of the Company and upon the request of Parent use its reasonable best efforts to cause any person who may in the reasonable judgment of Parent be deemed an affiliate of the Company to execute and deliver to Parent the

Company Affiliate Letter. Parent shall be entitled to place appropriate legends on the certificates evidencing any Parent Common Stock to be received by affiliates of the Company pursuant to this Agreement and to issue appropriate stop transfer instructions to the transfer agent for the Parent Common Stock, consistent with the terms of the Company Affiliate Letter.

     Section 6.12. NASDAQ QUOTATION. Parent shall use its reasonable best efforts to cause the shares of Parent Common Stock to be issued in the Merger to be approved for quotation on The Nasdaq National Market, subject to official notice of issuance, prior to the Closing Date.

     Section 6.13. STOCK PLANS AND OPTIONS. (a) The Company shall provide to each holder of an outstanding Company Stock Option to purchase the Company Common Stock under the Company Stock Plans the notice (if any) required pursuant to such plans in connection with the Merger.

    (b) From and after the Effective Time, each outstanding Company Stock Option (including both vested and unvested Company Stock Options) shall be assumed by Parent and shall pursuant to the terms of such options, be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Company Stock Option, the same number of shares of Parent Common Stock as the holder of such Company Stock Option would have been entitled to receive in the Merger pursuant to this Agreement had such holder exercised such option in full immediately prior to the Effective Time (rounded down to the nearest whole number), at a price per share (rounded up to the nearest whole cent) equal to the quotient of (i) the exercise price per share of Company Common Stock pursuant to such Company Stock Option divided by (ii) the Exchange Ratio. All other terms of such Company Stock Options shall remain in effect.

    (c) The Company shall take all actions necessary so that following the Effective Time no holder of a Company Stock Option or any participant in any Company Benefit Plan shall have any right thereunder to acquire capital stock of the Company, Sub, or the Surviving Corporation. The Company shall take all actions necessary so that, as of the Effective Time, none of Sub, the Company, the Surviving Corporation or any of their respective Subsidiaries is or will be bound by any Company Stock Options, other options, warrants, rights or agreements which would entitle any person, other than Parent, Sub or its affiliates, to own any capital stock of the Company, Sub, the Surviving Corporation or any of their respective subsidiaries or to receive any payment in respect thereof, except as otherwise provided in Article I and Section 6.13(b).

     Section 6.14. INDEMNIFICATION. All rights to indemnification for acts or omissions occurring prior to the Effective Time now existing in favor of the current or former directors or officers of the Company provided in the Company's Certificate of Incorporation and Bylaws shall survive the Merger and shall continue in full force and effect in accordance with their terms for a period of not less than six (6) years from the Effective Time and to the extent the Surviving Corporation fails to perform its obligations with respect thereto, Parent shall perform such obligations. Parent and the Surviving Corporation will cause to be maintained for a period of not less than six (6) years from the Effective Time the Company's current directors and officers insurance and indemnification policy (a copy of which has been provided to Parent) to the extent that it provides coverage for events occurring prior to the Effective Time for all persons who are directors and officers of the Company on the date of this Agreement; provided, however, that in no event shall the Surviving Corporation be required to pay a premium in any one year in excess of one hundred fifty thousand dollars ($150,000), and provided, further, that if the annual premiums of such insurance coverage exceed such amount or if such existing directors' and officers' insurance and indemnification policy expires, is terminated or canceled during such six-year period, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available for a cost not exceeding one hundred fifty thousand dollars ($150,000).

     Section 6.15. ADDITIONAL AGREEMENTS; REASONABLE EFFORTS. Subject to the terms and conditions of this Agreement, each of the parties agrees to use all reasonable best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, subject to the appropriate vote of the stockholders of the Company described in Section 6.6, including cooperating fully with the other party, providing information and making all necessary filings under the HSR Act.

     Section 6.16. TERMINATION OF CERTAIN AGREEMENTS. The Company shall cause the Administrative Services Agreement (the "Services Agreement"), dated as of May 7, 1997 between the Company and Safeguard Scientifics, Inc. ("Safeguard "), to be terminated effective as of the Effective Time (or such later time thereafter as may be requested by Parent, not to exceed one hundred eighty (180) days following the Effective Time) on terms that are reasonably satisfactory to Parent, which terms shall include that the Company shall have no continuing obligations under such agreement following such termination and that Safeguard shall not be entitled to receive any consideration in connection with such termination other than a termination fee equal to the Services Fee (as defined in Section 3 of the Services Agreement) payable with respect to the period commencing on the date of such termination and ending on December 31, 1998.

     Section 6.17. REAL ESTATE TRANSFER TAXES. Either the Company or the Surviving Corporation shall pay all state or local real property transfer, gains or similar Taxes, if any (collectively, the "Transfer Taxes"), attributable to the transfer of the beneficial ownership of the Company's and its Subsidiaries' real properties, and any penalties or interest with respect thereto, payable in connection with the consummation of the Merger. The Company shall cooperate with Parent in the filing of any returns with respect to the Transfer Taxes, including supplying in a timely manner a complete list of all real property interests held by the Company and its Subsidiaries and any information with respect to such properties that is reasonably necessary to complete such returns. The portion of the consideration allocable to the real properties of the Company and its Subsidiaries shall be determined by Parent and the Company in their reasonable discretion. The shareholders of the Company (who are intended third-party beneficiaries of this Section 6.17) shall be deemed to have agreed to be bound by the allocation established pursuant to this Section 6.17 in the preparation of any Return with respect to the Transfer Taxes.

                                  ARTICLE VII

                              CONDITIONS TO MERGER

     Section 7.1.  CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE
MERGER. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction prior to the Closing Date of the following conditions:

          (a) Stockholder Approvals. This Agreement and the Merger shall have been adopted and approved by the requisite vote of holders of the Company Common Stock pursuant to the DGCL and the Certificate of Incorporation of the Company.

          (b) HSR Act. The waiting period applicable to the consummation of the Merger under the HSR Act and any other material waiting periods under applicable foreign laws (if any) shall have expired or been terminated, and no action by the Department of Justice or Federal Trade Commission or any foreign Governmental Entity challenging or seeking to enjoin the consummation of the Merger shall have been instituted and be pending.

          (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order.

          (d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition shall have been issued and be in effect (i) restraining or prohibiting the consummation of the Merger or any of the transactions contemplated hereby or (ii) prohibiting or limiting the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or compelling the Company, Parent or any of their respective Subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries; nor shall any action have been taken or any statute, rule, regulation or order have been enacted, entered or enforced or be deemed applicable to the Merger which makes the consummation of the Merger illegal or prevents or prohibits the Merger.

          (e) Nasdaq. The shares of Parent Common Stock to be issued in the Merger shall have been approved for quotation on The Nasdaq National Market.

          (f) Pooling. The Company shall have received the written opinion, dated as of the Effective Time, of the Company Auditors that the Company Auditors concur with management's conclusion that the Company is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC. Parent shall have received the written opinion, dated as of the Effective Time, of the Parent Auditors that the Parent Auditors concur with management's conclusion that Parent is eligible to be a party to a business combination accounted for as a pooling of interests in accordance with GAAP and applicable published rules and regulations of the SEC, and that the Merger will qualify for pooling of interests accounting. Each of such written opinions will be in form and substance reasonably satisfactory to the Company and Parent.

     Section 7.2. ADDITIONAL CONDITIONS TO OBLIGATIONS OF PARENT AND SUB. The obligations of Parent and Sub to effect the Merger are subject to the satisfaction or waiver of each of the following conditions, any of which may be waived in writing exclusively by Parent and Sub:

          (a) Representations and Warranties. Each of the representations and warranties of the Company set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date as if made at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated by this Agreement, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

          (b) Performance of Obligations. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Parent shall have received a certificate signed on behalf of the Company by the chief executive officer or chief financial officer of the Company to such effect.

          (c) Certain Agreements. A Company Affiliate Letter shall have been executed and delivered to Parent by or on behalf of each director and executive officer of the Company, and each such Company Affiliate Letter shall be in full force and effect.

          (d) Absence of the Material Adverse Effect on the Company. No Material Adverse Effect with respect to the Company shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Material Adverse Effect with respect to the Company; provided, that if the event resulting in such Material Adverse Effect was beyond the control of the Company, such event shall not be deemed to have occurred for purposes of this Section 7.2(d) unless Parent pays the Company two million dollars ($2,000,000) in immediately available funds.

          (e) Tax Opinion. Parent shall have received an opinion of Sidley & Austin, in form and substance reasonably satisfactory to Parent, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

             (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of
        Section 368(b) of the Code;

             (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

             (iii) no gain or loss will be recognized by the stockholders of the Company upon the exchange of their Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

             (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor;

             (v) the holding period for shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as a capital asset by the stockholder at the Effective Time; and

             (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

     In rendering such opinion, counsel may rely upon representations of Parent (including, without limitation, representations contained in the Parent Tax Certificate), representations of the Company (including, without limitation, representations contained in the Company Tax Certificate) and representations by others.

          (f) No Litigation. There shall not be pending or threatened any suit, action or proceeding by any Governmental Entity before any court or governmental authority, agency or tribunal, domestic or foreign, (i) seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from the Company, Parent or Sub any damages in connection therewith, (ii) seeking to prohibit or limit the ownership, operation or control by the Company, Parent or any of their respective Subsidiaries of any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or to compel the Company, Parent or any of their respective Subsidiaries to dispose of, grant rights in respect of, or hold separate any portion of the business or assets of the Company, Parent or any of their respective Subsidiaries, or (iii) which otherwise is reasonably likely to have a Material Adverse Effect on the Company.

     Section 7.3. ADDITIONAL CONDITIONS TO OBLIGATIONS OF THE COMPANY. The obligation of the Company to effect the Merger is subject to the satisfaction of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. Each of the representations and warranties of Parent and Sub set forth in this Agreement that is qualified by materiality shall be true and correct at and as of the Closing Date and each of such representations and warranties that is not so qualified shall be true and correct in all material respects at and as of the Closing Date as if made at and as of the Closing Date, in each case except as contemplated by this Agreement, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

          (b) Performance of Obligations. Parent and Sub shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Closing Date, and the Company shall have received a certificate signed on behalf of Parent by the chief executive officer or chief financial officer of Parent to such effect.

          (c) Absence of the Material Adverse Effect on Parent. No Material Adverse Effect with respect to Parent shall have occurred, and no fact or circumstance shall exist which could reasonably be expected to result in a Material Adverse Effect with respect to Parent; provided, that, if the event resulting in such Material Adverse Effect was beyond the control of Parent, such event shall not be deemed to have occurred for purposes of this Section 7.3(c) unless the Company pays the Parent two million dollars ($2,000,000) in immediately available funds.

          (d) Tax Opinion. The Company shall have received an opinion of Morgan, Lewis & Bockius LLP, in form and substance reasonably satisfactory to the Company, dated the Effective Time, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing as of the Effective Time, for federal income tax purposes:

             (i) the Merger will constitute a "reorganization" within the meaning of Section 368(a) of the Code, and the Company, Sub and Parent will each be a party to such reorganization within the meaning of
        Section 368(b) of the Code.

             (ii) no gain or loss will be recognized by Parent, Sub or the Company as a result of the Merger;

             (iii) no gain or loss will be recognized by the stockholders of the Company upon the exchange of their Company Common Stock solely for shares of Parent Common Stock pursuant to the Merger, except with respect to cash, if any, received in lieu of fractional shares of Parent Common Stock;

             (iv) the aggregate tax basis of the shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger (including fractional shares of Parent Common Stock for which cash is received) will be the same as the aggregate tax basis of the Company Common Stock exchanged therefor;

             (v) the holding period for shares of Parent Common Stock received solely in exchange for Company Common Stock pursuant to the Merger will include the holding period of the Company Common Stock exchanged therefor, provided such Company Common Stock was held as a capital asset by the stockholder at the Effective Time; and

             (vi) a stockholder of the Company who receives cash in lieu of a fractional share of Parent Common Stock will recognize gain or loss equal to the difference, if any, between such stockholder's tax basis in such fractional share (as described in clause (iv) above) and the amount of cash received.

     In rendering such opinion, counsel may rely upon representations of Parent (including, without limitation, representations contained in the Parent Tax Certificate), representations of the Company (including, without limitation, representations contained in the Company Tax Certificate) and representations by others.

                                  ARTICLE VIII

                           TERMINATION AND AMENDMENT

     Section 8.1. TERMINATION. This Agreement may be terminated at any time prior to the Effective Time (with respect to Sections 8.1(b) through 8.1(g), by written notice by the terminating party to the other party), whether before or after approval of the matters presented in connection with the Merger by the stockholders of the Company:

          (a)  by mutual written consent of Parent and the Company; or

          (b) by either Parent or the Company if the Merger shall not have been consummated by August 15, 1998 (provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date); or

          (c) by either Parent or the Company if a court of competent jurisdiction or other Governmental Entity shall have issued a final order, decree or ruling, or taken any other action, having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, and all appeals with respect to such order, decree, ruling or action have been exhausted or the time for appeal of such order, decree, ruling or action shall have expired (provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party which has not complied with its obligations under Section 6.7); or

          (d) by either Parent or the Company if, at the Stockholders Meeting (including any adjournment or postponement thereof), the requisite vote of the Company stockholders in favor of this Agreement and approval of the Merger shall not have been obtained (provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to the Company if it has not complied with its obligations under Sections 6.1, 6.2 and 6.6, and no termination shall be effective by the Company if it has not complied with its obligations under
     Section 8.3, if applicable, of this Agreement); or

          (e) by Parent if (i) the Board of Directors of the Company or any committee thereof shall have withdrawn or modified its recommendation of this Agreement or the Merger to the Company's stockholders in a manner adverse to Parent; (ii) an Alternative Transaction (as defined in Section 8.3(f)) involving the Company shall have taken place or the Board of Directors of the Company or any committee thereof shall have recommended such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of the Company or shall have publicly announced its intention to recommend such an Alternative Transaction (or a proposal or offer therefor) to the stockholders of the Company or to engage in an Alternative Transaction or shall have failed to recommend against such Takeover Proposal; or (iii) a tender offer or exchange offer for any of the outstanding shares of the Company Common Stock shall have been commenced or a registration statement with respect thereto shall have been filed (other than by Parent or an affiliate thereof) and the Board of Directors of the Company or any committee thereof shall have (A) recommended that the stockholders of the Company tender their shares in such tender or exchange offer or (B) publicly announced its intention to take no position with respect to such tender or exchange offer; or

          (f) by Parent if a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement shall have occurred which if uncured would cause any condition set forth in Sections 7.2(a)or 7.2(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by the Company of written notice of such breach from Parent; or

          (g) by the Company if a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement shall have occurred which if uncured would cause any conditions set forth in Section 7.3(a) or 7.3(b) not to be satisfied, and such breach is incapable of being cured or, if capable of being cured, shall not have been cured within twenty (20) business days following receipt by Parent of written notice of such breach from the Company; or

          (h) by the Company in accordance with Section 6.1(c); provided that in order for the termination of this Agreement pursuant to this paragraph
     (h) to be deemed effective, and as a condition thereto, the Company shall have complied with all provisions contained in Section 6.1, including the notice provisions therein, and with all the applicable requirements of
     Section 8.3, including the payment of the Termination Fee.

     Section 8.2. EFFECT OF TERMINATION. In the event of any termination of this Agreement pursuant to Section 8.1, there shall be no liability or obligation on the part of Parent, the Company, Sub, or any of their respective officers, directors, stockholders or affiliates, except as set forth in Section
8.3. The foregoing limitations shall not apply, and the remedies provided by
Section 8.3 shall not be exclusive, to the extent that such termination results from the willful breach by a party of any of its material representations, warranties, covenants or agreements in this Agreement. The provisions of Section
8.3 of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

     Section 8.3.  FEES AND EXPENSES.

          (a) Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, whether or not the Merger is consummated; provided, however, that Parent and the Company shall share equally all fees and expenses, other than attorneys' and accounting fees and expenses, incurred in relation to the printing and filing of the Proxy Statement (including any related preliminary materials) and the Registration Statement (including financial statements and exhibits) and any amendments or supplements thereto and the fee(s) required to be paid by Parent in connection with the filing(s) required under the HSR Act and applicable foreign laws (if any) in connection with the transactions contemplated by this Agreement; provided, further, that the amount of fees and expenses to be paid by the Company pursuant to the immediately preceding proviso shall not exceed two hundred thousand dollars ($200,000).

          (b) If any Takeover Proposal is made between the date hereof and the termination of this Agreement, and this Agreement is terminated (i) by Parent pursuant to Section 8.1(f), or (ii) by Parent or the Company pursuant to Section 8.1(d) as a result of the failure to receive the requisite vote for adoption of this Agreement and approval of the Merger by the stockholders of the Company at the Stockholders Meeting, then if an Alternative Transaction involving the Company shall take place or the Company shall enter into any letter of intent, agreement in principle, acquisition agreement or other similar agreement with respect to an Alternative Transaction (each, an "Acquisition Agreement") within twelve
     (12) months of such termination, then the Company shall pay to Parent a termination fee in the amount of twelve million dollars ($12,000,000) (the "Termination Fee") simultaneously with the earlier to occur of such Alternative Transaction or execution of such Acquisition Agreement.

          (c) If this Agreement is terminated by Parent pursuant to Section 8.1(e), then the Company shall pay to Parent the Termination Fee no later than one business day following such termination.

          (d)  If this Agreement is terminated by the Company pursuant to
     Section 8.1(h), then the Company shall pay to Parent the Termination Fee prior to, and as a condition to, effectiveness of such termination.

          (e) Any Termination Fee payable under this Section 8.3 shall be paid in immediately available funds.

          (f) As used in this Agreement, an "Alternative Transaction" involving the Company means (i) a transaction or series of transactions pursuant to which any person or group (as such term is defined under the Exchange Act), other than Parent or Sub, or any affiliate thereof (a "Third Party"), acquires (or would acquire upon completion of such transaction or series of transactions) more than thirty-five percent (35%) of the equity securities or voting power of the Company or any of its Subsidiaries, pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, consolidation, share exchange or other business combination involving the Company or any of its Subsidiaries pursuant to which any Third Party acquires ownership (or would acquire ownership upon consummation of such merger, consolidation, share exchange or other business combination) of more than thirty-five percent (35%) of the outstanding equity securities or voting power of the Company or any of its Subsidiaries or of the entity surviving such merger or business combination or resulting from such consolidation,
     (iii) any other transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of assets of the Company or any of its Subsidiaries (including, for this purpose, outstanding equity securities of Subsidiaries of such party) having a fair market value equal to more than thirty-five percent (35%) of the fair market value of all the consolidated assets of the Company immediately prior to such transaction or series of transactions, or (iv) any transaction or series of transactions pursuant to which any Third Party acquires (or would acquire upon completion of such transaction or series of transactions) control of the Board of Directors of the Company or by which nominees of any Third Party are (or would be) elected or appointed to a majority of the seats on the Board of Directors of the Company.

     Section 8.4. AMENDMENT. This Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of the Company, but, after any such approval, no amendment shall be made which by law requires further approval by such stockholders without such further approval. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

     Section 8.5. EXTENSION; WAIVER. At any time prior to the Effective Time, the parties hereto, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto,
(ii) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party.

                                   ARTICLE IX

                                 MISCELLANEOUS

     Section 9.1. NONSURVIVAL OF REPRESENTATIONS, WARRANTIES AND
AGREEMENTS. None of the representations, warranties and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Closing and the Effective Time, except for the agreements contained in Section 6.14 (Indemnification), this Article IX, the Company Affiliate Letters delivered pursuant to Sections 3.17 and 6.11, the Parent Tax Certificate, the Company Tax Certificate and any other agreement contemplated by this Agreement which, by its terms, does not terminate until a later date.

     Section 9.2. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

          (a) if to Parent or Sub, to:

          Tellabs, Inc.
          4951 Indiana Avenue
          Lisle, Illinois 60532
          Attention: General Counsel
          Facsimile No.: (630) 512-7293

          with a copy to:

          Sidley & Austin
          One First National Plaza
          Chicago, Illinois 60603
          Attention: Thomas A. Cole and
                     Imad I. Qasim
          Facsimile No.: (312) 853-7036

          (b) if to the Company, to:

           Coherent Communications Systems Corporation
           45085 University Drive
           Ashburn, Virginia 20147
           Attention: Daniel L. McGinnis
                      Chief Executive Officer
           Facsimile No.: (703) 729-3345

           with a copy to:

           Morgan Lewis & Bockius LLP
           2000 One Logan Square
           Philadelphia, PA 19103
           Attention: N. Jeffrey Klauder
           Facsimile No.: (215) 963-5299

     Section 9.3. INTERPRETATION. When a reference is made in this Agreement to an Article or a Section, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation."

     Section 9.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

     Section 9.5. ENTIRE AGREEMENT; NO THIRD PARTY BENEFICIARIES. This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement (other than Section 7 thereof) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof. Except as provided in Section 6.14 and Section 6.17, this Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     Section 9.6. GOVERNING LAW. This Agreement shall be governed and construed, and any controversy arising out of or otherwise relating to the Agreement shall be determined, in accordance with the internal laws of the State of Delaware without regard to conflicts of law rules thereof. Each party hereto consents and submits to the exclusive jurisdiction of the courts of the State of Delaware and the courts of the United States located in such state for the adjudication of any action, suit, proceeding, claim or dispute arising out of or otherwise relating to this Agreement.

     Section 9.7. ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties, and any attempted assignment thereof without such consent shall be null and void. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

     IN WITNESS WHEREOF, Parent, Sub and the Company have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the date first written above.

                                          TELLABS, INC.

                                          By:   /s/ MICHAEL J. BIRCK
                                          Name: Michael J. Birck
                                          Title: President and Chief Executive
                                          Officer

                                          CARDINAL MERGER CO.

                                          By:   /s/ MICHAEL J. BIRCK
                                          Name: Michael J. Birck
                                          Title: President

                                          COHERENT COMMUNICATIONS SYSTEMS
                                          CORPORATION

                                          By:   /s/ DANIEL L. MCGINNIS
                                          Name: Daniel L. McGinnis
                                          Title: Chief Executive Officer

                                   EXHIBIT A

                       Affiliate Letter for Affiliates of
                  Coherent Communications Systems Corporation

February     , 1998

Tellabs, Inc.
4951 Indiana Avenue
Lisle, Illinois 60532

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Coherent Communications Systems Corporation, a Delaware corporation (the "Company"), as the term "affiliate" is (i) defined for purposes of paragraphs (c) and (d) of Rule 145 of the rules and regulations (the "Rules and Regulations") of the Securities and Exchange Commission (the "Commission") under the Securities Act of 1933, as amended (the "Act"), and/or (ii) used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Commission. Pursuant to the terms of the Agreement and Plan of Merger dated as of February 16, 1998 (the "Merger Agreement") among Tellabs, Inc., a Delaware corporation ("Parent"), Cardinal Merger Co., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and the Company, Sub will be merged with and into the Company (the "Merger"), with the Company surviving as a wholly-owned subsidiary of Parent. Capitalized terms used in this letter without definition shall have the meanings assigned to them in the Merger Agreement.

     As a result of the Merger, I may receive shares of common stock, par value $.01 per share, of Parent (the "Parent Shares") in exchange for shares of the Company's Common Stock, par value $.01 per share (the "Company Shares") owned by me or purchasable upon exercise of stock options.

     1.  I represent and warrant to, and covenant with, Parent as follows:

          A. I shall not make any sale, transfer or other disposition of any Parent Shares in violation of the Act or the Rules and Regulations.

          B. I have carefully read this letter and the Merger Agreement and have discussed the requirements of such documents and other applicable limitations upon my ability to sell, transfer or otherwise dispose of the Parent Shares, to the extent I felt necessary, with my counsel.

          C. I have been advised that the issuance of the Parent Shares to me pursuant to the Merger has been or will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, because at the time the Merger is submitted for a vote of the stockholders of the Company, (a) I may be deemed to be an "affiliate" of the Company and (b) the sale, transfer or other distribution by me of the Parent Shares has not been registered under the Act, I may not sell, transfer or otherwise dispose of the Parent Shares issued to me in the Merger unless (i) such sale, transfer or other disposition is made in conformity with the volume limitations and other conditions of Rule 145 promulgated by the Commission under the Act, (ii) such sale, transfer or other disposition has been registered under the Act or (iii) in the opinion of counsel reasonably acceptable to Parent, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

          D. I understand that Parent is under no obligation to register the sale, transfer or other disposition of any Parent Shares by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

          E. I will not, during the 30 days prior to the Effective Time, sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Company Shares or shares of the capital stock of Parent that I may hold and, furthermore, that I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the Parent Shares received by me in the Merger or any other shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings

                                      I-A-1
     report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations. Notwithstanding the foregoing, I understand that during the aforementioned period, subject to providing written notice to and obtaining the consent of Parent, which such consent shall not be unreasonably withheld, I will not be prohibited from de minimis dispositions and charitable contributions or bona fide gifts of the Parent Shares which, in each case, will not disqualify the accounting for the Merger as a pooling of interests.

     2. Execution of this letter should not be considered an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter, nor as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

     3. I understand that the Parent may cause to be placed on the certificates of the Parent Shares issued to me, or any substitutions therefor, a legend stating in substance:

          "The shares represented by this certificate were issued pursuant to a business combination which is being accounted for as a pooling of interests in a transaction to which Rule 145, promulgated under the Securities Act of 1933, as amended, applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933, as amended. The shares may not be sold, pledged or otherwise transferred nor may any owner reduce the owner's risk relative thereto in any other way (i) until such time as Tellabs, Inc. shall have published financial results covering at least 30 days of combined operations after [Closing Date] and (ii) except in accordance with an exemption from the registration requirement of the Securities Act of 1933, as amended."

                                          Very truly yours,

                                          Name:

Agreed and accepted this      day
of February, 1998, by
TELLABS, INC.

By:
    Name:
    Title:

                                      I-A-2

                                   EXHIBIT B

                       Affiliate Letter for Affiliates of
                                 Tellabs, Inc.

February     , 1998

Tellabs, Inc.
4951 Indiana Avenue
Lisle, Illinois 60532

Ladies and Gentlemen:

     I have been advised that as of the date of this letter I may be deemed to be an "affiliate" of Tellabs, Inc., a Delaware corporation ("Parent"), as the term "affiliate" is used in and for purposes of Accounting Series Releases 130 and 135, as amended, of the Securities and Exchange Commission ("Commission"). Pursuant to the terms of the Agreement and Plan of Merger dated as of February 16, 1998 (the "Merger Agreement") among Parent, Cardinal Merger Co., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and Coherent Communications Systems Corporation, a Delaware corporation (the "Company"), Sub will be merged (the "Merger") with and into the Company, with the Company surviving as a wholly-owned subsidiary of Parent. Capitalized terms not defined herein have the meaning specified in the Merger Agreement.

     I will not, during the 30 days prior to the Effective Time, sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to the shares that I may hold of the capital stock of Parent, including any purchasable upon exercise of stock options ("Parent Shares"). Furthermore, I will not sell, transfer or otherwise dispose of or reduce my risk (as contemplated by SEC Accounting Series Release No. 135) with respect to any shares of the capital stock of Parent until after such time as results covering at least 30 days of combined operations of the Company and Parent have been published by Parent, in the form of a quarterly earnings report, an effective registration statement filed with the Commission, a report to the Commission on Form 10-K, 10-Q, or 8-K, or any other public filing or announcement which includes the combined results of operations. Notwithstanding the foregoing, I understand that during the aforementioned period, subject to providing written notice to and obtaining the consent of Parent, which such consent shall not be unreasonably withheld, I will not be prohibited from de minimis dispositions and charitable contributions or bona fide gifts of the Parent Shares which, in each case, will not disqualify the accounting for the Merger as a pooling of interests.

                                          Very truly yours,

                                          Name:

Agreed and accepted this      day
of February, 1998, by

TELLABS, INC.

By:
    Name:
    Title:

                                      I-B-1

                                                                        ANNEX II

                        SAFEGUARD STOCKHOLDER AGREEMENT

     STOCKHOLDER AGREEMENT, dated as of February 16, 1998 (this "Agreement") by the undersigned stockholder (the "Stockholder") of Coherent Communications Systems Corporation, a Delaware corporation (the "Company"), for the benefit of Tellabs, Inc., a Delaware corporation ("Parent").

     WHEREAS, Parent, Cardinal Merger Co., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of February 16, 1998 (the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of the Common Stock, par value $.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock");

     WHEREAS, stockholder owns 4,843,342 shares of Company Common Stock (such shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

     1. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

     2. COVENANTS OF STOCKHOLDER. Until the termination of this Agreement in accordance with Section 5, Stockholder agrees as follows:

          (a) At the Stockholders Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any subsidiary thereof or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.

          (d) The Stockholder shall not, nor shall the Stockholder permit any affiliate, director, officer, employee, investment banker, attorney or other advisor or representative of the Stockholder to,

     (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e) The Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

     Stockholder makes the covenants and agreements contained in this Section 2 solely in Stockholder's capacity as a stockholder of the Company and nothing contained in this Agreement shall limit the ability of Stockholder, to the extent Stockholder is a director of the Company, to discharge Stockholder's fiduciary duties as a director of the Company under applicable law.

     3. THE SUBJECT SHARES. The Stockholder represents and warrants to Parent that (i) the Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, (ii) the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares and (iii) the Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

     4. AFFILIATES LETTER. Stockholder agrees to execute and deliver on a timely basis an Affiliate Letter in the form of Exhibit A to the Merger Agreement, when and if requested by Parent.

     5. TERMINATION. The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Section 8.1 thereof or the Effective Time; provided, however, that if the Merger Agreement is terminated pursuant to Sections 8.1(d), 8.1(e) or 8.1(f) of the Merger Agreement, this Agreement shall not terminate until 60 days following the termination of the Merger Agreement.

     6. FURTHER ASSURANCES. Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     7. SUCCESSORS, ASSIGNS AND TRANSFEREES BOUND. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

     8. REMEDIES. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

     9. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction. If in the opinion of Parent's independent accountants, any provision hereof would cause the Merger to be ineligible for "pooling of interest" accounting treatment, it shall be deemed to be ineffective and inapplicable.

     10. AMENDMENT. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.

     11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     12. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     13. TERMINATION OF LOAN AGREEMENT. The loan agreement between the Stockholder and the Company referenced in the Company's Proxy Statement for its 1997 Annual Meeting of Stockholders has been terminated and is of no force or effect and no amounts are owing to the Stockholder or the Company thereunder.

     14. TERMINATION OF ADMINISTRATIVE SERVICES AGREEMENT. The Stockholder agrees to take all necessary action to cause the Administrative Services Agreement dated as of May 7, 1997 between the Company and the Stockholder (the "Services Agreement") to be terminated effective immediately before the Effective Time (or such later time thereafter as may be requested by Parent, not to exceed one hundred eighty (180) days following the Effective Time) on terms that are reasonably satisfactory to Parent, which terms shall include that the Company shall have no continuing obligations under the such agreements following such termination and that the Stockholder shall not be entitled to receive any consideration in connection with such termination other than a termination fee, payable by the Company at the time of such termination, equal to the Services Fee (as defined in Section 3 of the Services Agreement) payable with respect to the period commencing on the date of such termination and ending on December 31, 1998. The Stockholder represents to Parent that a true and complete copy of such agreement has been delivered to Parent and that all amounts due to Stockholder from the Company thereunder up to and including January 1, 1998 have been paid in full.

                                          SAFEGUARD SCIENTIFICS, INC.

                                          By:   /s/ JAMES A. OUNSWORTH
                                             Name: James A. Ounsworth
                                             Title: Senior Vice President,
                                                    General Counsel and
                                                    Secretary

Accepted and Agreed to
as of the date noted above:

TELLABS, INC.

By:    /s/ MICHAEL J. BIRCK
   Name: Michael J. Birck
   Title: President and Chief
          Executive Officer

                                                                       ANNEX III

                         FORM OF STOCKHOLDER AGREEMENT

     STOCKHOLDER AGREEMENT, dated as of February 16, 1998 (this "Agreement") by the undersigned stockholder (the "Stockholder") of Coherent Communications Systems Corporation, a Delaware corporation (the "Company"), for the benefit of Tellabs, Inc., a Delaware corporation ("Parent").

     WHEREAS, Parent, Cardinal Merger Co., a Delaware corporation and a wholly-owned subsidiary of Parent ("Sub"), and the Company are entering into an Agreement and Plan of Merger, dated as of February 16, 1998 (the "Merger Agreement"), whereby, upon the terms and subject to the conditions set forth in the Merger Agreement, each issued and outstanding share of the Common Stock, par value $.01 per share, of the Company ("Company Common Stock") not owned directly or indirectly by Parent or the Company, will be converted into shares of Common Stock, par value $.01 per share, of Parent ("Parent Common Stock");

     WHEREAS, stockholder owns           shares of Company Common Stock (such
shares of Company Common Stock, together with any other shares of capital stock of the Company acquired by such Stockholder after the date hereof and during the term of this Agreement, being collectively referred to herein as the "Subject Shares"); and

     WHEREAS, as a condition to its willingness to enter into the Merger Agreement, Parent has required that the Stockholder agree, and in order to induce Parent to enter into the Merger Agreement the Stockholder has agreed, to enter into this Agreement.

     NOW, THEREFORE, in consideration of the promises and the mutual covenants and agreements set forth herein, the Stockholder agrees as follows:

     1. CAPITALIZED TERMS. Capitalized terms used in this Agreement that are not defined herein shall have such meanings as set forth in the Merger Agreement.

     2. COVENANTS OF STOCKHOLDER. Until the termination of this Agreement in accordance with Section 5, Stockholder agrees as follows:

          (a) At the Stockholders Meeting (or at any adjournment thereof) or in any other circumstances upon which a vote, consent or other approval with respect to the Merger or the Merger Agreement is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares in favor of the Merger, the adoption of the Merger Agreement and the approval of the terms thereof and each of the other transactions contemplated by the Merger Agreement.

          (b) At any meeting of stockholders of the Company or at any adjournment thereof or in any other circumstances upon which the Stockholder's vote, consent or other approval is sought, the Stockholder shall vote (or cause to be voted) the Subject Shares against (i) any merger agreement or merger (other than the Merger Agreement and the Merger), consolidation, combination, sale of substantial assets, reorganization, recapitalization, dissolution, liquidation or winding up of or by the Company or any subsidiary thereof or any other Takeover Proposal or (ii) any amendment of the Company's Certificate of Incorporation or Bylaws or other proposal or transaction involving the Company or any of its subsidiaries, which amendment or other proposal or transaction would in any manner impede, frustrate, prevent or nullify the Merger, the Merger Agreement or any of the other transactions contemplated by the Merger Agreement or change in any manner the voting rights of any class of capital stock of the Company. The Stockholder further agrees not to commit or agree to take any action inconsistent with the foregoing.

          (c) The Stockholder agrees not to (i) sell, transfer, pledge, assign or otherwise dispose of (including by gift) (collectively, "Transfer"), or enter into any contract, option or other arrangement (including any profit-sharing arrangement) with respect to the Transfer of the Subject Shares to any person or (ii) enter into any voting arrangement, whether by proxy, voting agreement or otherwise, in relation to the Subject Shares, and agrees not to commit or agree to take any of the foregoing actions.

          (d) The Stockholder shall not, nor shall the Stockholder permit any affiliate, director, officer, employee, investment banker, attorney or other advisor or representative of the Stockholder to,

                                      III-1

     (i) directly or indirectly solicit, initiate or encourage the submission of, any Takeover Proposal or (ii) directly or indirectly participate in any discussions or negotiations regarding, or furnish to any person any information with respect to, or take any other action to facilitate any inquiries or the making of any proposal that constitutes or may reasonably be expected to lead to, any Takeover Proposal.

          (e) The Stockholder shall use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with Parent in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by the Merger Agreement.

     Stockholder makes the covenants and agreements contained in this Agreement solely in Stockholder's capacity as a stockholder of the Company and nothing contained in this Agreement shall limit the ability of Stockholder, to the extent Stockholder is a director of the Company, to discharge Stockholder's fiduciary duties as a director of the Company under applicable law.

     7. THE SUBJECT SHARES. The Stockholder represents and warrants to Parent that (i) the Stockholder is the record and beneficial owner of, and has good and marketable title to, the Subject Shares, (ii) the Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares and (iii) the Stockholder has the sole right to vote, and the sole power of disposition with respect to, the Subject Shares, and none of the Subject Shares is subject to any voting trust, proxy or other agreement, arrangement or restriction with respect to the voting or disposition of such Subject Shares, except as contemplated by this Agreement.

     4. AFFILIATES LETTER. Stockholder agrees to execute and deliver on a timely basis an Affiliate Letter in the form of Exhibit A to the Merger Agreement, when and if requested by Parent.

     5. TERMINATION. The obligations of the Stockholder hereunder shall terminate upon the earlier of the termination of the Merger Agreement pursuant to Section 8.1 thereof or the Effective Time; provided, however, that if the Merger Agreement is terminated pursuant to Sections 8.1(d), 8.1(e) or 8.1(f) of the Merger Agreement, this Agreement shall not terminate until 60 days following the termination of the Merger Agreement.

     6. FURTHER ASSURANCES. Stockholder will, from time to time, execute and deliver, or cause to be executed and delivered, such additional or further consents, documents and other instruments as Parent may reasonably request for the purpose of effectively carrying out the transactions contemplated by this Agreement.

     7. SUCCESSORS, ASSIGNS AND TRANSFEREES BOUND. Any successor, assignee or transferee (including a successor, assignee or transferee as a result of the death of the Stockholder, such as an executor or heir) shall be bound by the terms hereof, and the Stockholder shall take any and all actions necessary to obtain the written confirmation from such successor, assignee or transferee that it is bound by the terms hereof.

     8. REMEDIES. The Stockholder acknowledges that money damages would be both incalculable and an insufficient remedy for any breach of this Agreement by it, and that any such breach would cause Parent irreparable harm. Accordingly, the Stockholder agrees that in the event of any breach or threatened breach of this Agreement, Parent, in addition to any other remedies at law or in equity it may have, shall be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance.

     9. SEVERABILITY. The invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of any other provision of this Agreement in such jurisdiction, or the validity or enforceability of any provision of this Agreement in any other jurisdiction. If in the opinion of Parent's independent accountants, any provision hereof would cause the Merger to be ineligible for "pooling of interest" accounting treatment, it shall be deemed to be ineffective and inapplicable.

     10. AMENDMENT. This Agreement may be amended only by means of a written instrument executed and delivered by both the Stockholder and Parent.

                                      III-2

     11. GOVERNING LAW. This Agreement shall be governed by, and construed in accordance in accordance with, the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

     12. COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

                                          Name:

Accepted and Agreed to
as of the date noted above:

TELLABS, INC.

By:
    Name:
    Title:

                                      III-3

                                                                        ANNEX IV

                                                         [BAIRD LETTERHEAD/LOGO]

                                                               February 16, 1998

Board of Directors
Coherent Communications Systems Corporation
45085 University Drive
Ashburn, VA 20147-2745

Gentlemen:

     Coherent Communications Systems Corporation (the "Company") proposes to enter into an Agreement and Plan of Merger (the "Agreement") with Tellabs, Inc. ("Parent") and Cardinal Merger Co., a wholly owned subsidiary of Parent ("Sub"). Pursuant to the Agreement, at the Effective Time (as defined in the Agreement), Sub will be merged with and into the Company (the "Merger") and each issued and outstanding share of common stock, par value $.01 per share ("Company Common Stock"), of the Company (other than shares owned by the Company, Parent or Sub, or any of their respective direct or indirect wholly owned subsidiaries) will be converted solely into the right to receive 0.72 of one share of common stock, par value $.01 per share ("Parent Common Stock"), of Parent (the "Exchange Ratio").

     You have requested our opinion as to the fairness, from a financial point of view, of the Exchange Ratio to the holders of Company Common Stock (other than Parent and its affiliates).

     Robert W. Baird & Co. Incorporated ("Baird"), as part of its investment banking business, is engaged in the evaluation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes.

     In conducting our investigation and analysis and in arriving at our opinion herein, we have reviewed such information and taken into account such financial and economic factors as we have deemed relevant under the circumstances. In that connection, we have, among other things: (i) reviewed certain internal information, primarily financial in nature, including projections, concerning the business and operations of the Company and the Parent furnished to us for purposes of our analysis, as well as publicly available information including but not limited to the Company's and the Parent's recent filings with the Securities and Exchange Commission (the "SEC") and equity analyst research reports prepared by various investment banking firms including Baird; (ii) reviewed the February 16, 1998 Agreement in the form presented to the Company's Board of Directors; (iii) compared the historical market prices and trading activity of the Company Common Stock and Parent Common Stock with those of certain other publicly traded companies we deemed relevant; (iv) compared the financial position and operating results of the Company and Parent with those of other publicly traded companies we deemed relevant; and (v) compared the proposed financial terms of the Merger with the financial terms of certain other business combinations we deemed relevant. We have held discussions with members of the Company's and Parent's respective senior managements concerning the Company's and Parent's historical and current financial condition and operating results, as well as the future prospects of the Company and Parent, respectively. We have not been requested to, and did not, solicit third party indications of interest in acquiring all or any part of the Company. We have also considered such other information, financial studies, analysis and investigations and financial, economic and market criteria which we deemed relevant for the preparation of this opinion.

     In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information that was publicly available or provided us by or on behalf of the Company and the Parent, and have not been engaged to independently verify any such information. We have assumed, with your consent, (i) that all material assets and liabilities (contingent or otherwise, known or unknown) of the

Company and the Parent are as set forth in their respective financial statements and (ii) the Merger will be accounted for under the pooling-of-interests method. We have also assumed that the financial forecasts examined by us were reasonably prepared on bases reflecting the best available estimates and good faith judgments of the Company's and Parent's respective senior managements as to future performance of the Company and Parent, respectively. In conducting our review, we have not undertaken nor obtained an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company and Parent nor have we made a physical inspection of the properties or facilities of the Company or Parent. Our opinion necessarily is based upon economic, monetary and market conditions as they exist and can be evaluated on the date hereof, and does not predict or take into account any changes which may occur, or information which may become available, after the date hereof. Furthermore, we express no opinion as to the price or trading range at which any of the Company's or Parent's securities (including the Company Common Stock and Parent Common Stock) will trade following the date hereof.

     Our opinion has been prepared at the request and solely for the information of the Board of Directors of the Company, and shall not be used for any other purpose or disclosed to any other party without the prior written consent of Baird; provided, however, that this letter may be reproduced in full in the Proxy Statement/Prospectus, to be provided to the Company's stockholders in connection with the Merger. This opinion does not address the relative merits of the Merger and any other potential transactions or business strategies considered by the Company's Board of Directors, and does not constitute a recommendation to any shareholder of the Company as to how any such shareholder should vote with respect to the Merger. In the past, Baird has performed investment banking services for Safeguard Scientifics, Inc., an affiliate of the Company, for which Baird has received its customary compensation. Baird will receive a fee for rendering this opinion.

     In the ordinary course of our business, we may from time to time trade the securities of the Company or Parent for our own account or the accounts of our customers and, accordingly, may at any time hold long or short positions in such securities.

     Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Exchange Ratio is fair, from a financial point of view, to the holders of Company Common Stock (other than Parent and its affiliates).

Very truly yours,

ROBERT W. BAIRD & CO. INCORPORATED

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Tellabs By-Laws provide, among other things, that each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was a director or officer of Tellabs, or is or was serving at the request of Tellabs as a director, officer, employee, fiduciary or agent of another corporation or of a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless by Tellabs as provided in the Tellabs By-Laws and to the fullest extent which it is empowered to do so by the DGCL against all expense, liability and loss (including attorneys' fees) actually and reasonably incurred by such person in connection with such action, suit or proceeding, and such indemnification shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, subject to certain conditions, Tellabs shall indemnify any such person seeking indemnification in connection with an action, suit or proceeding, whether civil, criminal, administrative or investigative, initiated by such person only if such action, suit or proceeding was authorized by the Tellabs Board. The right to indemnification under the Tellabs By-Laws is a contract right and, subject to certain conditions, includes the right to be paid by Tellabs the expenses incurred in defending any such action, suit or proceeding in advance of its final disposition. The Tellabs By-Laws further provide that the indemnification and payment of expenses incurred provided therein shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled.

     Section 145 of the DGCL authorizes indemnification by Tellabs of directors and officers under the circumstances provided in the provisions of the Tellabs By-Laws described above, and requires such indemnification for expenses actually and reasonably incurred to the extent a director or officer is successful in the defense of any action, or any claim, issue or matter therein.

     Tellabs has purchased insurance which purports to insure Tellabs against certain costs of indemnification which may be incurred by it pursuant to the Tellabs By-Laws and to insure the officers and directors of Tellabs, and of its subsidiary companies, against certain liabilities incurred by them in the discharge of their functions as such officers and directors except for liabilities resulting from their own malfeasance.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) The following is a list of Exhibits included as part of this Registration Statement. Tellabs agrees to furnish supplementally a copy of any omitted schedule to the SEC upon request. Items marked with an asterisk are filed herewith.

   2.1  --   Agreement and Plan of Merger dated as of February 16, 1998 among Tellabs, Inc., Cardinal Merger Co. and Coherent
             Communications Systems Corporation (included as Annex I to the Proxy Statement/Prospectus).
   4.1  --   Restated Certificate of Incorporation of Tellabs, Inc.,
             dated June 24, 1992, is hereby incorporated by reference to
             Exhibit No. 3.1 of Tellabs' Quarterly Report on Form 10-Q
             for the quarter ended June 30, 1995.
   4.2  --   Amended and Restated By-Laws of Tellabs, Inc., as amended
             January 27, 1993, are hereby incorporated by reference to
             Exhibit No. 3.2 to Tellabs' Annual Report on Form 10-K for
             the year ended January 1, 1993.
   4.3  --   The instruments defining the rights of holders of long-term debt securities of Tellabs and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.
             Tellabs hereby agrees to furnish copies of these instruments to the SEC upon request.
  *5.1  --   Opinion of Carol Coghlan Gavin, Vice President and General
             Counsel of Tellabs, as to the legality of the securities
             being registered.
  *8.1  --   Opinion of Sidley & Austin, as to certain United States
             federal income tax consequences of the Merger.

                                    Part II-1

     *8.2  --         Opinion of Morgan, Lewis & Bockius LLP, as to certain United States federal income tax consequences of the Merger.
    *23.1  --         Consent of Ernst & Young LLP
    *23.2  --         Consent of KPMG Peat Marwick LLP
    *23.3  --         Consent of Grant Thornton LLP
     23.4  --         Consent of Carol Coghlan Gavin (included in Exhibit 5.1 to this Registration Statement).
     23.5  --         Consent of Sidley & Austin (included in Exhibit 8.1 to this Registration Statement).
     23.6  --         Consent of Morgan, Lewis & Bockius LLP (included in Exhibit 8.2 to this Registration
                      Statement).
    *24.1  --         Powers of Attorney.
    *99.1  --         Form of proxy card to be mailed to holders of Coherent Common Stock.

     (b)  Not applicable.

     (c) The opinion of Robert W. Baird & Co. Incorporated is included as Annex IV to the Proxy Statement/Prospectus.

ITEM 22.  UNDERTAKINGS.

     (a) The undersigned Registrant hereby undertakes: (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

    (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

    (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar amount of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

    (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

     (c) (1) The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer

                                    Part II-2
undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

             (2) The Registrant undertakes that every prospectus (i) that is filed pursuant to the paragraph immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (d) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     (e) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

     (f) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                    Part II-3

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Lisle, State of Illinois, on April 7, 1998.

                                          TELLABS, INC.

                                          BY:     /s/ MICHAEL J. BIRCK
                                                      Michael J. Birck
                                               President and Chief Executive
                                                           Officer

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

                   SIGNATURE                                     CAPACITY                     DATE
                   ---------                                     --------                     ----
              /s/ MICHAEL J. BIRCK                President, Chief Executive Officer      April 7, 1998
------------------------------------------------  and Director
                Michael J. Birck                  (Principal Executive Officer)

                       *                          Executive Vice President and Director   April 7, 1998
------------------------------------------------  (Principal Financial Officer)
               Peter A. Guglielmi

                       *                          Controller                              April 7, 1998
------------------------------------------------  (Principal Accounting Officer)
                J. Peter Johnson

                       *                          Director                                April 7, 1998
------------------------------------------------
             John D. Foulkes, Ph.D.

                       *                          Director                                April 7, 1998
------------------------------------------------
                Brian J. Jackman

                       *                          Director                                April 7, 1998
------------------------------------------------
             Frederick A. Krehbiel

                       *                          Director                                April 7, 1998
------------------------------------------------
         Stephanie Pace Marshall, Ph.D.

                       *                          Director                                April 7, 1998
------------------------------------------------
               William F. Souders

                       *                          Director                                April 7, 1998
------------------------------------------------
                Jan H. Suwinski

           *By: /s/ MICHAEL J. BIRCK
  -------------------------------------------
                Michael J. Birck
              As Attorney-in-Fact

                                    Part II-4

                               INDEX TO EXHIBITS

EXHIBIT                                                                  PAGE
  NO.                             DESCRIPTION                           NUMBER
-------                           -----------                           ------
  2.1     Agreement and Plan of Merger dated as of February 16, 1998 among Tellabs, Inc., Cardinal Merger Co. and Coherent
          Communications Systems Corporation (included as Annex I to the Proxy Statement/Prospectus).............................
  4.1     Restated Certificate of Incorporation of Tellabs, Inc.,
          dated June 24, 1992, is hereby incorporated by reference to
          Exhibit No. 3.1 of Tellabs' Quarterly Report on Form 10-Q
          for the quarter ended June 30, 1995.........................
  4.2     Amended and Restated By-Laws of Tellabs, Inc., as amended
          January 27, 1993, are hereby incorporated by reference to
          Exhibit No. 3.2 to Tellabs' Annual Report on Form 10-K for
          the year ended January 1, 1993..............................
  4.3     The instruments defining the rights of holders of long-term debt securities of Tellabs and its subsidiaries are omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K.
          Tellabs hereby agrees to furnish copies of these instruments to the SEC upon request.....................................
 *5.1     Opinion of Carol Coghlan Gavin, Vice President and General
          Counsel of Tellabs, as to the legality of the securities
          being registered............................................
 *8.1     Opinion of Sidley & Austin, as to certain United States
          federal income tax consequences of the Merger...............
 *8.2     Opinion of Morgan, Lewis & Bockius LLP, as to certain United
          States federal income tax consequences of the Merger........
*23.1     Consent of Ernst & Young LLP................................
*23.2     Consent of KPMG Peat Marwick LLP............................
*23.3     Consent of Grant Thornton LLP...............................
 23.4     Consent of Carol Coghlan Gavin (included in Exhibit 5.1 to this Registration Statement)................................
 23.5     Consent of Sidley & Austin (included in Exhibit 8.1 to this
          Registration Statement).....................................
 23.6     Consent of Morgan, Lewis & Bockius LLP (included in Exhibit
          8.2 to this Registration Statement).........................
*24.1     Powers of Attorney..........................................
*99.1     Form of proxy card to be mailed to holders of Coherent
          Common Stock................................................

                                    Part II-5